Filed Pursuant to Rule 424(b)(3)
File Number 333-194019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On November 24, 2013, First Wyoming Financial Corporation, or First Wyoming, and WSFS Financial Corporation, or WSFS, agreed to a strategic business combination in which First Wyoming will merge with and into WSFS. If the merger is completed, each share of First Wyoming common stock issued and outstanding immediately prior to the merger will be converted, at the election of the stockholder, into the right to receive either (i) cash in an amount equal to $60.00, referred to as the Cash Consideration, or (ii) 0.8484 of a share of WSFS common stock, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of First Wyoming common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of First Wyoming common stock, and each First Wyoming stockholder may elect to receive all Cash Consideration, all Stock Consideration or a combination of Cash Consideration and Stock Consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. We are sending you this proxy statement/prospectus to notify you of, and invite you to, the special meeting of First Wyoming stockholders being held to consider the Agreement and Plan of Reorganization dated as of November 24, 2013, as amended from time to time, which is referred to as the merger agreement, that First Wyoming has entered into with WSFS, and related matters, and to ask you to vote at the special meeting “FOR” approval of the merger agreement.

The special meeting of First Wyoming stockholders will be held on April 30, 2014, at 10:30 a.m., local time, at the main office of The First National Bank of Wyoming, located at 120 West Camden-Wyoming Avenue, Wyoming, DE 19934.

At the special meeting, you will be asked to approve the merger agreement. In the merger, First Wyoming will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger. In addition, under the merger agreement, The First National Bank of Wyoming, a national banking association and wholly owned subsidiary of First Wyoming, will be merged with and into Wilmington Savings Fund Society, FSB, or WSFS Bank, a federal savings bank and a wholly owned subsidiary of WSFS, simultaneously with the merger. You will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock, however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. WSFS is traded on the NASDAQ stock market. The following table presents the closing prices of WSFS common stock on November 22, 2013, the last trading day before public announcement of the merger, and on March 25, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of First Wyoming common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.8484 provided for in the merger agreement. This table also presents the implied value of the Cash Consideration proposed for each share of First Wyoming common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for WSFS.

	WSFS Common Stock (NASDAQ: WSFS)	Implied Value of One Share of First Wyoming Common Stock	Value of the Cash Consideration for One Share of First Wyoming Common Stock
At November 22, 2013	$72.35	$61.38	$60.00
At March 25, 2014	$70.41	$59.74	$60.00

Your vote is important. We cannot complete the merger unless First Wyoming’s stockholders approve the merger agreement. In order for the merger to be approved, the holders of a majority of the shares of First Wyoming common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

First Wyoming’s board of directors unanimously recommends that First Wyoming stockholders vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

This proxy statement/prospectus describes the First Wyoming stockholders’ meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 19, for a discussion of the risks relating to the proposed merger.

Joseph E. Chippie President and Chief Executive Officer First Wyoming Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either WSFS or First Wyoming, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is March 28, 2014, and it is first being mailed or otherwise delivered to First Wyoming stockholders on or about March 31, 2014.

FIRST WYOMING FINANCIAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of First Wyoming:

First Wyoming will hold a special meeting of stockholders at 10:30 a.m., local time, on April 30, 2014, at the main office of The First National Bank of Wyoming, located at 120 West Camden-Wyoming Avenue, Wyoming, DE 19934. The special meeting will be held for the purposes of allowing the stockholders of First Wyoming to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Reorganization dated as of November 24, 2013, by and between WSFS and First Wyoming, as amended from time to time, pursuant to which First Wyoming will merge with and into WSFS, as more fully described in the attached proxy statement/prospectus; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

We have fixed the close of business on March 28, 2014 as the record date for the special meeting. Only First Wyoming stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, the holders of a majority of the shares of First Wyoming common stock outstanding and entitled to vote must vote in favor of approval of the merger agreement.

Your vote is very important. We cannot complete the merger unless First Wyoming’s stockholders approve the merger agreement. Failure to vote will have the same effect as voting against the merger.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. If you hold stock in your name as a stockholder of record or hold a valid proxy from the holder of record and attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/prospectus provides a detailed description of the merger, the merger agreement and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of First Wyoming common stock, please contact Judy Cook, Vice President of Human Resources, The First National Bank of Wyoming at (302) 697-2666.

First Wyoming’s board of directors has approved the merger and the merger agreement and unanimously recommends that First Wyoming stockholders vote “FOR” approval of the merger agreement and “FOR” approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

Secretary Wyoming, Delaware March 28, 2014

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about WSFS from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by WSFS at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by WSFS in this proxy statement/prospectus, at no cost by contacting WSFS or First Wyoming, as the case may be, in writing or by telephone, at the following addresses:

WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Attention: Stephen Fowle Telephone: 302-792-6000	First Wyoming Financial Corporation 120 West Camden-Wyoming Avenue Wyoming, DE 19934 Attention: Judy Cook Telephone: 302-697-2666

You will not be charged for any of these documents that you request. First Wyoming stockholders requesting documents must do so by April 25, 2014 in order to receive them before the special meeting.

In addition, if you have questions about the merger or the First Wyoming special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Judy Cook, Vice President of Human Resources, The First National Bank of Wyoming, at the following address and telephone numbers:

First Wyoming Financial Corporation

120 West Camden-Wyoming Avenue

Wyoming, DE 19934

Attention: Judy Cook

Telephone: 302-697-2666

See “Where You Can Find More Information” beginning on page 86 for more details.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by WSFS, constitutes a prospectus of WSFS under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of WSFS common stock to be issued to the First Wyoming stockholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for First Wyoming. It also constitutes a notice of meeting with respect to the special meeting of First Wyoming stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated March 28, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to First Wyoming stockholders nor the issuance by WSFS of shares of WSFS common stock to First Wyoming stockholders in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding WSFS has been provided by WSFS and information contained in this proxy statement/prospectus regarding First Wyoming has been provided by First Wyoming.

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(continued)

Page
Conversion of Shares; Exchange of Certificates	54
Representations and Warranties	55
Covenants and Agreements	58
Agreement Not to Solicit Other Offers	63
First Wyoming Stockholder Meeting and Recommendation of First Wyoming’s Board of Directors	65
Conditions to Consummation of the Merger	65
Termination of the Merger Agreement	66
Effect of Termination	67
Termination Fee	67
Expenses and Fees	68
Amendment, Waiver and Extension of the Merger Agreement	68

ACCOUNTING TREATMENT	68

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	69

Tax Consequences of the Merger Generally	69
Cash Instead of Fractional Shares	71
Possible Treatment of Merger as a Taxable Transaction	71
Information Reporting and Backup Withholding	71
Certain Reporting Requirements	72

DESCRIPTION OF CAPITAL STOCK OF WSFS	73

Common Stock	73
Transfer Agent	73
Preferred Stock	73
Anti-takeover Effects	74

COMPARISON OF STOCKHOLDERS’ RIGHTS	76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIRST WYOMING	85

LEGAL MATTERS	86

EXPERTS	86

OTHER MATTERS	86

FIRST WYOMING 2014 ANNUAL MEETING	86

WHERE YOU CAN FIND MORE INFORMATION	86

ANNEX I: AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG WSFS FINANCIAL CORPORATION AND FIRST WYOMING FINANCIAL CORPORATION, DATED AS OF NOVEMBER 24, 2013
ANNEX II: NEVADA REVISED STATUTE SECTIONS 92A.300 THROUGH 92A.500, RIGHTS OF DISSENTING OWNERS
ANNEX III: FAIRNESS OPINION OF GERRISH MCCREARY SMITH, P.C.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE FIRST WYOMING SPECIAL MEETING

The following are some questions that you may have regarding the merger of First Wyoming into WSFS and the First Wyoming special meeting of stockholders, which is referred to as the First Wyoming special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the First Wyoming special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 86. Unless the context requires otherwise, references in this proxy statement/prospectus to WSFS refer to WSFS Financial Corporation, a Delaware corporation, and/or its consolidated subsidiaries, references in this proxy statement/prospectus to First Wyoming refer to First Wyoming Financial Corporation, a Nevada corporation, and/or its consolidated subsidiaries, and references in this proxy statement/prospectus to “we,” “our” and “us” refer to WSFS and First Wyoming collectively.

Q:	What am I being asked to vote on at the First Wyoming special meeting?

A:	WSFS and First Wyoming have entered into an Agreement and Plan of Reorganization dated as of November 24, 2013, as amended from time to time, which is referred to as the merger agreement, pursuant to which WSFS has agreed to acquire First Wyoming. Under the terms of the merger agreement, First Wyoming will merge with and into WSFS, with WSFS continuing as the surviving corporation of the merger, which is referred to as the merger. Also under the terms of the merger agreement, The First National Bank of Wyoming, a national banking association and wholly owned subsidiary of First Wyoming, will be merged with and into WSFS Bank simultaneously with the merger, which is referred to as the bank subsidiary merger. First Wyoming stockholders are being asked to approve the merger agreement and the transactions it contemplates, including the merger.

First Wyoming stockholders are also being asked to approve the adjournment of the First Wyoming special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, which is referred to as the adjournment proposal.

Q:	How does First Wyoming’s board of directors recommend I vote at the First Wyoming special meeting?

A:	First Wyoming’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	When and where is the First Wyoming special meeting?

A:	The First Wyoming special meeting will be held at the main office of The First National Bank of Wyoming, located at 120 West Camden-Wyoming Avenue, Wyoming, DE 19934, on April 30, 2014, at 10:30 a.m., local time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the First Wyoming special meeting. If you hold stock in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote your shares, following the instructions your bank or broker provides.

“Street name” stockholders who wish to vote at the First Wyoming special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What constitutes a quorum for the First Wyoming special meeting?

A:

The presence at the First Wyoming special meeting, in person or by proxy, of the holders of a majority of the First Wyoming common stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. If a quorum is not present, the First Wyoming special meeting will be postponed until the holders of the number of shares of First Wyoming common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of First Wyoming common stock will be counted for purposes of determining whether a quorum is present at the First Wyoming special meeting. If additional votes must be solicited to approve the merger agreement and the adjournment proposal is approved, it is expected that the First Wyoming special meeting will be adjourned to solicit additional proxies.

Q:	What is the vote required to approve each proposal at the First Wyoming special meeting?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Wyoming common stock outstanding and entitled to vote as of the close of business on March 28, 2014, the record date for the First Wyoming special meeting.

The adjournment proposal will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the First Wyoming special meeting.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for First Wyoming to obtain the necessary quorum to hold the First Wyoming special meeting. In addition, your failure to vote or failure to instruct your bank or broker how to vote will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of a majority of the shares of First Wyoming common stock outstanding and entitled to vote at the First Wyoming special meeting. First Wyoming’s board of directors unanimously recommends that you vote to approve the merger agreement.

Q:	What if I fail to vote, abstain from voting or fail to instruct my bank or broker?

A:	If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the First Wyoming special meeting and all of your shares will be voted “FOR” each of the proposals to be voted on at the First Wyoming special meeting.

If you fail to vote or mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you fail to vote or mark “ABSTAIN” on your proxy or fail to instruct your bank or broker with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

Q:	Can I attend the First Wyoming special meeting and vote my shares in person?

A:	Yes. All First Wyoming stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the First Wyoming special meeting. Holders of record of First Wyoming common stock can vote in person at the First Wyoming special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the First Wyoming special meeting. If you plan to attend the First Wyoming special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Wyoming special meeting is prohibited without First Wyoming’s express written consent.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Wyoming’s secretary, (3) voting again by telephone or the Internet or (4) attending the First Wyoming special meeting in person, notifying the secretary and voting by ballot at the First Wyoming special meeting. Attendance at the First Wyoming special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by First Wyoming after the vote will not affect the vote. The First Wyoming secretary’s mailing address is:

First Wyoming Financial Corporation

120 West Camden-Wyoming Avenue

Wyoming, DE 19934

Attention: Judy Cook

If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	What will happen in the merger?

A:	At the effective time of the merger, First Wyoming will merge with and into WSFS and WSFS will be the surviving entity. In addition, as a result of the merger, First Wyoming will cease to exist, and its businesses will be owned by WSFS, which will continue as a public company. In addition, The First National Bank of Wyoming will merge with and into WSFS Bank simultaneously with the merger, with WSFS Bank as the surviving entity.

Q:	What will I receive for my First Wyoming stock?

A:	In exchange for each of your shares of First Wyoming common stock, you may make an election to receive either (i) cash in an amount equal to $60.00, referred to as the Cash Consideration, or (ii) 0.8484 of a share of WSFS common stock, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of First Wyoming common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of First Wyoming common stock, including electing to receive the Cash Consideration for a portion of his or her shares of First Wyoming common stock and receive the Stock Consideration for the remainder of his or her shares of First Wyoming common stock. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus, except for elections for Split Election Shares (as defined in this proxy statement/prospectus). For example, if you hold 100 shares of First Wyoming common stock, you may elect to convert 30 shares of your First Wyoming common stock into the Cash Consideration and 70 shares of your First Wyoming common stock into the Stock Consideration (or any other combination), subject to the proration provisions described below.

No guarantee can be made that you will receive the amount of the Cash Consideration or the Stock Consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this proxy statement/prospectus, you may receive the Stock Consideration or the Cash Consideration in amounts that are different from the amounts you elect to receive.

Q:	How might the Merger Consideration I elect to receive be adjusted on a pro rata basis?

A:	Each holder of First Wyoming common stock is entitled to elect the form of consideration that he or she would like to receive for his or her shares of First Wyoming common stock, including electing to receive the Cash Consideration for a portion of his or her shares of First Wyoming common stock and receive the Stock Consideration for the remainder of his or her shares of First Wyoming common stock. A share for which an election to receive the Cash Consideration is made is referred to as a Cash Election Share and a share for which an election to receive the Stock Consideration is made is referred to as a Stock Election Share. Shares of First Wyoming common stock for which no election is made will be deemed to be Non-Election Shares. All such elections are subject to adjustment on a pro rata basis except for elections for Split Election Shares.

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of First Wyoming common stock are entitled to receive is $32,020,410, or the Maximum Cash Contribution. As a result, except for elections for Split Election Shares, all elections may be subject to proration depending on the elections made by other holders of First Wyoming common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 50% of the shares of First Wyoming common stock are treated as Cash Election Shares and 50% of the shares of First Wyoming common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares that are not Split Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares that are not Split Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Q:	Is the value of the per share consideration that I receive for my shares of First Wyoming common stock expected to be substantially equivalent regardless of which election I make?

A:	There will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to First Wyoming stockholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or First Wyoming common stock prior to the closing. The value of the Cash Consideration will not change. As result, the value of the Merger Consideration received by holders of First Wyoming common stock who receive the Cash Consideration may differ from the value of the Merger Consideration received by holders of First Wyoming common stock who receive the Stock Consideration.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the First Wyoming special meeting as a result of various factors that are beyond the control of WSFS and First Wyoming, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by First Wyoming stockholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the First Wyoming special meeting. Therefore, at the time of the First Wyoming special meeting you will not know the precise value of the Stock Consideration, if any, that you will receive at the effective time of the merger. You should obtain current market quotations for shares of WSFS common stock.

Q:	How do I make an election for the type of the Merger Consideration that I prefer to receive and when can I expect to receive the Merger Consideration?

A:

Each holder of record of First Wyoming common stock as of the close of business on the record date for notice of the First Wyoming special meeting of stockholders will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials at least 20 business days prior to the deadline for holders of First Wyoming common stock to elect the form of the Merger Consideration they want to receive. The deadline for holders of First Wyoming common stock to elect the form of the Merger Consideration they want to receive is 30 days after the closing date of the merger and is referred to as the election deadline. Each holder of First Wyoming common stock should specify in the election form (1) the number of shares of First Wyoming common stock which such stockholder elects to have exchanged for the Stock Consideration, (2) the number of shares of First Wyoming common stock such stockholder elects to have exchanged for the Cash Consideration, or (3) if such stockholder wishes to elect to receive the Stock Consideration for half of his or her shares of First Wyoming common stock and to receive the Cash Consideration for the remaining half of his or her shares of First Wyoming common stock (and, if the holder of First Wyoming common stock holds an odd number of shares of First Wyoming common stock, an election to receive either the Stock Consideration or the Cash Consideration for the remaining odd share of First Wyoming common stock), which are referred to as Split Election Shares. All such elections other than elections to receive Split Election Shares are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Shares of First Wyoming common stock for which an election is not made or that are not submitted by the election deadline are referred to as Non-Electing Shares. All Non-Electing Shares shall be entitled to receive the Stock Consideration, subject to adjustment as set forth in the merger agreement and described in this proxy statement/prospectus. Holders of First Wyoming common stock shall receive their Merger Consideration as promptly as practicable following the election deadline, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials.

Q:	What are the U.S. federal income tax consequences of the merger to First Wyoming stockholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and that First Wyoming and WSFS will each be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. Assuming that the merger so qualifies as a “reorganization,” which First Wyoming and WSFS anticipate, in general, for U.S. federal income tax purposes:

•	Holders of First Wyoming common stock who receive solely the Cash Consideration in the merger will generally recognize gain or loss;

•	Holders of First Wyoming common stock who receive solely the Stock Consideration in the merger generally will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of First Wyoming common stock); and

•	Holders of First Wyoming common stock who receive a combination of the Cash Consideration and the Stock Consideration in the merger will not generally recognize any loss but will generally recognize gain, if any, to the extent of any of the Cash Consideration received.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of First Wyoming common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Do I have dissenters’ rights in connection with the merger?

A:	Yes. Under Chapter 92A of the Nevada Revised Statutes, or the NRS, First Wyoming stockholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, First Wyoming stockholders must strictly follow the procedures prescribed by Nevada law. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page 49, and Sections 92A.300 through 92A.500 of the NRS are attached to this proxy statement/prospectus as Annex II. Holders of shares of First Wyoming common stock are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising the right to seek appraisals, holders of shares of First Wyoming common stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights. See the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page 49.

Q:	If I am a First Wyoming stockholder, should I send in my First Wyoming stock certificates now?

A:	No. Please do not send in your First Wyoming stock certificates with your proxy. After the effective time of the merger, an exchange agent designated by WSFS will send you instructions for exchanging First Wyoming stock certificates for the Merger Consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 54.

Q:	What should I do if I hold my shares of First Wyoming common stock in book-entry form?

A:	An exchange agent designated by WSFS, or your broker or bank, will send you instructions for exchanging your shares of First Wyoming common stock for the Merger Consideration.

Q:	Who may I contact if I cannot locate my First Wyoming stock certificate(s)?

A:	If you are unable to locate your original First Wyoming stock certificate(s), you should contact Judy Cook, Vice President of Human Resources at The First National Bank of Wyoming at 120 West Camden-Wyoming Avenue, Wyoming, Delaware 19934. If you are unable to locate your First Wyoming stock certificate, the exchange agent may require the provision of a lost stock affidavit, a bond, or other documentation as may reasonably be required.

Q:	When do you expect to complete the merger?

A:	We expect to consummate the merger in the third quarter of 2014. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of First Wyoming’s stockholders at the First Wyoming special meeting and the necessary regulatory approvals and the other conditions to closing must be satisfied before the merger is consummated.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of First Wyoming common stock, please contact: Judy Cook, Vice President of Human Resources at The First National Bank of Wyoming at (302) 697-2666.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information” on page 86. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

As a result of the merger, First Wyoming Stockholders will have a right to elect to receive either 0.8484 of a share of WSFS common stock, referred to as the Stock Consideration, or $60.00 in cash, referred to as the Cash Consideration, or a combination of Stock Consideration and Cash Consideration (page 35).

We are proposing the merger of First Wyoming with and into WSFS, with WSFS continuing as the surviving corporation of the merger. If the merger is completed, each share of First Wyoming common stock issued and outstanding immediately prior to the merger will be converted, at the election of the stockholder, into the right to receive either (i) cash in an amount equal to $60.00, referred to as the Cash Consideration, or (ii) 0.8484 of a share of WSFS common stock, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of First Wyoming common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of First Wyoming common stock, which may be all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration. All such elections are subject to adjustment on a pro rata basis except for elections by holders of First Wyoming common stock to receive the Stock Consideration for half of their shares and the Cash Consideration for the remaining half of their shares (and, if the holder of First Wyoming common stock holds an odd number of shares, an election to receive either the Stock Consideration or the Cash Consideration for the remaining odd share of First Wyoming common stock), which are referred to as Split Election Shares. Shares of First Wyoming common stock for which an election is not made or that are not submitted by the election deadline are referred to as Non-Electing Shares. All Non-Electing Shares shall be entitled to receive the Stock Consideration, subject to adjustment as set forth in the merger agreement and described in this proxy statement/prospectus. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of First Wyoming common stock will be entitled to receive cash in lieu thereof.

For example, a First Wyoming stockholder who holds 100 shares of First Wyoming common stock may elect to convert 30 shares of his or her First Wyoming common stock into Cash Election Shares and 70 shares of his or her First Wyoming common stock into Stock Election Shares (or any other combination), subject to the proration provisions described elsewhere in this proxy statement/prospectus.

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex I. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

First Wyoming’s Board of Directors Unanimously Recommends that First Wyoming Stockholders Vote “FOR” Approval of the Merger Agreement (page 30)

First Wyoming’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Wyoming and its stockholders. All but one of the six members of First Wyoming’s board of directors approved and adopted the merger agreement and the transactions contemplated thereby (including the merger). However, the one director voting against the merger and the merger agreement did not do so based on the merits of the transaction, but on his personal desire for First Wyoming to remain an independent corporation. The director voting against the merger and the merger agreement joins the other directors of First Wyoming in recommending the approval of the transaction to the First Wyoming stockholders. Accordingly, First Wyoming’s board of directors unanimously recommends that First Wyoming stockholders vote “FOR” approval of the merger agreement. For the factors considered by First Wyoming’s board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—First Wyoming’s Reasons for the Merger” beginning on page 37.

Gerrish McCreary Smith Consultants, LLC Has Provided an Opinion to First Wyoming’s Board of Directors Regarding the Acquisition of First Wyoming by WSFS (page 40 and Annex III)

On November 21, 2013, Gerrish McCreary Smith Consultants, LLC, which is referred to as GMS, First Wyoming’s financial advisor in connection with the merger, rendered its oral opinion to First Wyoming’s board of directors, and subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the acquisition of First Wyoming by WSFS pursuant to the merger agreement is fair, from a financial point of view, to the holders of shares of First Wyoming common stock.

The full text of GMS’ opinion, dated November 22, 2013, is attached as Annex III to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by GMS in rendering its opinion.

GMS’ opinion is directed to First Wyoming’s board of directors, addresses only the fairness, from a financial point of view, of the acquisition of First Wyoming by WSFS pursuant to the merger agreement, and does not address any other aspect of the merger or constitute a recommendation as to how any stockholder of First Wyoming should vote at any stockholder’s meeting held in connection with the merger.

For further information, please see the discussion under the caption “The Merger—Fairness Opinion of First Wyoming’s Financial Advisor,” beginning on page 40.

First Wyoming will Hold its Special Meeting on April 30, 2014 (page 30)

The First Wyoming special meeting will be held on April 30, 2014, at 10:30 a.m., local time, at the main office of The First National Bank of Wyoming, located at 120 West Camden-Wyoming Avenue, Wyoming, DE 19934. At the First Wyoming special meeting, First Wyoming stockholders will be asked to:

•	approve the merger agreement and the transactions it contemplates; and

•	approve the adjournment proposal, if necessary.

Only holders of record at the close of business on March 28, 2014 will be entitled to vote at the First Wyoming special meeting. Each share of First Wyoming common stock is entitled to one vote on each proposal to be considered at the First Wyoming special meeting. As of the record date, there were 1,067,347 shares of First Wyoming common stock entitled to vote at the First Wyoming special meeting. As of the record date, directors and executive officers of First Wyoming and their affiliates owned and were entitled to vote 158,423 shares of First Wyoming common stock, representing approximately 14.84 percent of the shares of First Wyoming common stock outstanding on that date. As of the record date, WSFS beneficially held no shares of First Wyoming common stock, and WSFS’ directors and executive officers and their affiliates held no shares of First Wyoming common stock.

To approve the merger agreement, holders of a majority of the outstanding shares of First Wyoming common stock entitled to vote at the First Wyoming special meeting must vote in favor of approving the merger agreement. Because approval is based on the affirmative vote of a majority of the shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the merger agreement, or abstention will have the same effect as a vote against approval of the merger agreement.

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the First Wyoming special meeting. A failure to vote, failure to instruct your bank or broker with respect to the adjournment proposal, or abstention will have no effect on the adjournment proposal.

First Wyoming’s Directors and Certain Officers have entered into Noncompetition and/or Voting Agreements (page 31)

As an inducement to and condition of WSFS’ willingness to enter in the merger agreement, each of the directors of First Wyoming have entered into voting and non-competition agreements with First Wyoming and WSFS pursuant to which such directors have agreed to vote (or cause to be voted) the shares of First Wyoming common stock beneficially owned by them in favor of approval of the merger agreement and the transactions it contemplates at any First Wyoming stockholders’ meeting held in connection with the merger. Similarly, certain officers of First Wyoming have entered into voting agreements with First Wyoming and WSFS pursuant to which such officers have agreed to vote (or cause to be voted) the shares of First Wyoming common stock beneficially owned by them in favor or approval of the merger agreement and the transactions it contemplates at any First Wyoming stockholder’s meeting held in connection with the merger. In addition, such directors and officers have agreed, by execution of their agreements, to vote their shares of First Wyoming common stock against any other proposal to acquire at least 20% of the outstanding shares or assets of First Wyoming. The number of shares of First Wyoming common stock that are beneficially owned and entitled to vote by directors and officers of First Wyoming that have signed voting and noncompetition agreements is 158,283, or 14.83% of the total shares of First Wyoming common stock outstanding on the record date.

First Wyoming’s Directors and Officers May Have Financial Interests in the Merger That Differ From Your Interests (page 48)

First Wyoming stockholders should be aware that some of First Wyoming’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of First Wyoming stockholders generally. Some of these interests include that, pursuant to the terms of the merger agreement, effective as of the consummation of the merger, WSFS and WSFS Bank will combine the existing Kent County and Sussex County advisory boards to form the Southern Delaware Advisory Board, and WSFS Bank’s appointee, Joshua M. Twilley, will become its chairperson. Mr. Twilley is currently chairman of the board of directors of First Wyoming. Mr. Twilley also may enter into a consulting arrangement with WSFS pursuant to which he will receive cash consulting fees from WSFS. These interests and arrangements may create potential conflicts of interest. The First Wyoming board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger, and in recommending that First Wyoming’s stockholders vote in favor of approval of the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of First Wyoming’s Directors and Executive Officers in the Merger” beginning on page 48.

First Wyoming’s Stockholders May Exercise Dissenters’ Rights (page 49)

Under Chapter 92A of the NRS, First Wyoming stockholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, First Wyoming stockholders must strictly follow the procedures prescribed by Nevada law. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page 49, and Sections 92A.300 through 92A.500 of the NRS are attached to this proxy statement/prospectus as Annex II.

Regulatory Approvals Required for the Merger (page 51)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the merger agreement. These regulatory determinations include the approval of the Office of the Comptroller of the Currency, which is referred to as the OCC, for the bank merger, and a waiver from the Board of Governors of the Federal Reserve System, which is referred to as the Federal Reserve Board, for the merger, among others. WSFS and First Wyoming have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations.

Although we do not know of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 65)

Currently, we expect to consummate the merger in the third quarter of 2014. As more fully described in this proxy statement/prospectus and in the merger agreement, consummation of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the merger include, among others:

•	approval of the merger agreement by First Wyoming’s stockholders;

•	receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on WSFS);

•	absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the declaration of effectiveness by the SEC of WSFS’ registration statement on Form S-4 registering the WSFS common stock issuable to First Wyoming stockholders, with no stop orders suspending the effectiveness thereof having been issued;

•	authorization of the shares of WSFS common stock to be issued in the merger for listing on the NASDAQ Global Select Market, which is referred to as NASDAQ;

•	accuracy of each party’s representations and warranties in the merger agreement, generally subject to specified materiality standards;

•	performance in all material respects of each party’s obligations under the merger agreement including the continued employment of Joseph Chippie, John Coleman and Robert Faries and the formation by WSFS of the Southern Delaware Advisory Board; and

•	receipt by each party of an opinion of counsel, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 66)

We may mutually agree to terminate the merger agreement before completing the merger, even after receiving First Wyoming stockholder approval.

In addition, either of us may decide to terminate the merger agreement if:

•

any regulatory authority which must grant a required regulatory approval has denied approval of the transactions contemplated by the merger agreement, and this denial has become final and nonappealable, or a regulatory authority has issued a final nonappealable law or order prohibiting the consummation of the transactions contemplated by the merger agreement, if the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change such denial, law or order;

•	the First Wyoming stockholders fail to approve the merger agreement and the transactions contemplated thereby at the First Wyoming special meeting;

•	the merger has not been completed on or before November 24, 2014, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by the outside date is not caused by the terminating party’s breach of the merger agreement; or

•	any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled is not a result of the terminating party’s failure to perform, in any material respect, any of its material covenants or agreements in the merger agreement or such party’s material breach of any of its material representations or warranties contained in the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	First Wyoming’s board of directors fails to recommend the merger to, and the approval of the merger agreement by, the First Wyoming stockholders or changes its recommendation to the First Wyoming stockholders in a manner adverse to WSFS;

•	First Wyoming’s board of directors breaches its non-solicitation obligations or obligations with respect to other acquisition proposals set forth in the merger agreement in any respect adverse to WSFS; or

•	First Wyoming’s board of directors breaches its obligations to call, give notice of, convene and/or hold a stockholders’ meeting or to use reasonable best efforts to obtain the approval of First Wyoming stockholders.

In addition, First Wyoming may terminate the agreement if:

•	First Wyoming receives a superior proposal and enters into an acquisition agreement with respect to such superior proposal provided that concurrently with such termination, First Wyoming pays to WSFS a termination fee of $2.88 million; or

•	the price of WSFS common stock declines by more than 15% from $72.35 and underperforms an index of banking companies by more than 15% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of First Wyoming common stock who are to receive Stock Consideration in the merger.

Termination Fee (page 67)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by First Wyoming’s board of directors, First Wyoming may be required to pay WSFS a termination fee of $2.88 million. The termination fee could discourage other companies from seeking to acquire or merge with First Wyoming.

Board of Directors and Executive Officers of WSFS and WSFS Bank following the Effective Time of the Merger (page 48)

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of the surviving corporation of the merger. Pursuant to the terms of the merger agreement, effective as of the consummation of the merger, WSFS and WSFS Bank will combine the existing Kent County and Sussex County advisory boards to form the Southern Delaware Advisory Board, and WSFS Bank’s appointee, Joshua M. Twilley, will become its chairperson. Mr. Twilley is currently chairman of the board of directors of First Wyoming.

The Rights of First Wyoming Stockholders will Change as a Result of the Merger (page 76)

The rights of First Wyoming stockholders will change as a result of the merger due to differences in WSFS’ and First Wyoming’s governing documents. The rights of First Wyoming stockholders are governed by Nevada law and by First Wyoming’s amended and restated articles of incorporation and amended and restated bylaws, each as amended to date (which are referred to as First Wyoming’s articles of incorporation and bylaws, respectively). Upon the effective time of the merger, the rights of First Wyoming stockholders who receive the Stock Consideration will be governed by Delaware law and WSFS’ amended and restated certificate of incorporation and amended and restated bylaws (which are referred to as WSFS’ certificate of incorporation and bylaws, respectively). First Wyoming stockholders who receive solely the Cash Consideration will have their stockholder rights extinguished.

This proxy statement/prospectus contains descriptions of the material differences in stockholder rights under each of First Wyoming’s articles of incorporation and bylaws and WSFS’ certificate of incorporation and bylaws.

The Merger Is Intended to Be Tax-Free to Holders of First Wyoming Common Stock as to the Shares of WSFS Common Stock They Receive (page 69)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of WSFS and First Wyoming to complete the merger, each of WSFS and First Wyoming shall receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to a holder of First Wyoming common stock for U.S. federal income tax purposes who receives solely the Stock Consideration for all of his or her shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of WSFS common stock that such holder of First Wyoming common stock would otherwise be entitled to receive. If the holder of First Wyoming common stock receives solely the Cash Consideration for all of his or her shares, the holder of First Wyoming common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her shares of First Wyoming common stock as set forth below. If the holder of First Wyoming common stock receives a combination of Cash Consideration and Stock Consideration in the merger, the holder will not generally recognize any loss but will generally recognize gain, if any, to the extent of any Cash Consideration received. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

The U.S. federal income tax consequences described above may not apply to all holders of First Wyoming common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices of Securities (page 16)

WSFS common stock is listed on NASDAQ under the symbols “WSFS”. First Wyoming common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the Stock Consideration will fluctuate with the market price of WSFS common stock, however the Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration. The following table presents the closing prices of WSFS common stock on November 22, 2013, the last trading day before public announcement of the merger, and on March 25, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration proposed for each share of First Wyoming common stock converted into the Stock Consideration on those dates, as determined by multiplying the closing price of WSFS common stock on those dates by the exchange ratio of 0.8484 provided for in the merger agreement. This table also presents the value of the Cash Consideration proposed for each share of First Wyoming common stock converted into the Cash Consideration, which will remain a fixed amount regardless of any change in the market value of the Stock Consideration. We urge you to obtain current market quotations for WSFS.

	WSFS Common Stock (NASDAQ: WSFS)	Implied Value of One Share of First Wyoming Common Stock	Value of the Cash Consideration of One Share of First Wyoming Common Stock
At November 22, 2013	$72.35	$61.38	$60.00
At March 25, 2014	$70.41	$59.74	$60.00

WSFS Financial Corporation

WSFS is a Delaware corporation headquartered in Wilmington, Delaware. WSFS is a unitary savings and loan holding company under the Home Owners’ Loan Act of 1935, as amended. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.5 billion in assets on its balance sheet and $8.9 billion in fiduciary assets, including approximately $614 million in assets under management at December 31, 2013. WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name.

WSFS’ principal executive office is located at WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware, 19801, and its telephone number is 302-792-6000.

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 86.

First Wyoming Financial Corporation

First Wyoming is a Nevada corporation headquartered in Wyoming, Delaware and was incorporated in on December 6, 2005. First Wyoming is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and its principal subsidiary is The First National Bank of Wyoming.

At December 31, 2013, First Wyoming had total consolidated assets of approximately $302 million, total consolidated deposits of approximately $245 million and total consolidated stockholders’ equity of approximately $50 million.

First Wyoming’s principal executive offices are located at 120 West Camden-Wyoming Avenue Wyoming, Delaware 19934, and its telephone number is 302-697-2666.

Additional information about First Wyoming and its subsidiaries is included under the section “Information About First Wyoming” on page 28.

SELECTED CONSOLIDATED FINANCIAL DATA OF WSFS

The following table summarizes financial results achieved by WSFS for the periods and at the dates indicated and should be read in conjunction with WSFS’ consolidated financial statements and the notes to the consolidated financial statements contained in reports that WSFS has previously filed with the Securities and Exchange Commission, or the SEC. Historical financial information for WSFS can be found in its Annual Report on Form 10-K for the year ended December 31, 2013. See “Where You Can Find More Information” on page 86 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

WSFS Financial Corporation

(Dollars in Thousands, Except Per Share Data)

	As of December 31,
	2013	2012	2011	2010	2009
Total assets	$4,515,763	$4,375,148	$4,289,008	$3,953,518	$3,748,507
Net loans (1)	2,936,467	2,736,674	2,712,774	2,575,890	2,479,155
Reverse mortgage related assets	37,328	19,229	15,722	11,746	11,653
Investment securities (2)	132,343	50,203	43,215	53,137	46,048
Other investments	36,201	31,796	35,765	37,790	40,395
Mortgage-backed securities (2)	684,773	850,656	812,856	700,926	669,059
Total deposits	3,186,942	3,274,963	3,135,304	2,810,774	2,561,871
Borrowings (3)	759,830	515,255	656,609	680,595	787,798
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011
Senior Debt	55,000	55,000	—	—	—
Stockholders’ equity	383,050	421,054	392,133	367,822	301,800
Number of full-service branches	39	41	40	36	37

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Interest income	$146,922	$150,287	$158,642	$162,403	$157,730
Interest expense	15,334	23,288	32,605	41,732	53,086
Net interest income	131,588	126,999	126,037	120,671	104,644
Noninterest income	80,151	86,693	63,588	50,115	50,241
Noninterest expenses	132,929	133,345	127,477	109,332	108,504
Provision (benefit) for income taxes	24,756	16,983	11,475	5,454	(2,093)
Net Income	46,882	31,311	22,677	14,117	663
Dividends on preferred stock and accretion of discount	1,633	2,770	2,770	2,770	2,590
Net income (loss) allocable to common stockholders	45,249	28,541	19,907	11,347	(1,927)
Earnings (loss) per share allocable to common stockholders:
Basic	5.13	3.28	2.31	1.48	(0.30)
Diluted	5.06	3.25	2.28	1.46	(0.30)
Interest rate spread	3.51	3.39%	3.49%	3.47%	3.10%
Net interest margin	3.56	3.46	3.60	3.62	3.30
Efficiency ratio	62.42	62.19	66.85	63.61	69.56
Noninterest income as a percentage of total revenue (4)	37.64	40.43	33.34	29.16	32.21
Return on average assets	1.07	0.73	0.56	0.37	0.02
Return on average equity	11.60	7.66	5.96	4.21	0.24
Return on tangible common equity (5)	13.60	9.15	7.03	4.35	NM
Average equity to average assets	8.62	9.58	9.34	8.84	7.86
Tangible equity to assets	7.69	8.93	8.41	8.52	7.73
Tangible common equity to assets	7.69	7.72	7.18	7.18	6.31
Ratio of nonperforming assets to total assets	1.40	1.43	2.14	2.35	2.19

(1)	Includes loans held-for-sale.
(2)	Includes securities available-for-sale.
(3)	Borrowings consist of FHLB advances, securities sold under agreements to repurchase and other borrowed funds.
(4)	Computed on a fully tax-equivalent basis.
(5)	Not a meaningful calculation as there was a net loss for 2009.

MARKET PRICES AND DIVIDENDS

Stock Prices

The table below sets forth, for the calendar quarters indicated, the high and low closing prices per share of WSFS common stock of which trades on NASDAQ under the symbol “WSFS” and the quarterly cash dividends declared per share, for the calendar quarters indicated.

	WSFS Common Stock
	High	Low	Cash Dividends Declared
2012
First Quarter	$43.74	$36.02	$0.12
Second Quarter	$41.00	$35.98	$0.12
Third Quarter	$44.00	$38.66	$0.12
Fourth Quarter	$43.99	$41.12	$0.12
2013
First Quarter	$49.28	$43.75	$0.12
Second Quarter	$52.64	$46.81	$0.12
Third Quarter	$62.78	$53.45	$0.12
Fourth Quarter	$79.11	$58.02	$0.12
2014
First Quarter (through March 25, 2014)	$77.62	$67.57	$0.12

On November 22, 2013, the last trading day before public announcement of the merger, the closing sales price per share of WSFS common stock was $72.35 on NASDAQ. On March 25, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus, the closing sales price per share of WSFS common stock was $70.41 on NASDAQ.

First Wyoming stockholders are advised to obtain current market quotations for WSFS common stock. The market price of WSFS common stock will fluctuate between the date of this proxy statement/prospectus and the effective time of the merger. No assurance can be given concerning the market price of WSFS common stock before or after the effective date of the merger. Any change in the market price of WSFS common stock prior to the effective time of the merger will affect the market value of the Merger Consideration that First Wyoming’s stockholders who receive the Stock Consideration will receive upon the effective time of the merger. First Wyoming common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

Dividends

After the merger, WSFS currently expects to pay (when, as and if declared by WSFS’ board of directors) regular quarterly cash dividends of $0.12 per share. While WSFS currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on WSFS common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of WSFS.

As a holding company, WSFS is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to WSFS Bank limit the payment of dividends and other distributions by WSFS Bank to WSFS and may therefore limit WSFS’ ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of WSFS Bank to pay dividends to WSFS, or WSFS to pay dividends to its stockholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

First Wyoming currently does not pay dividends on its common stock and does not expect to pay any dividends for the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents referred to in this proxy statement/prospectus contain estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of nonperforming assets; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities, or MBS, due to low interest rates, and the related acceleration of premium amortization on prepayments on MBS due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties. Some of these risks and uncertainties are discussed herein, including under the heading “Risk Factors,” and in WSFS’ Form 10-K for the year ended December 31, 2013 and other documents filed by us with the SEC from time to time. Forward looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 18 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by WSFS for the year ended December 31, 2013, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on approval of the merger agreement.

Risks Relating to the Merger

Because the exchange ratio is fixed, the value of WSFS common stock issued to First Wyoming stockholders who receive the Stock Consideration for some or all of their shares will depend on the market price of WSFS common stock when the merger is completed.

Other than as described in this proxy statement/prospectus, there will be no adjustment to the fixed number of shares of WSFS common stock that will be issued to First Wyoming stockholders who receive the Stock Consideration based upon changes in the market price of WSFS common stock or First Wyoming common stock prior to the closing. The value of the Cash Consideration will not change. In addition, the merger agreement cannot be terminated due to a change in the price of WSFS common stock except if the price of WSFS common stock declines by more than 15% from $72.35 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of First Wyoming common stock who are to receive the Stock Consideration in the merger. As a result, the value of the Cash Consideration may differ from the value of the Stock Consideration. See “The Merger Agreement—Termination of the Merger Agreement” on page 66.

The market price of WSFS common stock at the time the merger is completed may vary from the price of WSFS common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the First Wyoming special meeting as a result of various factors that are beyond our control, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. On November 22, 2013, the last trading day before the execution date of the merger agreement, WSFS common stock closed at $72.35 per share, as reported on NASDAQ. From November 25, 2013, the day of the announcement of the proposed merger through March 25, 2014, the trading price of WSFS common stock ranged from a closing high of $79.11 per share to a closing low of $67.57 per share. If the market price of WSFS common stock at the completion of the merger is less than $70.73, the value of the Stock Consideration will be lower than $60.00, the value of the Cash Consideration.

First Wyoming and WSFS are working to complete the transaction as quickly as possible and expect to complete the merger in the third quarter of 2014. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. In addition to the approval of the merger agreement by First Wyoming stockholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the First Wyoming special meeting. Because the date when the transaction is completed will be later than the date of the First Wyoming special meeting, First Wyoming stockholders will not know the precise value of the Stock Consideration, if any, that they will receive at the effective time of the merger at the time they vote on the merger proposal. You should obtain current market quotations for shares of WSFS common stock before you vote.

The elections made by holders of First Wyoming common stock with respect to the types of Merger Consideration they would like to receive are subject to proration and there can be no assurance that a stockholder will receive the type of Merger Consideration he or she elects.

Each holder of First Wyoming common stock will be able to elect the type of consideration that he or she would like to receive for each of his or her shares of First Wyoming common stock, including electing to receive the Cash Consideration for a portion of his or her shares of First Wyoming common stock and receive the Stock Consideration for the remainder of his or her shares of First Wyoming common stock. A share of First Wyoming common stock for which an election to receive the Cash Consideration is made is referred to as a Cash Election Share and a share of First Wyoming common stock for which an election to receive the Stock Consideration is made is referred to as a Stock Election Share. Shares of First Wyoming common stock for which no election is made will be deemed to be Non-Election Shares. All such elections are subject to adjustment on a pro rata basis except for elections for Split Election Shares.

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of First Wyoming common stock are entitled to receive is $32,020,410, or the Maximum Cash Contribution. As a result, except for elections for Split Election Shares, all elections may be subject to proration depending on the elections made by other holders of First Wyoming common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 50% of the shares of First Wyoming common stock are treated as Cash Election Shares and 50% of the shares of First Wyoming common stock are treated as Stock Election Shares.

For example, if the aggregate of the Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares that are not Split Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate of the Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares that are not Split Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Accordingly, depending on the elections made by other First Wyoming stockholders, if a holder of First Wyoming common stock elects to receive all Cash Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Stock Consideration. If a holder of First Wyoming common stock elects to receive all Stock Consideration pursuant to the merger, such holder may receive a portion of the Merger Consideration due to such holder in the form of Cash Consideration. First Wyoming stockholders who make an election to receive the Stock Consideration for some of their shares and the Cash Consideration for the remainder of their shares may receive different amounts or proportions of the Stock Consideration and the Cash Consideration than they elected.

The market price of WSFS common stock after the merger may be affected by factors different from those affecting the shares of First Wyoming or WSFS currently.

Upon the effective time of the merger, holders of First Wyoming common stock who receive the Stock Consideration will become holders of WSFS common stock. WSFS’ business differs from that of First Wyoming, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of WSFS and First Wyoming. For a discussion of the business of First Wyoming, see “Information About First Wyoming” on page 28. For a discussion of the business of WSFS and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 86.

The fairness opinion obtained by First Wyoming from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the effective time of the merger.

As of the date of this proxy statement/prospectus, First Wyoming has not obtained an updated fairness opinion from GMS, First Wyoming’s financial advisor. Changes in the operations and prospects of First Wyoming or WSFS, general market and economic conditions, and other factors that may be beyond the control of First Wyoming and WSFS, and on which the fairness opinion was based, may alter the value of First Wyoming or WSFS or the prices of shares of First Wyoming common stock or WSFS common stock by the time the merger is completed. The opinion speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Therefore, because First Wyoming does not anticipate asking its financial advisor to update its opinion, the fairness opinion from GMS, dated November 22, 2013, does not address the fairness of the acquisition of First Wyoming by WSFS, from a financial point of view, at the effective time of the merger. The opinion is included as Annex III to this proxy statement/prospectus. For a description of the opinion that First Wyoming received from its financial advisor, please refer to “The Merger—Fairness Opinion of First Wyoming’s Financial Advisor” on page 40. For a description of the other factors considered by First Wyoming’s board of directors in determining to approve the merger, please refer to “The Merger—First Wyoming’s Reasons for the Merger” on page 37.

Some of the conditions to the merger may be waived by First Wyoming or WSFS without resoliciting stockholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by First Wyoming or WSFS, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Completion of the Merger.” If any conditions are waived, First Wyoming will evaluate whether an amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the board of directors of First Wyoming determines that resolicitation of stockholders is not warranted, First Wyoming and WSFS will have the discretion to complete the transaction without seeking further First Wyoming stockholder approval.

Some of the directors and officers of First Wyoming may have interests and arrangements that may have influenced their decisions to support the merger or recommend that you approve the merger agreement.

The interests of some of the directors and executive officers of First Wyoming may be different from those of holders of First Wyoming common stock, and directors and officers of First Wyoming may be participants in arrangements that are different from, or in addition to, those of holders of First Wyoming common stock. These interests are described in more detail in the section entitled “The Merger—Interests of First Wyoming’s Directors and Executive Officers in the Merger” beginning on page 48.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact First Wyoming.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the First Wyoming stockholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, WSFS and/or First Wyoming may terminate the merger agreement under certain circumstances even if the merger is approved by First Wyoming’s stockholders.

If the merger agreement is terminated, there may be various consequences. For example, First Wyoming’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and the restrictions on First Wyoming’s ability to do so under the merger agreement, without realizing any of the anticipated benefits of completing the merger, or the price of First Wyoming common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect First Wyoming’s business. If the merger agreement is terminated and First Wyoming’s board of directors seeks another merger or business combination, First Wyoming stockholders cannot be certain that First Wyoming will be able to find a party willing to pay the equivalent or greater consideration than that which WSFS has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by First Wyoming’s board of directors, First Wyoming may be required to pay WSFS a termination fee of $2.88 million.

Provisions of the merger agreement may deter alternative business combinations.

The merger agreement generally prohibits First Wyoming from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to the stockholders of First Wyoming when compared to the terms and conditions of the merger described in this proxy statement/prospectus. In addition, if the merger agreement is terminated, under certain specified circumstances, First Wyoming could be required to pay to WSFS a termination fee of $2.88 million. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of First Wyoming common stock than the transaction.

If the merger is not consummated, First Wyoming and WSFS will have incurred substantial costs that may adversely affect First Wyoming’s and WSFS’ financial results and operations.

First Wyoming and WSFS have incurred and will continue to incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of their respective financial advisors, accountants and attorneys. If the merger is not consummated, First Wyoming and WSFS will have incurred these costs from which they will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, First Wyoming may be required to pay WSFS a termination fee of $2.88 million.

Regulatory consents, non-objections and approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, First Wyoming and WSFS must obtain various approvals, consents, non-objections and waivers from, among others, the Federal Reserve Board and the OCC. These regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although WSFS and First Wyoming do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting the revenues of WSFS following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow WSFS to terminate the merger agreement and WSFS may exercise its right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 51.

First Wyoming and WSFS will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on First Wyoming and/or WSFS. These uncertainties may impair First Wyoming’s and/or WSFS’ ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with First Wyoming or WSFS to seek to change existing business relationships with First Wyoming or WSFS. First Wyoming employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect First Wyoming’s and/or WSFS’ financial results.

In addition, the merger agreement requires that, subject to certain exceptions, each of First Wyoming and WSFS operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement. See “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Effective Time of the Merger” beginning on page 58.

The tax consequences of the merger to a First Wyoming stockholder will be dependent upon the Merger Consideration received.

The tax consequences of the merger to a First Wyoming stockholder will depend upon the Merger Consideration that the stockholder receives. Assuming the merger qualifies as a nontaxable reorganization, a First Wyoming stockholder generally will not recognize any gain or loss on the conversion of shares of First Wyoming common stock solely into shares of WSFS common stock. However, a First Wyoming stockholder generally will be taxed if the stockholder receives Cash Consideration in exchange for shares of First Wyoming common stock or for any fractional share of WSFS common stock. For a detailed discussion of the tax consequences of the merger to First Wyoming stockholder generally, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69. Each First Wyoming stockholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the First Wyoming stockholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each First Wyoming stockholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each First Wyoming stockholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of WSFS common stock and cash received by the First Wyoming stockholder in the merger, and (ii) the First Wyoming stockholder’s adjusted tax basis in the shares of First Wyoming common stock exchanged therefor. The likely tax treatment of the merger will not be known until the closing date of the merger, as the aggregate value of the WSFS common stock to be received by First Wyoming stockholder will fluctuate with the market price of the WSFS common stock.

Risks Relating to WSFS’ Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

WSFS and First Wyoming have operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of WSFS and First Wyoming. To realize these anticipated benefits, after the effective time of the merger, WSFS expects to integrate First Wyoming’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect WSFS’ ability to successfully conduct its business in the markets in which First Wyoming now operates, which could have an adverse effect on WSFS’ financial results and the value of its common stock. If WSFS experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause First Wyoming or WSFS to lose current customers or cause current customers to remove their accounts from First

Wyoming or WSFS and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Wyoming and WSFS during this transition period and for an undetermined period after consummation of the merger.

WSFS may fail to realize the cost savings estimated for the merger.

WSFS estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While WSFS continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume WSFS’ ability to combine the businesses of WSFS and First Wyoming in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or WSFS is not able to combine successfully the two companies, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

The shares of WSFS common stock to be received by First Wyoming stockholders who receive the Stock Consideration in the merger will have different rights from the shares of First Wyoming common stock they currently hold.

Following the effective time of the merger, holders of First Wyoming common stock who receive the Stock Consideration will no longer be stockholders of First Wyoming, a Nevada corporation, but will instead be stockholders of WSFS, a Delaware corporation. The rights associated with First Wyoming common stock are different from the rights associated with WSFS common stock. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 76.

First Wyoming stockholders who receive the Stock Consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

First Wyoming stockholders currently have the right to vote in the election of the First Wyoming board of directors and on other matters affecting First Wyoming. When the merger occurs, each First Wyoming stockholder that receives the Stock Consideration will become a stockholder of WSFS with a percentage ownership of the combined organization that is much smaller than such stockholder’s current percentage ownership of First Wyoming. Because of this, First Wyoming stockholders will have less influence on the management and policies of WSFS than they now have on the management and policies of First Wyoming.

WSFS operates in a highly regulated environment, which could have a material and adverse impact on its operations and activities, financial condition, results of operations, growth plans and future prospects.

Banking is highly regulated under federal and state law. WSFS is subject to extensive regulation and supervision that governs almost all aspects of our operations.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. This system is intended primarily for the protection of the FDIC’s Deposit Insurance Fund and bank depositors, rather than WSFS’ stockholders and creditors. The banking agencies have broad enforcement power over bank and savings and loan holding companies as well as banks and savings banks, including the authority, among other things, to enjoin “unsafe or unsound” practices, require affirmative action to correct any violation or practice, issue administrative orders that can be judicially enforced, direct increases in capital, direct the sale of subsidiaries or other assets, limit dividends and distributions, restrict growth, assess civil monetary penalties, remove officers and directors, and, with respect to banks, terminate our charter, terminate our deposit insurance or place us into conservatorship or receivership. In general, these enforcement actions may be initiated for violations of laws and regulations or unsafe or unsound practices.

Compliance with the myriad laws and regulations applicable to WSFS can be difficult and costly. In addition, these laws, regulations and policies are subject to continual review by governmental authorities, and changes to these laws, regulations and policies, including changes in interpretation or implementation of these laws, regulations and policies, could affect us in substantial and unpredictable ways and often impose additional compliance costs. Further, any new laws, rules and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is referred to as the Dodd-Frank Act, could make compliance more difficult or expensive. All of these laws and regulations, and the supervisory framework applicable to our industry, could have a material adverse impact on WSFS’ operations and activities, financial condition, results of operations, growth plans and future prospects.

The short-term and long-term impact of the newly proposed regulatory capital rules is uncertain.

In July 2013, federal banking regulatory agencies issued final rules (in the case of the FDIC, interim final rules) for new capital requirements for banks that are consistent with the Basel III capital framework. Basel III creates a new regulatory capital standard based on tier 1 common equity and increases the minimum leverage and risk-based capital ratios applicable to all banking organizations. Basel III also changes how a number of the regulatory capital components are calculated. While the final rules will require WSFS to maintain higher regulatory capital standards in the future, it is not certain at this time how these new rules will ultimately affect WSFS. A significant increase in WSFS’ capital requirement could reduce its growth and profitability and could have a material adverse effect on its business, financial condition, results of operations and future prospects.

WSFS is subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Consumer Financial Protection Bureau, the Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on WSFS’ business, financial condition, results of operations and future prospects.

WSFS faces a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports when appropriate. In addition to other bank regulatory agencies, the federal Financial Crimes Enforcement Network of the Department of the Treasury is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the state and federal banking regulators, as well as the U.S. Department of Justice, Consumer Financial Protection Bureau, Drug Enforcement Administration, and Internal Revenue Service.

WSFS is also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control of the Department of the Treasury regarding, among other things, the prohibition of transacting business with, and the need to freeze assets of, certain persons and organizations identified as a threat to the national security, foreign policy or economy of the United States. If WSFS’ policies, procedures and systems are deemed deficient, WSFS would be subject to liability, including fines and regulatory actions, which may include restrictions on WSFS’ ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of WSFS’ business plan, including any acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for WSFS. Any of these results could have a material adverse effect on WSFS’ business, financial condition, results of operations and future prospects.

The laws that regulate WSFS’ operations are designed for the protection of depositors and the public, not its stockholders.

The federal and state laws and regulations applicable to WSFS’ operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the Deposit Insurance Fund and not for the purpose of protecting stockholders. These laws and regulations can materially affect WSFS’ future business. Laws and regulations now affecting WSFS may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

WSFS can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business. Legislative and regulatory changes may increase WSFS’ cost of doing business or otherwise adversely affect WSFS and create competitive advantages for non-bank competitors.

INFORMATION ABOUT WSFS

WSFS is parent to WSFS Bank, the seventh oldest bank and trust company in the United States continuously operating under the same name. A fixture in Delaware and contiguous areas of neighboring states community, WSFS Bank has been in operation for 182 years. In addition to its focus on stellar customer service, WSFS Bank has continued to fuel growth and remain a leader in our community. WSFS is a relationship-focused, locally-managed, community banking institution that has grown to become the largest independent bank or thrift holding company headquartered and operating in the State of Delaware, one of the top commercial lenders in the state, the third largest bank in terms of Delaware deposits and among the top trust companies in the country. For the seventh year in a row, our Associates (what WSFS calls its employees) ranked WSFS a “Top Workplace” in Delaware and for the second year in a row the Delaware News Journal’s readers voted us the “Top Bank” in the state. WSFS’ mission is simply stated: We Stand For Service.

WSFS’ core banking business is commercial lending funded by customer-generated deposits. WSFS has built a $2.4 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in its markets and offering a high level of service and flexibility typically associated with a community bank. WSFS funds this business primarily with deposits generated through commercial relationships and retail deposits in its 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1). WSFS also offers a broad variety of consumer loan products, retail securities and insurance brokerage services through our retail branches.

WSFS offers trust and wealth management services through Christiana Trust, Cypress Capital Management, LLC (Cypress), WSFS Investment Group brokerage and Private Banking group. The Christiana Trust division of WSFS Bank provides investment, fiduciary, agency and commercial domicile services from locations in Delaware and Nevada and has $8.9 billion in assets under administration. These services are provided to individuals and families as well as corporations and institutions. Christiana Trust provides these services to customers locally, nationally and internationally taking advantage of its branch facilities in Delaware and Nevada. Cypress is an investment advisory firm that manages over $600 million of portfolios for individuals, trusts, retirement plans and endowments. WSFS Investment Group, Inc. markets various third-party insurance products and securities through the Bank’s retail banking system.

WSFS’ Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $476 million in vault cash in more than 15,000 ATMs nationwide. They also provide online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales. Cash Connect also operates over 450 ATMs for WSFS Bank, which owns by far, the largest branded ATM network in Delaware.

As of December 31, 2013, on a consolidated basis, WSFS had total assets of approximately $4.5 billion, total loans of approximately $2.9 billion, total deposits of approximately $3.2 billion, and stockholders’ equity of approximately $383 million.

WSFS’ principal executive office is located at WSFS Bank Center 500 Delaware Avenue, Wilmington, DE, 19801, and its telephone number is (302) 792-6000.

Additional information about WSFS and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 86.

INFORMATION ABOUT FIRST WYOMING

First Wyoming is a bank holding company headquartered in Wyoming, Delaware. As of December 31, 2013, First Wyoming had total consolidated assets of approximately $302 million, total consolidated deposits of approximately $245 million, and total consolidated stockholders’ equity of approximately $50 million. First Wyoming’s strategic objective is to serve as a bank holding company for a community-based commercial bank serving primarily Kent County, Delaware, referred to herein as the Kent County Market. First Wyoming owns 100% of the capital stock of The First National Bank of Wyoming, a national bank with its headquarters in Wyoming, Delaware. First Wyoming and its subsidiary focus on meeting the financial service needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Kent County Market.

The First National Bank of Wyoming operates branches at six locations in Delaware, including one in Wyoming, two in Dover, one in Harrington, one in Felton, and one in Smyrna.

The First National Bank of Wyoming was established on March 9, 1909 and received deposit insurance from the FDIC beginning January 1, 1934. The First National Bank of Wyoming’s customer deposits are fully insured to the limits set by the FDIC.

First Wyoming’s principal executive offices are located at 120 West Camden Wyoming Avenue, Wyoming, Delaware 19934, and its telephone number is (302) 697-2666.

Through The First National Bank of Wyoming, First Wyoming offers a range of commercial and retail lending products to businesses, professionals and individuals in the Kent County Market. Commercial lending products include owner-occupied commercial real estate loans, interim construction loans, commercial loans (such as SBA guaranteed loans, business term loans, equipment financing and lines of credit) to a diversified mix of small and midsized businesses, and loans to professionals. Retail lending products include residential first and second mortgage loans, and consumer installment loans such as loans to purchase cars, boats and other recreational vehicles.

Deposits are First Wyoming’s principal source of funds for use in lending and other general banking purposes. First Wyoming provides a full range of deposit products and services, including a variety of checking and savings accounts, debit cards, online banking, eStatements and bank-by-mail and direct deposit services. First Wyoming also offers business accounts and management services, including business checking, business savings, and treasury management services. First Wyoming solicits deposits through its relationship-driven team of dedicated and accessible bankers and through community focused marketing.

As of June 30, 2013 (the most up-to-date information publicly available), The First National Bank of Wyoming held $241.7 million in deposits in the Kent County Market and ranked third in total deposits, with a total market share in the Kent County Market of 13.21%.

On March 17, 2011, The First National Bank of Wyoming entered into a Formal Agreement, referred to as the Formal Agreement, with the OCC. The Formal Agreement will remain in effect until it is modified or terminated by the OCC. By entering into the Formal Agreement, The First National Bank of Wyoming agreed to take certain measures in a number of areas, including, among other things and without limitation, the following: (i) ensuring its compliance with the provisions of the Formal Agreement; (ii) establishing an effective internal audit program; (iii) ensuring appropriate credit risk and loan portfolio management programs; (iv) adopting and implementing a written asset diversification program consistent with OCC guidance; (v) reviewing the adequacy of, and maintaining an adequate allowance for loan and lease losses; and (vi) developing and implementing a three-year capital plan, a written profit plan, and a three-year strategic plan.

The Formal Agreement also provides that The First National Bank of Wyoming will obtain prior regulatory approval before the payment of any dividends. The First National Bank of Wyoming has adopted and implemented the actions prescribed in the Formal Agreement and management believes The First National Bank of Wyoming is in substantial compliance with the Formal Agreement.

The capital plan submitted pursuant to the Formal Agreement requires The First National Bank of Wyoming to maintain a minimum Tier 1 leverage ratio of at least 11%, a Tier 1 risk-based capital ratio of at least 14% and a total risk-based capital ratio of at least 15%. At December 31, 2013, The First National Bank of Wyoming’s capital ratios exceeded such minimums set forth in the capital plan.

THE FIRST WYOMING SPECIAL MEETING

This section contains information for First Wyoming stockholders about the First Wyoming special meeting. We are mailing this proxy statement/prospectus to you, as a First Wyoming stockholder, on or about March 31, 2014. Together with this proxy statement/prospectus, we are also sending to you a notice of the First Wyoming special meeting and a form of proxy card that First Wyoming’s board of directors is soliciting for use at the First Wyoming special meeting and at any adjournments or postponements of the First Wyoming special meeting.

This proxy statement/prospectus is also being furnished by WSFS to First Wyoming stockholders as a prospectus in connection with the issuance of shares of WSFS common stock upon the effective time of the merger.

Date, Time and Place of First Wyoming Special Meeting

The First Wyoming special meeting will be held at the main office of The First National Bank of Wyoming, located at 120 West Camden-Wyoming Avenue, Wyoming, DE 19934, on April 30, 2014, at 10:30 a.m., local time.

Matters to Be Considered

At the First Wyoming special meeting, you will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement and the transactions it contemplates; and

•	the adjournment proposal, if necessary.

Recommendation of the First Wyoming Board of Directors

First Wyoming’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of First Wyoming and its stockholders and that the terms and conditions of the merger and the merger agreement are fair to its stockholders. All but one of First Wyoming’s six directors have approved the merger agreement and the transactions contemplated thereby. However, the one director voting against the merger and the merger agreement did not do so based on the merits of the transaction, but on his personal desire for First Wyoming to remain an independent corporation. The director voting against the merger and the merger agreement joins the other directors of First Wyoming in recommending the approval of the transaction to the First Wyoming stockholders. Accordingly, First Wyoming’s board of directors unanimously recommends that First Wyoming stockholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal, if necessary. See “The Merger—First Wyoming’s Reasons for the Merger” on page 37 for a more detailed discussion of the factors considered by First Wyoming’s board of directors in reaching its decision to approve the merger agreement.

Record Date and Quorum

First Wyoming’s board of directors has fixed the close of business on March 28, as the record date for determining the holders of First Wyoming common stock entitled to receive notice of and to vote at the First Wyoming special meeting.

As of the record date, there were 1,067,347 shares of First Wyoming common stock outstanding and entitled to vote at the First Wyoming special meeting held by approximately 403 holders of record. Each share of First Wyoming common stock entitles the holder to one vote at the First Wyoming special meeting on each proposal to be considered at the First Wyoming special meeting.

The presence at the First Wyoming special meeting, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. Shares that are present, or represented by a proxy, at the First Wyoming special meeting and any postponement or adjournment thereof will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote (or instruct its bank or broker how to vote) on any particular matter, or “abstains” on any matter. If a quorum is not present at the First Wyoming special meeting, the First Wyoming special meeting will be adjourned until the holders of the number of shares required to constitute a quorum are represented.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Wyoming common stock entitled to vote at the First Wyoming special meeting. You are entitled to one vote for each share of First Wyoming common stock you held as of the record date. Because approval is based on the affirmative vote of a majority of shares outstanding, your failure to vote, failure to instruct your bank or broker with respect to the proposal to approve the merger agreement, or an abstention will have the same effect as a vote against approval of the merger agreement.

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the First Wyoming special meeting. A failure to vote, failure to instruct your bank or broker with respect to the adjournment proposal, or an abstention will have no effect on the adjournment proposal.

Voting and/or Non-Competition Agreements

As an inducement to and condition of WSFS’ willingness to enter in the merger agreement, each of the directors of First Wyoming have entered into voting and non-competition agreements with First Wyoming and WSFS pursuant to which such directors have agreed to vote (or cause to be voted) the shares of First Wyoming common stock beneficially owned by them in favor of approval of the merger agreement and the transactions it contemplates at any First Wyoming stockholder’s meeting held in connection with the merger. Similarly, certain officers of First Wyoming have entered into voting agreements with First Wyoming and WSFS pursuant to which such officers have agreed to vote (or cause to be voted) the shares of First Wyoming common stock beneficially owned by them for approval of the merger agreement and the transactions it contemplates at any First Wyoming stockholder’s meeting held in connection with the merger. In addition, such directors and officers have agreed, by execution of their agreements, to vote their shares of First Wyoming common stock against any other proposal to acquire at least 20% of the outstanding shares or assets of First Wyoming. The number of shares of First Wyoming common stock that are beneficially owned and entitled to vote by directors and officers of First Wyoming that have signed voting and noncompetition agreements is 158,283, or 14.83% of the total shares of First Wyoming common stock outstanding on the record date.

Voting of Proxies; Incomplete Proxies

Each copy of this proxy statement/prospectus mailed to holders of First Wyoming common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card, regardless of whether you plan to attend the First Wyoming special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

First Wyoming stockholders should not send First Wyoming stock certificates with their proxy cards. After the merger is completed, holders of First Wyoming common stock will be mailed a transmittal form with instructions on how to exchange their First Wyoming stock certificates for the Merger Consideration.

All shares represented by valid proxies (including those given by telephone or the Internet) that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal, if necessary. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the First Wyoming special meeting or at any adjournment or postponement of the First Wyoming special meeting.

Shares Held in Street Name; Broker Non-Votes

If you hold your shares of First Wyoming common stock in the name of a bank, broker or other nominee and do not provide voting instructions to the bank, broker or other nominee, your shares will not be voted on the proposal to adopt the merger agreement or the adjournment proposal. This is called a broker non-vote. In the case of a broker non-vote, the bank, broker or other nominee can register your shares as being present at the First Wyoming special meeting for purposes of determining the presence of a quorum, but will not be able to vote on any of the proposals. Therefore, if your broker, bank or other nominee holds your shares of First Wyoming common stock in “street name,” your broker, bank or other nominee will vote your shares of First Wyoming common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a First Wyoming Stockholder’s Vote

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Wyoming’s secretary, (3) voting again by telephone or the Internet, or (4) attending the First Wyoming special meeting in person, notifying the secretary, and voting by ballot at the First Wyoming special meeting.

Any stockholder entitled to vote in person at the First Wyoming special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying First Wyoming’s secretary) of a stockholder at the First Wyoming special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Wyoming Financial Corporation

120 West Camden-Wyoming Avenue

Wyoming, DE 19934

Attention: Judy Cook

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

First Wyoming will bear the entire cost of soliciting proxies from you, except that First Wyoming and WSFS will bear equally the cost of printing this proxy statement/prospectus and all filing fees paid to the SEC in connection with this proxy statement/prospectus. In addition to solicitation of proxies by mail, First Wyoming will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of First Wyoming common stock and secure their voting instructions. First Wyoming will reimburse the record holders for their reasonable expenses in taking those actions. First Wyoming has also made arrangements with Georgeson Inc. to assist it in soliciting proxies and has agreed to pay them $7,500 plus reasonable expenses for these services. If necessary, First Wyoming may use directors, officers and several of its regular employees, who will not be specially compensated, to solicit proxies from the First Wyoming stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the First Wyoming Special Meeting

All holders of First Wyoming common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the First Wyoming special meeting. Stockholders of record can vote in person at the First Wyoming special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the First Wyoming special meeting. If you plan to attend the First Wyoming special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Wyoming reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Wyoming special meeting is prohibited without First Wyoming’s express written consent.

Assistance

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of First Wyoming common stock, please contact Georgeson Inc., First Wyoming’s proxy solicitor:

Georgeson Inc.

Toll Free: (877) 278-4751

Banks and Brokers: (212) 440-9800

http://proxy.georgeson.com

THE FIRST WYOMING PROPOSALS

Proposal 1: Approval of the Merger Agreement

First Wyoming is asking its stockholders to approve the merger agreement. For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger—First Wyoming’s Reasons for the Merger,” after careful consideration, all but one of the six members of the First Wyoming board of directors approved the merger agreement. However, the director voting against the merger and the merger agreement did not do so based on the merits of the transaction, but on his personal desire for First Wyoming to remain an independent corporation. The director voting against the merger and the merger agreement joins the other directors of First Wyoming in recommending the approval of the transaction to the First Wyoming stockholders. Accordingly, the First Wyoming board of directors unanimously recommends the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of First Wyoming and the First Wyoming stockholders.

Required Vote

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of First Wyoming common stock outstanding and entitled to vote. Failures to vote, votes to abstain and broker non-votes, if any, will have the effect of votes “AGAINST” the proposal.

The First Wyoming board of directors unanimously recommends that First Wyoming stockholders vote “FOR” the approval of the merger agreement.

Proposal 2: Adjournment Proposal

First Wyoming stockholders are being asked to adjourn the First Wyoming special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

If at the First Wyoming special meeting there are an insufficient number of shares of First Wyoming common stock present in person or represented by proxy and voting in favor of the approval of the merger agreement, First Wyoming may move to adjourn the First Wyoming special meeting in order to enable the First Wyoming board of directors to solicit additional proxies for approval of such proposal. If the First Wyoming stockholders approve this proposal, First Wyoming could adjourn the First Wyoming special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from First Wyoming stockholders who have previously voted. If the date of the adjournment is not announced at the special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

The adjournment proposal, if necessary, will be approved if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal at the First Wyoming special meeting. Failures to vote, broker non-votes and votes to abstain, if any, will not have an effect on the adjournment proposal.

The First Wyoming board of directors unanimously recommends that First Wyoming stockholders vote “FOR” the adjournment proposal, if necessary.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex I to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

WSFS’ board of directors has unanimously approved the merger agreement. All but one of the six members of First Wyoming’s boards of directors have approved the merger agreement. One member of First Wyoming’s board of directors voted against the merger agreement. However, the director voting against the merger and the merger agreement did not do so based on the merits of the transaction, but on his personal desire for First Wyoming to remain an independent corporation. The director voting against the merger and the merger agreement joins the other directors of First Wyoming in recommending the approval of the transaction to the First Wyoming stockholders. Accordingly, the board of directors of WSFS and First Wyoming each unanimously recommend approval of the merger agreement. The merger agreement provides for the acquisition of First Wyoming by WSFS through the merger of First Wyoming with and into WSFS, with WSFS continuing as the surviving corporation. As a result of the merger, shares of First Wyoming common stock issued and outstanding immediately prior to the merger will be converted, at the election of the stockholder, into the right to receive either (i) cash in an amount equal to $60.00 per share, referred to as the Cash Consideration, or (ii) 0.8484 of a share of WSFS common stock per share, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. No fractional shares of WSFS common stock will be issued in connection with the merger, and holders of First Wyoming common stock will be entitled to receive cash in lieu thereof. Each holder of First Wyoming common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of First Wyoming common stock. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus.

First Wyoming stockholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page 53 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of its ongoing oversight of First Wyoming and The First National Bank of Wyoming, management and the board of directors of First Wyoming regularly review the strategic and financial prospects of First Wyoming and The First National Bank of Wyoming, including First Wyoming’s prospects as an independent entity and its ability to continue its historical financial performance. Although the board of directors and management of First Wyoming and The First National Bank of Wyoming had not specifically adopted a strategy to pursue a sale of the organization, certain directors and executive officers of First Wyoming and WSFS have discussed the possibility and prospects of a merger transaction between the two organizations for a number of years. Prior to May 22, 2013, these discussions were general and conceptual in nature, and did not rise to a level of specificity that would form the basis for an agreement in principle or a definitive merger agreement. On May 22, 2013, Mark Turner, WSFS’ Chief Executive Officer, met with Joshua M. Twilley, Chairman of First Wyoming, Joseph Chippie, President and Chief Executive Officer of The First National Bank of Wyoming, and John Coleman, Vice President and Chief Risk Officer of The First National Bank of Wyoming, to discuss the possibility and prospects of an acquisition of First Wyoming by WSFS. During the meeting the parties generally discussed the concept of a potential combination of the two organizations. No written indication of interest or indication of value was presented.

On July 18, 2013, representatives of WSFS and First Wyoming had a follow-up meeting to further discuss a potential combination of the two organizations. At this meeting, WSFS was represented by Mark Turner and Rodger Levenson and First Wyoming was represented by Joshua M. Twilley, Joseph Chippie and John Coleman,

and they discussed the potential value of First Wyoming, including a range of values and the type of consideration to be paid in a potential transaction. This meeting also resulted in an agreement between WSFS and First Wyoming to seek approval from the board of directors of First Wyoming to authorize the execution of a nondisclosure agreement with WSFS. The execution of the nondisclosure agreement allowed First Wyoming to provide WSFS with due diligence information, though First Wyoming initially provided only limited confidential information. This meeting was followed by an additional meeting with the same representatives on September 24, 2013. At the September meeting, the representatives of WSFS and First Wyoming continued their discussions regarding potential valuation of First Wyoming and the type of consideration to be paid to First Wyoming stockholders. During this meeting, representatives of WSFS presented the First Wyoming representatives with a non-binding indication of interest, which the First Wyoming representatives agreed to present to the board of directors of First Wyoming.

On October 8, 2013, Messrs. Turner and Levenson traveled to Wyoming, Delaware to meet with First Wyoming’s board of directors. At this meeting, Messrs. Turner and Levenson discussed the non-binding indication of interest with First Wyoming’s board of directors. The meeting included a discussion of purchase price, as well as the other material terms of the non-binding indication of interest previously made by WSFS.

These discussions between the representatives of WSFS and the board of directors of First Wyoming resulted in First Wyoming engaging Gerrish McCreary Smith, P.C. as its legal advisor and Gerrish McCreary Smith Consultants, LLC, referred to as GMS, as its financial advisor in the potential transaction. First Wyoming selected GMS because GMS is a nationally recognized legal and consulting firm with substantial experience in transactions similar to the merger and is familiar with First Wyoming and its business. As part of its financial advisory business, GMS is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. Counsel for WSFS presented GMS with a proposed Agreement and Plan of Reorganization, which is referred to as the merger agreement. This merger agreement was subsequently negotiated, with each organization receiving independent advice from their respective counsels.

In November 2013, First Wyoming, with the counsel and assistance of its advisors, reviewed and negotiated the terms of the Merger Consideration, the merger agreement and related documents with WSFS and its advisors. First Wyoming’s board of directors was actively involved in overseeing these discussions. On November 21, 2013, First Wyoming’s board of directors accepted the resignation of David Mitten as a member of the First Wyoming board of directors due to his disagreement with the potential merger of First Wyoming with WSFS.

On Thursday, November 21, 2013, and Friday, November 22, 2013, the board of directors of First Wyoming met with GMS to review in detail the terms of the merger and the merger agreement. During these meetings, First Wyoming’s legal counsel discussed the fiduciary obligations of the board of directors of First Wyoming with respect to merger transactions. Also, at this meeting, representatives of GMS discussed with the First Wyoming board of directors a range of matters, including the matters set forth in, “Opinion of First Wyoming Financial Corporation’s Financial Advisor”. On Thursday, November 21, 2013, GMS provided the board of directors its oral opinion, which was subsequently confirmed in writing, that based upon and subject to the considerations described in its opinion, the acquisition of First Wyoming by WSFS pursuant to the merger agreement was fair, from a financial point of view, to the holders of First Wyoming common stock. Following the presentations, the board of directors engaged in discussions about the proposed transaction, the proposed merger agreement and other transaction documents and the effect of the transaction on the stockholders, customers and employees of First Wyoming and The First National Bank of Wyoming. Members of the First Wyoming board of directors asked questions of Gerrish McCreary Smith, P.C. regarding the proposed transaction and their fiduciary duties to stockholders. The board of directors of First Wyoming continued its discussion about the terms of the proposed merger, the proposed merger agreement and the other transaction documents, and the effect of the merger on the stockholders, customers and employees of First Wyoming. After reviewing the Merger Consideration offered by WSFS and giving consideration to other factors described under “First Wyoming’s Reasons for the Merger,” all but one of the six members of the board of directors of First Wyoming voted to approve the merger agreement. The director voting against the merger and the merger agreement did not do so based on the merits of the transaction, but on his personal desire for First Wyoming to remain an independent corporation. The director voting against the merger and the merger agreement joins the other directors of First Wyoming in recommending the approval of the transaction to the First Wyoming stockholders. Accordingly, First Wyoming’s board of directors unanimously recommends approval of the merger agreement to First Wyoming’s stockholders.

The merger agreement was executed as of November 24, 2013. The transaction was announced before the open of the stock markets on the morning of November 25, 2013.

First Wyoming’s Reasons for the Merger

After careful consideration, at its meeting on November 22, 2013, the board of directors of First Wyoming determined that the merger, the merger agreement and the transactions contemplated therein are advisable and in the best interests of First Wyoming and its stockholders and that the terms and conditions of the merger and the merger agreement are fair to the stockholders of First Wyoming. Accordingly, the board of directors of First Wyoming approved and adopted the merger agreement and unanimously recommends that First Wyoming stockholders vote “FOR” approval of the merger agreement.

In reaching its decision to approve the merger agreement and related transactions and recommend their approval to stockholders, the First Wyoming board of directors consulted with senior management and Gerrish McCreary Smith, P.C. and GMS and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	A review of, and the board of directors’ understanding of, the historical financial statements and condition of First Wyoming and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of First Wyoming;

•	The business strategy and strategic plan of First Wyoming, and the expectations relating to the proposed merger, based on discussions with management of WSFS;

•	A review of the risks and prospects of First Wyoming remaining independent, including the challenges to maintaining a small community bank subsidiary in the prevailing financial and regulatory climate versus aligning First Wyoming with a well-capitalized, well-run larger organization;

•	The board of directors’ views of the current and prospective state of the financial services industry, including the current economic environment in the markets in which First Wyoming operates, the interest rate environment, increased competition in the financial services industry, and the regulatory environment in which First Wyoming and The First National Bank of Wyoming operate, including pursuant to the Formal Agreement between The First National Bank of Wyoming and the OCC described under “Information About First Wyoming” beginning on page 28;

•	The potential advantages and disadvantages of the type, mix and amount of the Merger Consideration, its premium to market value and book value of First Wyoming common stock, and comparability with respect to premiums paid in comparable transactions;

•	The possibility of merging with other potential acquirers and the merger consideration which could reasonably be expected from other potential acquirers with apparent ability to consummate the acquisition of First Wyoming;

•	The board of directors’ understanding of WSFS’ business, operations, financial condition, asset quality, earnings and prospects, as well as the complementary geographic footprints of the two organizations, and the complementary nature of the cultures of the two organizations, which First Wyoming management believes should facilitate integration of the two organizations and allow the combined organization to take advantage of the synergies potentially available in the merger to create the opportunity for the combined organization to have superior future earnings and prospects compared to First Wyoming’s earnings and prospects on a stand-alone basis;

•	The diversification of credit risk in terms of both types of lending and geographic coverage and the minimal overlapping credits;

•	The relative financial strength of WSFS as a merger partner compared to other potential acquirers based on WSFS’ historical revenues and revenue expectations over the near and long term;

•	The ability of WSFS to pay the Merger Consideration;

•	The ability of WSFS to complete a merger transaction from a financial and regulatory perspective;

•	The board of directors’ belief that the merger is likely to increase value to First Wyoming stockholders in part due to the opportunity First Wyoming stockholders who receive Stock Consideration will have to participate in the future performance of the combined organization resulting from the merger;

•	The understanding that the Stock Consideration (0.8484 of a share of WSFS common stock per share) and the Cash Consideration ($60.00 per share) each were fixed and would not fluctuate;

•	The current and historical prices of First Wyoming’s common stock, the lack of liquidity in First Wyoming’s common stock due to the fact that First Wyoming is a private company and the fact that the Merger Consideration represented a premium of approximately 128.5 percent to the book value per share of First Wyoming common stock on September 30, 2013;

•	The current and historical market prices of WSFS’ common stock and WSFS’ dividend history, which indicate the potential to provide First Wyoming stockholders with increased value following the merger, including a significant quarterly dividend payment, whereas First Wyoming does not currently pay dividends on its common stock and does not expect to pay any dividends for the foreseeable future;

•	The geographic fit and increased customer convenience of the branch networks of the combined entity;

•	The anticipated effect of the acquisition on First Wyoming’s employees;

•	The continuity provided by WSFS’ longstanding history of serving the same customers and communities served by The First National Bank of Wyoming;

•	The financial analyses presented by GMS, First Wyoming’s financial advisor, and the oral opinion of GMS delivered on November 21, 2013, subsequently confirmed by a written opinion dated November 22, 2013, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in GMS’ opinion, the acquisition of First Wyoming by WSFS in accordance with the provisions of the merger agreement was fair, from a financial point of view, to First Wyoming stockholders, as more fully described below under “The Merger—Fairness Opinion of First Wyoming’s Financial Advisor” beginning on page 40 and which opinion is included as Annex III to this proxy statement/prospectus;

•	The financial and other terms of the merger agreement, including the Merger Consideration, tax treatment and deal protection and termination fee provisions, which the board of directors’ reviewed with its outside financial and legal advisors, including:

•	the ability of the board of directors, subject to certain conditions, including the payment of a termination fee under certain circumstances, to exercise its fiduciary duties to consider potential superior alternative transactions and to change its recommendation to First Wyoming’s stockholders to approve the merger agreement;

•	that the date in the merger agreement by which the merger must be completed allows for sufficient time to complete the merger but evidences WSFS’ intent to consummate the merger expeditiously; and

•	the level of effort that WSFS must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of a burdensome condition of the type described in “The Merger—Regulatory Approvals Required for the Merger” on page 51;

•	That First Wyoming stockholders are entitled to dissenters’ rights in connection with the merger;

•	The review by the board of directors with its legal advisor of the provisions of the merger agreement, including the provisions of the merger agreement designed to enhance the probability that the merger will be completed;

•	The board of directors’ review and discussions with First Wyoming’s management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance, regulatory compliance programs and prospects of WSFS;

•	The terms of the merger agreement, including the representations and warranties of the parties, the covenants, the consideration, the termination provision, the benefits to The First National Bank of Wyoming’s employees and the circumstances under which the First Wyoming board of directors may consider a superior proposal;

•	The increased legal lending limit available to borrowers by reason of the merger;

•	The likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions;

•	The long-term and short-term interest of First Wyoming and its stockholders, the interests of the employees, customers, creditors and suppliers of First Wyoming, and community and societal considerations including those of the communities in which The First National Bank of Wyoming maintains offices;

•	First Wyoming’s legal advisors’ expectation that the merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to First Wyoming, WSFS and First Wyoming stockholders who receive the Stock Consideration; and

•	The opportunities for cost savings resulting from economies of scale, increased efficiencies of operations and the development and availability of new products and services to customers that come from a merger with a larger institution.

The board of directors of First Wyoming also considered a number of potentially negative factors outlined below in its deliberations concerning the merger agreement and the merger, but concluded that the anticipated benefits of the merger were likely to outweigh substantially these potential negative factors. The potential negative factors included:

•	That First Wyoming will no longer exist as an independent company and that First Wyoming stockholders may have less influence with WSFS after consummation of the merger than they may have with First Wyoming currently;

•	The potential adverse effect on First Wyoming stockholders from a decrease in the trading price of WSFS common stock during the pendency of the merger, because the Stock Consideration is based on a fixed exchange ratio of shares of WSFS common stock to First Wyoming common stock;

•	The risk that, while First Wyoming expects that the merger will be consummated, all conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, or that a burdensome condition may be imposed in connection with such approval, and, as a result, the merger may not be consummated;

•	The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of First Wyoming and WSFS;

•	The restrictions on the conduct of First Wyoming’s business prior to the consummation of the merger, which are customary for merger agreements of this type that involve financial institutions, but which, subject to specific exceptions, could delay or prevent First Wyoming from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of First Wyoming absent the pending consummation of the merger;

•	The significant risks and costs involved in connection with entering into and consummating the merger, or failing to consummate the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential adverse effect on business and customer relationships;

•	That First Wyoming would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $2.88 million termination fee payable by First Wyoming following the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire First Wyoming; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the board of directors of First Wyoming is not intended to be exhaustive, but is believed to include the material factors considered by the board of directors of First Wyoming. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors of First Wyoming did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the board of directors of First Wyoming may have given different weight to different factors. The board of directors of First Wyoming conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, First Wyoming management and First Wyoming’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The board of directors of First Wyoming viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Fairness Opinion of First Wyoming’s Financial Advisor

Gerrish McCreary Smith Consultants, LLC, referred to as GMS, was engaged by First Wyoming as financial advisor in connection with the merger. GMS is a nationally recognized legal and consulting firm with substantial expertise in transactions similar to the merger. As part of its legal and consulting activities, GMS is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. GMS acted as financial advisor to assist First Wyoming in assessing the fairness of the acquisition of First Wyoming by WSFS in connection with the proposed merger and participated in certain negotiations leading to the execution of the merger agreement.

On Thursday, November 21, 2013, GMS rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of First Wyoming that, as of the date of its opinion, the acquisition of First Wyoming by WSFS in accordance with the provisions of the merger agreement was fair to First Wyoming stockholders, from a financial point of view.

The full text of GMS’ written opinion, dated November 22, 2013, is attached as Annex III to this proxy statement and is incorporated herein by reference. Holders of First Wyoming common stock are urged to read the opinion carefully and in its entirety in connection with this proxy statement/prospectus. The opinion of GMS will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

GMS’ opinion speaks only as of the date of the opinion. The opinion is directed to the First Wyoming board of directors and addresses only the fairness, from a financial point of view, of the acquisition of First Wyoming by WSFS in accordance with the provisions of the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Wyoming stockholder as to how the stockholder should vote on the merger at the First Wyoming special meeting.

In connection with rendering its opinion on November 22, 2013, GMS:

•	Reviewed the merger agreement;

•	Reviewed certain publicly-available financial information of First Wyoming, WSFS and their affiliates which was deemed to be relevant;

•	Reviewed certain information relating to the business, earnings, cash flows, assets, liabilities, liquidity and prospects of First Wyoming and WSFS;

•	Reviewed materials detailing the merger prepared by First Wyoming;

•	Conducted conversations with members of the board of directors, senior management or other representatives of First Wyoming and senior management of WSFS regarding the matters described in the above clauses, as well as their respective businesses and prospects before and after giving effect to the merger;

•	Compared certain financial metrics of First Wyoming and WSFS to similarly-situated banks and thrifts;

•	Analyzed the terms of the merger relative to similarly-situated prior mergers and acquisitions involving a depository institution as the selling entity;

•	Analyzed the impact of the merger on certain balance sheet and capital ratios of WSFS as of September 30, 2013;

•	Analyzed the consideration offered relative to First Wyoming’s book value and tangible book value as of September 30, 2013;

•	Analyzed the consideration offered relative to First Wyoming’s stand-alone estimated earnings per share for a ten-year projection period, which projections were independently developed by GMS and subsequently reviewed by the senior management of First Wyoming;

•	Reviewed the overall environment for depository institutions in the United States; and

•	Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of its opinion, including its assessment of general economic, market and monetary conditions.

In preparing the opinion, GMS assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it or otherwise publicly available for the purposes of the opinion. GMS relied upon publicly available information, without independent verification, that GMS believed to be reliable, accurate, and complete; however, GMS cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. GMS was not engaged to express, and is not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between First Wyoming and WSFS. In addition, GMS has assumed that the merger agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. GMS has also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of First Wyoming, WSFS and their affiliates since either (i) the date of the last financial statements made available to GMS and (ii) the date of the merger agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. GMS did not make an independent evaluation of the assets or liabilities of First Wyoming, WSFS or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities.

The projections used by GMS in certain of its analyses were independently prepared by it and subsequently reviewed by First Wyoming’s senior management team. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, GMS assumed that, in all respects material to its analyses:

•	The merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	The representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	Each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	All material conditions to the completion of the merger will be satisfied without any waiver; and

•	In the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial conditions of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

GMS further assumed that the merger will be accounted for using the Acquisition Method of Accounting in accordance with FASB 141(R) and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, GMS made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of GMS, First Wyoming and WSFS. Any estimates contained in the analyses performed by GMS are not necessarily indicative of actual values or future results, which are inherently subject to substantial uncertainty and may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the GMS opinion was among several factors taken into consideration by the First Wyoming board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Wyoming board of directors with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by GMS to the First Wyoming board of directors on November 21 and 22, 2013, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the GMS opinion or the presentation made by GMS to the First Wyoming board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, GMS did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, GMS believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal

The outstanding shares of common stock of First Wyoming will be converted into the right to receive either $60.00 cash or 0.8484 of a share of WSFS common stock for each share of First Wyoming stock upon surrender of the certificate formally evidencing such First Wyoming shares.

Based upon the financial information, as adjusted, at September 30, 2013, GMS calculated the following transaction ratios:

Transaction Value / Tangible Book Value per Share	128.48%
Transaction Value / Last Twelve Months Earnings per Share	26.79x

Market Trade Analysis

GMS reviewed information related to non-affiliate trading in First Wyoming’s common stock since September 30, 2011. According to the information provided by First Wyoming management, there were 21 separate non-affiliate trades of First Wyoming’s common stock since September 30, 2011. The assigned value of $60.00 per share is 100% greater than the highest non-affiliate trade in the Company’s common stock of $30.00 per share since September 30, 2011 and is 173.81% of the average, volume-weighted trading price of $21.9133 per share for all trades in First Wyoming common stock since September 30, 2011.

Public Comparable Analysis

GMS reviewed publicly available information related to comparable publicly traded banks and thrifts. The selected comparables include 53 companies involving banks and thrifts headquartered in the Mid-Atlantic region. The selected comparable companies meet the following criteria:

•	The company’s total assets were between $100 and $500 million;

•	The company’s last twelve months return on average assets was at least 0.5%;

•	The company was headquartered in Delaware, Washington, D.C., Maryland, New Jersey, New York or Pennsylvania; and

•	The company was not a mutual holding company.

The selected comparable companies include:

Company Name	City, State
Allegheny Valley Bancorp, Inc.	Pittsburgh, PA
Apollo Bancorp, Inc.	Apollo, PA
Ballston Spa Bancorp, Inc.	Ballston Spa, NY
Bank of Akron	Akron, NY
Bay Bancorp, Inc.	Lutherville, MD
Calvin B. Taylor Bankshares, Inc.	Berlin, MD
Capital Bank of New Jersey	Vineland, NJ
CBT Financial Corporation	Clearfield, PA
Clarion County Community Bank	Clarion, PA
CMS Bancorp, Inc.	White Plains, NY
Commercial National Financial Corporation	Latrobe, PA
Damascus Community Bank	Damascus, MD
Delhi Bank Corp.	Delhi, NY
Enterprise National Bank N.J.	Kenilworth, NJ
Eureka Financial Corporation	Pittsburgh, PA
Farmers and Merchants Bank	Upperco, MD
FedFirst Financial Corporation	Monessen, PA
First Community Financial Corporation	Mifflintown, PA

First National Bank of Groton	Groton, NY
First Resource Bank	Exton, PA
Fleetwood Bank Corporation	Fleetwood, PA
Frederick County Bancorp, Inc.	Frederick, MD
Glen Burnie Bancorp	Glen Burnie, MD
GNB Financial Services, Inc.	Gratz, PA
Gouverneur Bancorp, Inc. (MHC)	Gouverneur, NY
Hamlin Bank and Trust Company	Smethport, PA
Harford Bank	Aberdeen, MD
Highlands Bancorp, Inc.	Vernon, NJ
Jonestown Bank and Trust Co.	Jonestown, PA
JTNB Bancorp, Inc.	Jim Thorpe, PA
Juniata Valley Financial Corp.	Mifflintown, PA
Kinderhook Bank Corporation	Kinderhook, NY
Lake Shore Bancorp, Inc. (MHC)	Dunkirk, NY
Landmark Bancorp, Inc.	Pittston, PA
Mauch Chunk Trust Financial Corp.	Jim Thorpe, PA
Mifflinburg Bank & Trust Company	Mifflinburg, PA
MNB Corporation	Bangor, PA
Muncy Bank Financial, Inc.	Muncy, PA
National Bank of Coxsackie	Coxsackie, NY
National Capital Bank of Washington	Washington, DC
Neffs Bancorp, Inc.	Neffs, PA
New Tripoli Bancorp, Inc.	New Tripoli, PA
Northumberland Bancorp	Northumberland, PA
Peoples Limited	Wyalusing, PA
Riverview Financial Corporation	Halifax, PA
Scottdale Bank & Trust Company	Scottdale, PA
Seneca-Cayuga Bancorp, Inc. (MHC)	Seneca Falls, NY
Standard Financial Corp.	Monroeville, PA
Turbotville National Bancorp, Inc.	Turbotville, PA
UNB Corporation	Mount Carmel, PA
West Milton Bancorp, Inc.	West Milton, PA
William Penn Bancorp, Inc. (MHC)	Levittown, PA
Woodlands Financial Services Company	Williamsport, PA

To perform this analysis, GMS used publicly available financial information as of or for the twelve-month period ended September 30, 2013. Market price information was as of November 18, 2013. Certain financial data prepared by GMS, and referenced in the table presented below, may not correspond to the data presented in First Wyoming’s historical financial statements as a result of the different periods, assumptions and methods used by GMS to compute the financial data presented. The average and median financial metrics of the comparable companies and the common stock of First Wyoming valued at $60.00 per share are as follows:

Financial Metric	FWFC Valued at $60.00 per Share	FWFC Guideline Median Companies	FWFC Guideline Average Companies
Price / Last Twelve Month (“LTM”) EPS	26.79	12.54	14.53
Price / LTM Core EPS	26.79	13.43	15.24
Price / Book	128.48	100.11	107.86
Price / Tangible Book	128.48	103.63	111.18
Price / Assets	20.81	10.40	11.42
Annual Dividend Rate	0	.84	2.25
Dividend Yield	0	2.73	2.57

During the meeting of First Wyoming’s board of directors on November 21, 2013, GMS noted that the offer price of $60.00 per share for First Wyoming includes a control premium which is not reflected in the comparable companies’ per share values. GMS stated that the difference between the First Wyoming $60.00 per share valuation and the valuation of the guideline companies reflected an appropriate control premium range for the shares of First Wyoming. In its review of the Public Comparable Analysis, First Wyoming’s board of directors considered the lack of any control premium associated with the comparable companies’ per share values.

No company used as a comparison in the above analysis is identical to First Wyoming or WSFS. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis

In evaluating the transaction, GMS considered a contribution analysis. This analysis determines the percentage of the combined company that should be owned by the current WSFS stockholders and the current First Wyoming stockholders based on each organization’s contribution to the combined organization’s earnings, equity and assets in a 100% stock transaction. The contribution analysis applies a weighting to each of these contributions based on their importance to overall value of the combined company. Since, in the view of GMS, corporate earnings are the primary determination of corporate value, the contribution analysis weighs earnings at 50%. The contribution analysis weighs equity at 45% and assets at 5%. This weighting factor is considered to be appropriate since, in the view of GMS, equity is significantly more important than assets when determining corporate value.

The contribution analysis uses the earnings, equity and assets for each organization as of September 30, 2013. The assumed annual income for each organization is estimated based on year-to-date income through September 30, 2013. Based on the assigned weighting factors, in a 100% stock transaction, the First Wyoming stockholders should own 7.88% of the combined organization and the WSFS stockholders should own 92.12% of the combined organization. Based on WSFS’ 8,850,368 shares of common stock outstanding as of November 26, 2013, the contribution analysis would require WSFS to issue 757,118 shares of common stock to the First Wyoming stockholders in a 100% stock transaction. The issuance of 757,118 shares would result in 9,607,486 shares of WSFS common stock outstanding, with the First Wyoming stockholders owning 7.88% of the combined organization and the WSFS stockholders owning 92.12% of the combined organization.

WSFS’ acquisition of First Wyoming is structured as a 50% cash/50% stock transaction. Adjustment to the contribution analysis is necessary to account for the issuance of the cash consideration. This adjustment is completed by multiplying the required number of shares to be issued by 50%. This results in a required issuance of 378,559 shares of WSFS common stock to the First Wyoming stockholders based on the contribution analysis. The transaction will result in the issuance of 452,768 shares of WSFS common stock, which exceeds the required issuance as adjusted in the contribution analysis of 378,559 shares by 74,209 shares. The issuance of the excess of the 74,209 shares valued at $72.35 per share results in the exchange of $5,369,021 more in stock consideration than is required using the contribution analysis.

Comparable Transaction Analysis

GMS reviewed publicly available information related to comparable mergers and acquisitions. The analysis includes a review of comparable transactions that occurred in both the Mid-Atlantic region and United States since January 1, 2012. The selected transactions included 21 transactions announced from January 1, 2012 through November 21, 2013 involving target banks and thrifts headquartered in the Mid-Atlantic region where the target bank had assets of between $100 million and $500 million.

The selected transactions in the Mid-Atlantic region are described in the following table:

Acquiror (City, State)	Target (City, State)
1st Constitution Bancorp (Cranbury, NJ)	Rumson-Fair Haven Bank & Trust Co. (Rumson, NJ)
Bridge Bancorp, Inc. (Bridgehampton, NY)	FNBNY Bancorp, Inc. (New York, NY)
ESSA Bancorp, Inc. (Stroudsburg, PA)	Franklin Security Bancorp, Inc. (Wilkes-Barre, PA)
F.N.B. Corporation (Hermitage, PA)	Annapolis Bancorp, Inc. (Annapolis, MD)
First Bank (Hamilton, NJ)	Heritage Community Bank (Randolph, NJ)
First Priority Financial Corp. (Malvern, PA)	Affinity Bancorp, Inc. (Wyomissing, PA)
Hana Financial Group Inc. (Seoul)	BNB Financial Services Corporation (New York, NY)
Haven Bancorp, MHC (Hoboken, NJ)	Hilltop Community Bancorp, Inc. (Summit, NJ)
Investors Bancorp, Inc. (MHC) (Short Hills, NJ)	Gateway Community Financial Corp. (Sewell, NJ)
Jefferson Bancorp, Inc. (Washington, DC)	Carrollton Bancorp (Columbia, MD)
Lakeland Bancorp, Inc. (Oak Ridge, NJ)	Somerset Hills Bancorp (Bernardsville, NJ)
MVB Financial Corp. (Fairmont, WV)	CFG Community Bank (Lutherville, MD)
Northfield Bancorp, Inc. (MHC) (Avenel, NJ)	Flatbush Federal Bancorp, Inc. (MHC) (Brooklyn, NY)
Old Line Bancshares, Inc. (Bowie, MD)	WSB Holdings, Inc. (Bowie, MD)
Penns Woods Bancorp, Inc. (Williamsport, PA)	Luzerne National Bank Corporation (Luzerne, PA)
Private investor—Jacob M. Safra	T. Rowe Price Savings Bank (Baltimore, MD)

Provident New York Bancorp (Montebello, NY)	Gotham Bank of New York (New York, NY)
Riverview Financial Corporation (Halifax, PA)	Union Bancorp, Inc. (Pottsville, PA)
S&T Bancorp, Inc. (Indiana, PA)	Gateway Bank of Pennsylvania (McMurray, PA)
TF Financial Corporation (Newtown, PA)	Roebling Financial Corp, Inc. (Roebling, NJ)
Wilshire Bancorp, Inc. (Los Angeles, CA)	BankAsiana (Palisades Park, NJ)

For the transactions referred to above, GMS derived and compared the average and median deal value as a multiple of the acquired companies’ earnings, book value and assets. Using these multiples, GMS then derived a pro forma value for First Wyoming by taking an average value from each of these multiples. According to the comparable transaction analysis, the pro forma value of First Wyoming based on the average pricing multiples of similar deals in the Mid-Atlantic Region that have occurred since January 1, 2012 is $50,562,831. The agreed upon transaction consideration exceeds the pro forma company value by $13,477,989 when compared to similar deals in the Mid-Atlantic Region.

No company or transaction used as a comparison in the above analysis is identical to First Wyoming, WSFS or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Future Income Analysis

GMS performed an analysis that estimated the net present value of the future income of First Wyoming. In performing this analysis, GMS used financial projections that incorporated estimates supplied or approved by First Wyoming’s management team. A range of net present values was determined by discounting First Wyoming’s future projected net income using a 5%, 7.5%, 10% and 12.5% discount rate. This resulted in the following range of net present values for First Wyoming:

Assumed Discount Rate	Present Value of Future Net Income	Excess of Consideration Over Present Value
5%	$63,988,411	$52,409
7.5%	$43,840,664	$20,200,156
10%	$32,485,251	$31,555,569
12.5%	$25,589,638	$38,451,182

For all of the above analyses, the actual results achieved by WSFS following the merger will vary from the projected results, and the variations may be material.

GMS acted as First Wyoming’s financial advisor in connection with the merger. First Wyoming has paid GMS a cash fee of $30,000 associated with GMS’ rendering of a fairness opinion. Additionally, First Wyoming has also agreed to reimburse GMS for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws. Gerrish McCreary Smith, P.C., an affiliate of GMS, acts as legal counsel to First Wyoming.

WSFS’ Reasons for the Merger

WSFS believes that the acquisition of First Wyoming provides an excellent opportunity to increase the scale of its operations in Delaware. In particular, the acquisition enhances WSFS’ existing franchise in Kent County, Delaware. The acquisition also provides WSFS a significant opportunity to generate additional revenue by providing its full suite of banking, mortgage banking, wealth management and insurance services to First

Wyoming’s markets as well as leverage WSFS’ operating platform. In addition, the acquisition of First Wyoming will strengthen the breadth of WSFS’ loan products and capabilities. The board of directors of WSFS approved the merger agreement after WSFS’ senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of First Wyoming. WSFS’s board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. WSFS’ board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Management and Board of Directors of WSFS After the Merger

The directors and officers of WSFS immediately prior to the effective time of the merger will continue as the directors and officers of WSFS as the surviving corporation of the merger. Information about the current WSFS directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 86.

Interests of First Wyoming’s Directors and Executive Officers in the Merger

When considering the recommendation of First Wyoming’s board of directors that First Wyoming stockholders vote for the approval of the merger agreement, First Wyoming stockholders should be aware that some of First Wyoming’s directors and executive officers may have interests in the merger and have arrangements that may be different from, or in addition to, those of First Wyoming stockholders generally. Some of these interests include that, pursuant to the terms of the merger agreement, effective as of the consummation of the merger, WSFS and WSFS Bank will combine the existing Kent County and Sussex County advisory boards to form the Southern Delaware Advisory Board, and WSFS Bank’s appointee, Joshua M. Twilley, will become its chairperson. Mr. Twilley is currently the chairman of the board of directors of First Wyoming. In addition, at the effective time of the merger, Mr. Twilley may enter into a three-year consulting arrangement with WSFS’s board of directors pursuant to which he will receive cash consulting fees of approximately $50,000 per year from WSFS. These interests and arrangements may create potential conflicts of interest. First Wyoming’s board of directors was aware of these interests and considered them, among other matters, when making its decision to approve the merger agreement and recommend that First Wyoming stockholders vote in favor of approval of the merger agreement. For purposes of all of the First Wyoming agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Change in Control Severance Agreements

First Wyoming entered into an employment agreement with John Coleman on September 2, 2011. The employment agreement covers the period from Mr. Coleman’s original date of hire (February 22, 2011) for a period of five (5) years. In the event of a termination or change in control, Mr. Coleman is entitled to receive the remaining salary payable from the date of termination or change in control through February 22, 2016. In 2013, Mr. Coleman’s annual base salary was $130,000 and he is entitled to 3% to 5% increases in base salary annually subject to satisfactory employee evaluation. Mr. Coleman’s estimated payment is described in the table below.

Mr. Coleman’s employment agreement contains certain restrictive covenants. Mr. Coleman has agreed that for a period of one (1) year following his termination or voluntary withdrawal, within the State of Delaware, that he will not, directly or indirectly, solicit or attempt to solicit the business of any client or customer of First Wyoming for his own benefit or that of any third person or organization, and shall refrain from either directly or indirectly attempting to obtain the withdrawal from the employment by First Wyoming of any other employee of First Wyoming having regard to the same geographical and temporal restrictions. In addition, Mr. Coleman shall not directly or indirectly divulge any financial information relating to First Wyoming or any of its affiliates or clients to any person whatsoever.

The following table summarizes the estimated cash payments and benefits payable to Mr. Coleman pursuant to his employment agreement, assuming the merger closed and he was terminated on February 22, 2014. First Wyoming currently has no change in control severance agreements with any other executive officer. The actual amounts that would be paid to an executive officer would be reduced to the extent required to avoid the imposition of excise taxes under Section 4999 of the Code and can only be determined at the time of the executive officer’s termination of employment.

Name and Principal Position	Annualized Compensation	Multiplier	Cash Severance		COBRA Reimbursement
John Coleman— Vice President & Chief Risk Officer	$130,000	None	$260,000	*	None

*	Represents the extension of Mr. Coleman’s 2013 base salary through February 22, 2016.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, WSFS will indemnify, defend and hold harmless the present and former directors and officers of First Wyoming and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and First Wyoming’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger First Wyoming’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of First Wyoming prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. However, WSFS is not required to incur annual premium payments greater than 200 percent of First Wyoming’s current annual directors’ and officers’ annual liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or First Wyoming, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance. See “The Merger Agreement—Covenants and Agreements—D&O Indemnification and Insurance” on page  63.

Public Trading Markets

WSFS common stock is listed on NASDAQ under the symbol “WSFS”. First Wyoming common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The newly issued WSFS common stock issuable pursuant to the merger agreement will be listed on NASDAQ and freely transferable under the Securities Act.

Dissenters’ Appraisal Rights

If the merger is consummated, holders of record of First Wyoming common stock who followed the procedures specified by Chapter 92A.300 to 92A.500 of the NRS will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), excluding any appreciation or depreciation resulting from the anticipation of the merger, unless such exclusion would be inequitable, plus accrued interest from the effective date of the merger until the date of payment. First Wyoming stockholders who elect to follow these procedures are referred to as dissenting stockholders.

A vote in favor of the merger agreement by a holder of First Wyoming common stock will result in a waiver of the stockholder’s right to demand payment for his or her shares.

The following summary of the provisions of Sections 92A.300 to 92A.500 is not intended to be a complete statement of such provisions, the full text of which is attached as Annex II to this proxy statement/prospectus, and is qualified in its entirety by reference thereto.

A holder of First Wyoming common stock electing to exercise dissenters’ rights must deliver to First Wyoming a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be sent before the vote is taken. The dissenting stockholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the stockholders, consent or approve the proposed transaction. If the dissenting stockholder fails to comply with these requirements, he or she will not be entitled to dissenters’ rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status.

Within 10 days after the effective time of the merger, WSFS, as surviving corporation of the merger, will give written notice of the effective date of the merger by certified mail to each stockholder who filed a written notice of dissent. The notice will provide (i) where demand for payment must be sent and where and when share certificates, if any, must be deposited, (ii) inform the holders of shares not represented by certificates to what extent the transfer of shares will be restricted after the demand for payment is received, (iii) supply a form for demanding payment in compliance with Section 92A.430(c) of the NRS, (iv) set a date by which the surviving corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered, (v) state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the surviving corporation by such specified date, and (vi) be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. A form of demand for payment is set forth at the end of Annex II.

Within the time period set forth in the notice, the dissenting stockholder must (i) make a written demand on WSFS for payment of the fair value of his or her shares, (ii) certify that the stockholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the stockholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that stockholder loses all rights as a stockholder.

Within 30 days after the receipt of the dissenting stockholder’s demand for payment, WSFS, as the surviving corporation, will pay each dissenting stockholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting stockholder’s shares, plus accrued interest. WSFS will include along with the payment to each dissenting stockholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year, or, where such financial statements or not reasonably available, then such reasonably equivalent financial information, and the latest available interim financial statements, if any, (ii) a statement of WSFS’ estimate of the fair value of the shares, and (iii) a statement of the dissenting stockholder’s right to demand payment of fair value under Nevada law and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of WSFS’ obligations under the NRS.

Following receipt of payment, a dissenting stockholder, within 30 days, may send WSFS notice containing such stockholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to WSFS’ payment of fair value to such stockholder. This right is waived if the dissenting stockholder does not make written demand within 30 days of WSFS’ payment for the stockholder’s shares. If a demand for payment remains unsettled, WSFS will petition the court to determine fair value and accrued interest. If WSFS fails to commence an action within 60 days following the receipt of a dissenting stockholder’s demand, WSFS will pay each dissenting stockholder whose demand remains unsettled the amount demanded by each dissenting stockholder, plus interest. WSFS shall commence proceedings in the United States District Court for the District of Delaware, the district court of the county where First Wyoming’s principal office is located.

All dissenting stockholders whose demands remain unsettled, whether residents of Nevada or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting stockholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess costs, including reasonable fees of counsel and experts, against such stockholder. Otherwise the costs and expenses of bringing the action will be determined by the court. In addition, reasonable fees and expenses of counsel and experts may be assessed against WSFS if the court finds that it did not substantially comply with the requirements of the Nevada dissenters’ rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under Nevada law.

If you are a holder of shares and you wish to seek dissenters’ rights, you are urged to review the applicable Nevada statutes attached to this proxy statement/prospectus as Annex II.

Regulatory Approvals Required for the Merger

WSFS and First Wyoming have agreed to use their reasonable best efforts to obtain all regulatory approvals, consents, non-objections and waivers required to complete the transactions contemplated by the merger agreement; provided, that in no event will WSFS be required to accept any new restriction or condition on WSFS or its subsidiaries which is materially and unreasonably burdensome on WSFS’ business or on the business of First Wyoming or its subsidiaries following the closing or which would reduce the economic benefits of the transactions contemplated by the merger agreement to WSFS to such a degree that WSFS would not have entered into the merger agreement had such condition or restriction been known to it on the date of the merger agreement, which is referred to as a burdensome condition. These approvals include approval from the OCC, among others. WSFS and First Wyoming have filed, or are in the process of filing, the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Federal Reserve. The merger of WSFS with First Wyoming represents WSFS’s acquisition of a federal registered bank holding company. Under the Bank Holding Company Act, prior approval of the Federal Reserve Board is generally required prior to any company or entity acquiring an existing bank holding company, like First Wyoming. There are, however, certain exceptions from this prior approval requirement, including an exception for transactions involving simultaneous mergers approved by a federal banking agency under the Bank Merger Act, where certain conditions are met. WSFS plans to provide a letter filing to the Federal Reserve Bank of Philadelphia in advance of the merger explaining how the parties and the merger meet the requirements for the exception and request that the Federal Reserve Bank of Philadelphia waive the prior approval requirement. In the event that the Federal Reserve Bank of Philadelphia determines that either the parties or the merger does not qualify for this exception to the prior approval requirement of the Bank Holding Company Act, we will be required to file an application with the Federal Reserve Bank of Philadelphia formally requesting approval of the merger.

Office of the Comptroller of the Currency. Simultaneously with the merger, WSFS intends to merge The First National Bank of Wyoming with and into WSFS Bank, with WSFS Bank as the surviving entity. Consummation of the bank subsidiary merger is subject to receipt of the approval of the OCC under the Bank Merger Act. Application for approval of the bank merger will be subject to a 30-day public notice and comment period, as well as review and approval by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks, the convenience and needs of the community to be served, the banks’ effectiveness in combating money-laundering activities as well as the import of the transaction on financial stability. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Timing. We cannot assure you that all of the regulatory approvals and waivers described above will be obtained and, if obtained, we cannot assure you as to the timing of any such regulatory determinations, our ability to obtain the approvals and waivers on satisfactory terms or the absence of any litigation challenging such approvals or waivers. We also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

WSFS and First Wyoming believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on WSFS or First Wyoming. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

We are not aware of any material governmental approvals, waivers or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals, waivers or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

NASDAQ Listing of WSFS Common Stock

Before the effective time of the merger, WSFS has agreed to use its reasonable best efforts to cause the shares of WSFS common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of WSFS common stock is also a condition to the consummation of the merger.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex I and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Structure of the Merger

Each of the First Wyoming board of directors and the WSFS board of directors has approved the merger agreement, which provides for the merger of First Wyoming with and into WSFS, with WSFS continuing as the surviving corporation.

The Merger Consideration

As a result of the merger, each share of First Wyoming common stock issued and outstanding immediately prior to the merger will be converted, at the election of the stockholder, into the right to receive either (i) cash in an amount equal to $60.00, referred to as the Cash Consideration, or (ii) 0.8484 of a share of WSFS common stock, referred to as the Stock Consideration, and together with the Cash Consideration, the Merger Consideration. Each holder of First Wyoming common stock is entitled to elect the form of the Merger Consideration that he or she would like to receive for his or her shares of First Wyoming common stock. All such elections are subject to adjustment on a pro rata basis except for elections by holders of First Wyoming common stock to receive the Stock Consideration for half of their shares and the Cash Consideration for the remaining half of their shares (and, if the holder of First Wyoming common stock holds an odd number of shares, an election to receive either the Stock Consideration or the Cash Consideration for the remaining odd share of First Wyoming common stock), which are referred to as Split Election Shares.

Fractional Shares

WSFS will not issue any fractional shares of WSFS common stock in the merger. Instead, a First Wyoming stockholder who otherwise would have been entitled to receive a fraction of a share of WSFS common stock will receive, in lieu thereof, an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of WSFS common stock to which the holder would otherwise be entitled by the last reported sale price of WSFS common stock on NASDAQ on the last trading day preceding the date on which the merger is completed.

Proration

The terms of the merger agreement provide that the aggregate amount of the Cash Consideration that holders of First Wyoming common stock are entitled to receive is $32,020,410, or the Maximum Cash Contribution. As a result, except for elections for Split Election Shares, all elections may be subject to proration depending on the elections made by other holders of First Wyoming common stock if the Maximum Cash Contribution is undersubscribed or oversubscribed. Proration will be applied so that ultimately 50% of the shares of First Wyoming common stock are treated as Cash Election Shares and 50% of the shares of First Wyoming common stock are treated as Stock Election Shares.

For example, if the aggregate Cash Consideration payable to holders of Cash Election Shares is in excess of the Maximum Cash Contribution, all of the Non-Election Shares will be treated as Stock Election Shares and a number of Cash Election Shares that are not Split Election Shares will be converted into Stock Election Shares until the Maximum Cash Contribution is no longer oversubscribed. If the aggregate Cash Consideration payable to holders of Cash Election Shares is less than the Maximum Cash Contribution, a number of Non-Election

Shares will be treated as Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed and, if necessary, a number of Stock Election Shares that are not Split Election Shares will be converted into Cash Election Shares until the Maximum Cash Contribution is no longer undersubscribed.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, WSFS’ certificate of incorporation and bylaws in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of WSFS as the surviving corporation of the merger, until thereafter amended in accordance with their respective terms and applicable law. At the effective time of the merger, the board of directors of WSFS immediately prior to the effective time of the merger will be the board of directors of WSFS as the surviving corporation of the merger.

Bank Subsidiary Merger

Simultaneously with the effective time of the merger, The First National Bank of Wyoming will merge with and into WSFS Bank, with WSFS Bank continuing as the surviving corporation of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable laws). See “—Conditions to Consummation of the Merger” beginning on page 65.

The merger will become effective on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Nevada and in the certificate of merger to be filed with the Secretary of State of the State of Delaware. In the merger agreement, we have agreed to cause the effective time of the merger to occur on the fifth business day following the satisfaction or waiver (subject to applicable laws) of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the third quarter of 2014, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of First Wyoming common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent will exchange certificates or book-entry shares representing shares of First Wyoming common stock for the Merger Consideration to be received pursuant to the terms of the merger agreement.

Form of Election/ Letter of Transmittal

WSFS shall appoint an exchange agent reasonably acceptable to First Wyoming, for the purpose of receiving elections and exchanging shares of First Wyoming common stock for the Merger Consideration, pursuant to an exchange agent agreement entered into between WSFS and the exchange agent. Each holder of First Wyoming common stock issued and outstanding shall have the right, subject to certain limitations set forth in the merger agreement, to submit an election as to the type of Merger Consideration they would like to receive on or prior to 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date that is 30 days following the closing date of the merger, which date is referred to as the election deadline. First Wyoming and WSFS shall issue a press release announcing the anticipated date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

Each holder of First Wyoming common stock may specify in a form of election/letter of transmittal, (i) the number of shares of First Wyoming common stock owned by such holder with respect to which such holder desires to make a Stock Election and (ii) the number of shares of First Wyoming common stock owned by such holder with respect to which such holder desires to make a Cash Election.

A form of election/letter of transmittal will be prepared by WSFS in a form reasonably acceptable to First Wyoming which shall be mailed or delivered to record holders of First Wyoming common stock as of the record date for the First Wyoming stockholder meeting not less than 20 business days prior to the anticipated election deadline.

Any holder of First Wyoming common stock may, at any time prior to the election deadline, change or revoke his or her election by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election/letter of transmittal or by withdrawal prior to the election deadline of his or her certificates representing shares of First Wyoming common stock, or of the guarantee of delivery of such certificates, or any documents in respect of shares of First Wyoming common stock held in book-entry form, previously deposited with the exchange agent. After an election is validly made with respect to any shares of First Wyoming common stock, any subsequent transfer of such shares of First Wyoming common stock shall automatically revoke such election. Subject to the terms of the exchange agent agreement and the merger agreement, the exchange agent shall have reasonable discretion to determine if any election is not properly made with respect to any shares of First Wyoming common stock (neither WSFS nor First Wyoming nor the exchange agent being under any duty to notify any holder of First Wyoming common stock of any such defect); in the event the exchange agent makes such a determination, such election shall be deemed to be not in effect, and the shares of First Wyoming common stock covered by such election shall be deemed to be Non-Electing Shares, unless a proper election is thereafter timely made with respect to such shares.

After the effective time of the merger, there will be no further transfers on the stock transfer books of First Wyoming.

Withholding

WSFS and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any First Wyoming stockholder the amounts, if any, it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders in respect of which such deduction and withholding was made.

Dividends and Distributions

Whenever a dividend or other distribution is declared by WSFS on WSFS common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of WSFS common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its First Wyoming stock certificates or book-entry shares in accordance with the merger agreement.

Prior to the effective time of the merger, neither First Wyoming nor its subsidiaries may, except with WSFS’ prior written consent, declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

In the merger agreement, First Wyoming has made customary representations and warranties to WSFS with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of First Wyoming and The First National Bank of Wyoming;

•	First Wyoming’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of the holders of a majority of the outstanding shares of First Wyoming common stock) and the enforceability of the merger agreement against First Wyoming in accordance with its terms;

•	the absence of conflicts with or breaches of First Wyoming’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	the capitalization of First Wyoming and The First National Bank of Wyoming, including in particular the number of shares of First Wyoming common stock and The First National Bank of Wyoming common stock issued and outstanding;

•	reports filed with regulatory authorities;

•	financial matters;

•	the absence of undisclosed liabilities;

•	the absence since December 31, 2012 of a material adverse effect on First Wyoming and the conduct by First Wyoming and its subsidiaries of their respective businesses in the ordinary and usual course of business consistent with past practice since December 31, 2012;

•	tax matters;

•	the assets of First Wyoming and its subsidiaries;

•	intellectual property matters;

•	environmental matters;

•	compliance with laws, orders and permits;

•	compliance with the Community Reinvestment Act of 1977, which is referred to as the Community Reinvestment Act, and the regulations promulgated thereunder;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	labor relations;

•	matters relating to employee benefit plans and ERISA;

•	matters with respect to certain of First Wyoming’s contracts;

•	derivative transactions entered into for the account of First Wyoming and its subsidiaries;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since December 31, 2009;

•	the accuracy of the information supplied by First Wyoming in this proxy statement/prospectus;

•	the inapplicability of state anti-takeover statutes;

•	receipt by the First Wyoming board of the GMS fairness opinion;

•	loan matters;

•	deposits;

•	allowance for loan and lease losses;

•	insurance matters;

•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•	the absence of undisclosed brokers’ fees and expenses; and

•	affiliate transactions.

In the merger agreement, WSFS made customary representations and warranties to First Wyoming with respect to, among other things:

•	the due organization, valid existence, good standing and corporate power and authority of WSFS;

•	WSFS’ authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against WSFS in accordance with its terms;

•	the absence of conflicts with or breaches of WSFS’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•	WSFS’ capitalization, including in particular the number of shares of WSFS common stock issued and outstanding;

•	WSFS’ SEC filings since December 31, 2009, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence since September 30, 2013 of a material adverse effect on WSFS;

•	tax matters;

•	compliance with laws, orders and permits;

•	legal proceedings;

•	reports filed with regulatory authorities other than the SEC since December 31, 2009;

•	matters with respect to WSFS’ material contracts;

•	the accuracy of the information supplied by WSFS in this proxy statement/prospectus; and

•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the merger agreement made by First Wyoming and WSFS are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on First Wyoming or WSFS, as applicable).

Under the merger agreement, a material adverse effect is defined, with respect to a party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (1) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such Party and its Subsidiaries taken as a whole, but does not include effects to the extent resulting from the following:

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws of general applicability to companies in the financial services industry;

•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to the First Wyoming, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets;

•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder;

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

•	actions or omissions taken with the prior written consent of the other party hereto or expressly required by the merger agreement; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate, or (2) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.

This summary and the copy of the merger agreement attached to this proxy statement/prospectus as Annex I are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The foregoing discussion is qualified in its entirety by reference to the merger agreement. The merger agreement contains representations and warranties by WSFS and First Wyoming, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of WSFS, First Wyoming or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WSFS’ and First Wyoming’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that WSFS publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page 86.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time of the Merger. First Wyoming has agreed that, prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained, it will, and will cause its subsidiaries to, (1) operate its business only in the usual, regular and ordinary course, consistent with past practice, (2) use its reasonable best efforts to preserve intact its business organization and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees and (3) take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals or the consummation of the transactions contemplated by the merger agreement.

Additionally, First Wyoming has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of WSFS has been obtained and except for certain exceptions and as otherwise expressly contemplated in the merger agreement, First Wyoming will not, and will not permit any of its subsidiaries to, undertake the following actions or commit to undertake the following actions:

•	amend First Wyoming’s articles of incorporation or bylaws or other governing documents of any of its subsidiaries;

•	incur or guarantee any additional debt obligation or other obligation for borrowed money (other than indebtedness of First Wyoming to The First National Bank of Wyoming or of The First National Bank of Wyoming to First Wyoming incurred in the ordinary course of business consistent with past practice;

•	repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of the merger agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any First Wyoming or any of its subsidiaries, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of First Wyoming common stock or other equity interests;

•	issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of First Wyoming common stock or any other capital stock of First Wyoming or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity rights;

•	directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of First Wyoming or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Wyoming common stock, or sell, transfer, lease, mortgage, permit any lien on, or otherwise dispose of, discontinue or otherwise encumber, (1) any shares of capital stock of First Wyoming or any of its subsidiaries (unless any such shares of stock are sold or otherwise transferred to First Wyoming or a wholly owned subsidiary of First Wyoming) or (2) any asset other than pursuant to contracts in force at the date of the merger agreement;

•	(1) (i) purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than The First National Bank of Wyoming (except for purchases of investment securities made by The First National Bank of Wyoming for its investment portfolio made in ordinary course of business), or otherwise acquire direct or indirect control over any person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of First Wyoming), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•

(1) grant any increase in compensation or benefits to the employees or officers of First Wyoming or any of its subsidiaries, except (A) an increase in base salary for employees that does not exceed in the aggregate 3% of the total base compensation paid to all employees of The First National Bank of Wyoming during the fiscal year ending December 31, 2013, (B) bonuses for employees that do not exceed in the aggregate $300,000 or (C) as required by law; (2) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the First Wyoming employee benefit plan in effect on the date hereof and in the case of (x) subject to receipt of an effective release of claims from the employee, and in the case of (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (3) enter into or amend any severance agreements with employees or officers of First Wyoming or any of its subsidiaries; (4) grant any increase in fees or other increases in compensation or other benefits to directors of First Wyoming or any of its subsidiaries except in the ordinary course of business; or (5) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any equity rights or restricted stock, or authorize cash payments in exchange for any equity rights;

•	enter into, amend or renew any employment contract between First Wyoming or any of its subsidiaries and any person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by law) that First Wyoming or its subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time of the merger;

•	except as required by law and subject to certain exceptions, (1) adopt any new employee benefit plan of First Wyoming or any of its subsidiaries or terminate or withdraw from, or amend, any First Wyoming employee benefit plan, (2) make any distributions from such employee benefit plans, except as required by the terms of such plans or (3) fund or in any other way secure the payment of compensation or benefits under any First Wyoming employee benefit plan;

•	make any change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws or regulatory accounting requirements or GAAP;

•	commence any litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of First Wyoming or any of its subsidiaries for money damages in excess of $50,000 or (2) arising out of or relating to the transactions contemplated by the merger agreement;

•	enter into, renew, extend, modify, amend or terminate specified contracts;

•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate or fee pricing with respect to depository accounts of First Wyoming or any of its subsidiaries, or other material banking or operating policies, or waive any material fees with respect thereto, except as required by law or by rules or policies imposed by a regulatory authority;

•	make, or commit to make, any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

•	except as required by law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (1) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, or (2) its hedging practices and policies;

•	cancel or release any material indebtedness owed to any person or any claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (2) as expressly required by the terms of any contracts in force at the date of the merger agreement;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

•	materially change its investment securities portfolio policy or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•	alter materially its interest rate or fee pricing policies with respect to depository accounts of First Wyoming or The First Wyoming National Bank or waive any material fees with respect thereto;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of First Wyoming or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is reasonably likely to result in any of the conditions described under “—Conditions to Consummation of the Merger” not being satisfied or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Wyoming), except (1) new loans not in excess of $1,000,000, (2) loans or commitments for loans that have previously been approved by First Wyoming prior to the date of the merger agreement not in excess of $1,000,000, (3) with respect to amendments or modifications that have previously been approved by First Wyoming prior to the date hereof, amend or modify in any material respect any existing loan rated “special mention” or worse by WSFS, with total credit exposure not in excess of $2,000,000, or (4) with respect to any such actions that have previously been approved by First Wyoming prior to the date hereof, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Wyoming, in each case not in excess of $1,000,000; or

•	agree to take, make any commitment to take or adopt any resolutions of the board of directors of First Wyoming in support of any of the above prohibited actions.

Additionally, WSFS has agreed that prior to the effective time of the merger or termination of the merger agreement, unless the prior written consent of First Wyoming has been obtained and except as otherwise expressly contemplated in the merger agreement, WSFS will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend WSFS’ certificate of incorporation or bylaws or other governing documents of WSFS or its significant subsidiaries in a manner that would adversely affect First Wyoming or its stockholders relative to other holders of WSFS common stock;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that could reasonably be expected to impede or delay consummation of the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take or adopt any resolutions of WSFS’ board of directors in support of, any of the above prohibited actions.

Regulatory Matters. WSFS and First Wyoming have agreed to cooperate and to use their respective reasonable best efforts to prepare and file all documents, to obtain all permits, consents, approvals and authorizations of third parties and regulatory authorities necessary to consummate the transactions contemplated by the merger agreement. WSFS has agreed to use its reasonable best efforts to resolve any objections asserted with respect to the merger under any applicable law or order; provided, that in no event will WSFS be required to accept a burdensome condition, including agreeing to divest any assets, deposits, lines of business or branches. Each party will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of any regulatory authority necessary or advisable to complete the transactions contemplated by the merger agreement, and will keep such other party apprised of the status of material matters relating to completion of the transactions contemplated by the merger agreement, including certain communications from regulatory authorities.

First Wyoming has agreed to, and to cause each of its subsidiaries to:

•	operate The First National Bank of Wyoming in a manner that is in substantial compliance with the terms of The First National Bank of Wyoming’s written agreement, dated March 17, 2011;

•	continue to address and resolve any matters requiring attention (as set forth in and defined in The First National Bank of Wyoming’s most recent report on examination by the Office of the Comptroller of the Currency);

•	continue to cause The First National Bank of Wyoming to operate in accordance with the findings and recommendations of The First National Bank of Wyoming’s most recent report on examination by the Office of the Comptroller of the Currency; and

•	permit WSFS to perform a compliance review of First Wyoming and its subsidiaries with respect to certain customers of The First National Bank of Wyoming to assess, among other things, First Wyoming’s and its subsidiaries’ compliance with Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and other laws relating to money laundering, and all processes and procedures related to compliance with such laws.

Tax Matters. WSFS and First Wyoming have agreed to use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to take no action that would cause the merger not to so qualify.

Employee Matters. The merger agreement provides that employees of First Wyoming or its subsidiaries generally will be eligible to receive benefits that are, as a whole, comparable to those provided to similarly situated WSFS employees, including severance benefits (although employees of First Wyoming or its subsidiaries who are party to individual agreements will receive the severance benefits provided under the applicable agreements); however, employees of First Wyoming or its subsidiaries may continue to participate in First Wyoming benefit plans after the closing of the merger while WSFS integrates the employees of First Wyoming or its subsidiaries into its own benefit plans. Also, employees of First Wyoming or its subsidiaries will receive service credit based on their service with First Wyoming or its subsidiaries for purposes of participation in the WSFS benefit plans, and WSFS will use its reasonable best efforts to give credit for covered expenses incurred prior to the effective time of the merger for purposes of satisfying deductibles and out-of-pocket expenses under health care plans.

Prior to the effective time of the merger, First Wyoming will terminate the First Wyoming 401(k) plan, and, if requested by WSFS, (1) terminate First Wyoming employee benefit plans that provide retiree medical coverage and (2) amend, freeze, terminate or modify any other First Wyoming benefit plan to the extent and in the matter determined by WSFS effective upon the closing of the merger.

D&O Indemnification and Insurance. The merger agreement provides that for six years after the effective time of the merger, WSFS will indemnify, defend and hold harmless each of the present and former directors and officers of First Wyoming and its subsidiaries against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and First Wyoming’s governing documents in effect on the date of the merger agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The merger agreement requires WSFS to use its reasonable best efforts to maintain for a period of six years after the effective time of the merger First Wyoming’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of First Wyoming prior to the effective time of the merger, any other policy), with respect to claims arising from facts or events that occurred prior to the effective time of the merger, and covering such individuals who are currently covered by such insurance. However, WSFS is not required to incur annual premium payments greater than 200 percent of First Wyoming’s current directors’ and officers’ annual liability insurance premium. In lieu of the insurance described in the preceding sentence, prior to the effective time of the merger, WSFS, or First Wyoming, in consultation with WSFS, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants. The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of WSFS common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

First Wyoming has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly:

•	solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

•	approve, agree to, accept, endorse or recommend any acquisition proposal; or

•	approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition transaction.

However, if prior to the First Wyoming special meeting, First Wyoming receives an unsolicited written acquisition proposal by any third party that did not result from or arise in connection with a breach of the non-solicitation provisions described above, First Wyoming and its representatives may, prior to (but not after) the First Wyoming special meeting, take the following actions if the board of directors of First Wyoming (or any committee thereof) has (1) determined, in its good faith judgment (after consultation with First Wyoming’s financial advisors and outside legal counsel), that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such actions would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, and (2) obtained from such third party an executed confidentiality agreement containing terms at least as restrictive with respect to such third party as the terms of First Wyoming’s confidentiality agreement with WSFS is with respect to WSFS: (A) furnish information to, and (B) enter into discussions and negotiations with, such third party with respect to such written acquisition proposal.

First Wyoming has also agreed to promptly (but in no event more than 24 hours) following the receipt of any acquisition proposal, or any request for nonpublic information or any inquiry that could reasonably be expected to lead to an acquisition proposal, provide WSFS with written notice of its receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including the identity of the person making the acquisition proposal, request or inquiry), and to provide WSFS as promptly as practicable with a copy of such acquisition proposal, if in writing, or a written summary of the material terms of such acquisition proposal, if oral. In addition, First Wyoming has agreed to simultaneously provide to WSFS any nonpublic information concerning First Wyoming or any of its subsidiaries that may be provided to any third party in accordance with the terms of the merger agreement, to the extent not previously provided to WSFS, and to keep WSFS informed on a current basis in all material respects of all communications regarding (including any material amendments or proposed material amendments to) any such acquisition proposal, request or inquiry.

At any time prior to the First Wyoming special meeting of stockholders, if First Wyoming has received a superior proposal (after giving effect to the terms of any revised offer by WSFS), the board of directors of First Wyoming may terminate the merger agreement (and concurrently with such termination cause First Wyoming to enter into an acquisition agreement with respect to any superior proposal), if the board of directors of First Wyoming has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable law; provided, that the board of directors of First Wyoming may not take such action unless:

•	First Wyoming has complied in all material respects with the terms of the merger agreement relating to such action;

•	First Wyoming has provided prior written notice to WSFS at least three business days in advance of taking such action, which notice shall advise WSFS that the board of directors of First Wyoming has received a superior proposal and shall include a copy of such superior proposal;

•	during the three business days prior to taking such action, First Wyoming has and has caused its financial advisors and outside legal counsel to, negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute (in the judgment of the board of directors of First Wyoming) a superior proposal; and

•	the board of directors of First Wyoming has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by WSFS, if any, that such superior proposal remains a superior proposal.

If during the Notice Period any revisions are made to the superior proposal, First Wyoming shall deliver a new written notice to WSFS and shall comply with the requirements of the merger agreement, with respect to such new written notice. In addition to the foregoing, First Wyoming shall not submit to the vote of its stockholders any acquisition proposal other than the merger unless the merger agreement shall be terminated in accordance with its terms.

First Wyoming has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to November 24, 2013, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal and not to waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

For purposes of the merger agreement,

•	an “acquisition agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;

•	an “acquisition proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to First Wyoming or announced publicly to First Wyoming’s stockholders and whether binding or non-binding) by any third party for an acquisition transaction;

•	an “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (1) any acquisition or purchase from First Wyoming by any third party of 20 percent or more in interest of the total outstanding voting securities of First Wyoming or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20 percent or more in interest of the total outstanding voting securities of First Wyoming or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving First Wyoming or any of its subsidiaries pursuant to which the stockholders of First Wyoming immediately preceding such transaction hold less than 80 percent of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (2) any sale, lease, exchange, transfer, license, acquisition or disposition of 20 percent or more of the assets of First Wyoming and its subsidiaries, taken as a whole; or (3) any liquidation or dissolution of First Wyoming; and

•	“superior proposal” means any unsolicited bona fide written acquisition proposal with respect to which the board of directors of First Wyoming determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to First Wyoming’s stockholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by WSFS in response to such acquisition proposal)); provided, that for purposes of the definition of “superior proposal,” the references to “20 percent” and “80 percent” in the definitions of acquisition proposal and acquisition transaction are deemed to be references to “100 percent.”

First Wyoming Stockholder Meeting and Recommendation of First Wyoming’s Board of Directors

First Wyoming has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the merger agreement as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC. First Wyoming will use its reasonable best efforts to obtain from its stockholders the requisite stockholder approval of the merger agreement, including by recommending that its stockholders approve the merger agreement.

The board of directors of First Wyoming has agreed to recommend that First Wyoming’s stockholders vote in favor of approval of the merger agreement and to not withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) such recommendation in any manner adverse to WSFS, or take any action or make any public statement, filing or release inconsistent with such recommendation (which is referred to as a change in First Wyoming’s recommendation).

Conditions to Consummation of the Merger

Our respective obligations to consummate the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval by First Wyoming’s stockholders of the merger agreement and the transactions contemplated thereby;

•

the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve Board and the OCC, and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on WSFS or First

Wyoming (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods; provided that no such required regulatory approval may impose a burdensome condition on WSFS;

•	the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and the absence of any stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;

•	the approval of the listing on NASDAQ of the WSFS common stock to be issued in the merger;

•	receipt by each of WSFS and First Wyoming of an opinion of legal counsel as to certain tax matters; and

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the effective time of the merger, subject to the materiality standards provided in the merger agreement, and the performance by the other party in all material respects of all agreements and covenants of such party under the merger agreement prior to the effective time of the merger (and the receipt by each party of a certificate from the other party to such effect).

WSFS’ obligation to consummate the merger is further subject to the continued employment by First Wyoming or The First National Bank of Wyoming of Joseph Chippie, John Coleman and Robert Faries in substantially the same capacity and with substantially the same responsibilities as each such employee held as of the date of the merger agreement, other than the cessation of employment of any such employee as a result of the death or disability of such employee.

First Wyoming’s obligation to consummate the merger is further conditioned on the formation by WSFS of the Southern Delaware Advisory Board and the appointment of a chair of such advisory board mutually agreed upon by First Wyoming and WSFS.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the effective time of the merger by mutual consent, or by either party in the following circumstances:

•	any regulatory authority denies a requisite regulatory approval and this denial has become final and nonappealable, or a regulatory authority has issued a final and nonappealable rule, regulation, law, judgment, injunction or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;

•	the First Wyoming stockholders fail to approve the merger agreement and the transactions contemplated thereby at the First Wyoming special meeting;

•	the merger has not been completed by November 24, 2014, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the merger agreement by that date is not caused by the terminating party’s breach of the merger agreement;

•	any of the conditions precedent described above to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by the outside date, if the failure of such condition to be satisfied or fulfilled by such date is not a result of the terminating party’s failure to perform, in any material respect, any of its material covenants or agreements contained in the merger agreement, or the material breach of any of its material representations or warranties contained in the merger agreement, and, in the case of First Wyoming, is not a result of First Wyoming’s breach of its non-solicitation obligations, obligations with respect to other acquisition proposals or obligations to call, give notice of, convene and/or hold a stockholders’ meeting or to use its reasonable best efforts to obtain the approval of its stockholders in accordance with the terms of the merger agreement.

In addition, WSFS may terminate the merger agreement if:

•	First Wyoming’s board of directors fails to recommend the merger and approval of the merger agreement by the First Wyoming stockholders;

•	First Wyoming’s board of directors breaches its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS;

•	First Wyoming’s board of directors breaches its obligations to call, give notice of, convene and/or hold a stockholders’ meeting or to use reasonable best efforts to obtain the approval of First Wyoming stockholders; or

•	the results of WSFS compliance review of certain customers of First Wyoming are not satisfactory to WSFS in its sole and absolute discretion; provided, that WSFS’ right to terminate the merger agreement for this reason expired on January 24, 2014.

In addition, First Wyoming may terminate the merger agreement if:

•	First Wyoming receives a superior proposal and enters into an acquisition agreement with respect to such superior proposal provided that concurrently with such termination, First Wyoming pays to WSFS a termination fee of $2.88 million; or

•	the price of WSFS common stock declines by more than 15% from $72.35 and underperforms an index of banking companies by more than 15% over a designated measurement period unless WSFS agrees to increase the number of shares of WSFS common stock to be issued to holders of First Wyoming common stock who are to receive the Stock Consideration in the merger.

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information and (2) both WSFS and First Wyoming will remain liable for any liability resulting from breaches by such party of the merger agreement.

Termination Fee

First Wyoming will pay WSFS a $2.88 million termination fee if:

•	either WSFS or First Wyoming terminates the merger agreement as a result of (1) denial of a requisite regulatory approval, (2) the stockholders of First Wyoming failing to vote their approval of the merger agreement and the transactions contemplated thereby at the First Wyoming special meeting, or (3) the merger having not been consummated by November 24, 2014 and at the time of such termination a third party has made and not withdrawn, or has publicly announced an intention to make and has not withdrawn, an acquisition proposal, and within 12 months of such termination First Wyoming either consummates an acquisition transaction or enters into an acquisition agreement with respect to an acquisition transaction;

•	WSFS terminates the merger agreement because First Wyoming’s board of directors has effected a change in First Wyoming’s recommendation to the First Wyoming stockholders to approve the merger agreement, has approved, adopted or recommended an acquisition proposal by a third-party, has failed to recommend the merger approval of the merger agreement by the First Wyoming stockholders, has breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to WSFS, or has breached its obligations to call, give notice of, convene and/or hold a stockholders’ meeting or to use reasonable best efforts to obtain the approval of the First Wyoming stockholders; or

•	First Wyoming terminates the merger agreement because it has received a superior proposal and enters into an acquisition agreement with respect to such superior proposal.

First Wyoming’s payment of the $2.88 million termination fee would constitute liquidated damages and be WSFS’ sole remedy in the event of such a termination.

Expenses and Fees

Each of WSFS and First Wyoming will be responsible for all direct costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this proxy statement/prospectus, and all filing fees paid to the SEC in connection with this proxy statement/prospectus, will be borne equally by First Wyoming and WSFS.

Amendment, Waiver and Extension of the Merger Agreement

To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after First Wyoming’s stockholders have approved the merger agreement; however, after obtaining the First Wyoming stockholder approval, no amendment may require further approval by such stockholders.

At any time prior to the effective time of the merger, each party, acting through its board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the merger agreement by the other party, waive or extend the time for the performance of any of the obligations of the other party, or waive any or all conditions precedent to the other party’s obligations under the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

ACCOUNTING TREATMENT

The merger will be accounted for as an acquisition by WSFS using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Wyoming as of the effective time of the merger will be recorded at their respective fair values and added to those of WSFS. Any excess of purchase price over the net fair values is recorded as goodwill. Consolidated financial statements of WSFS issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of First Wyoming.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of First Wyoming common stock that exchange their shares of First Wyoming common stock for shares of WSFS common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of First Wyoming common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of First Wyoming common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, or holders who actually or constructively own more than 5 percent of First Wyoming common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Wyoming common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds First Wyoming common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds First Wyoming common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to the obligations of each of WSFS and First Wyoming that they receive an opinion from Covington & Burling LLP, in form reasonably satisfactory to WSFS, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by WSFS and First Wyoming and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service, which is referred to as the IRS, or any court. WSFS and First Wyoming have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code,

•	if you receive solely Stock Consideration in the merger, upon exchanging your First Wyoming common stock for WSFS common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of WSFS common stock (as discussed below);

•	if you receive solely Cash Consideration in the merger, you will recognize gain or loss upon surrendering your First Wyoming common stock in an amount equal to the difference between the amount of cash that you receive and your aggregate adjusted tax basis in the shares of First Wyoming common stock that you surrender; and

•	if you receive both Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) and Stock Consideration in the merger, (i) you will not recognize any loss upon surrendering your First Wyoming common stock and (ii) you will recognize gain upon surrendering your First Wyoming common stock equal to the lesser of (a) the excess, if any, of (1) the sum of the amount of cash that you receive plus the fair market value (determined as of the effective date of the merger) of the WSFS common stock that you receive over (2) your aggregate adjusted tax basis in the shares of First Wyoming common stock that you surrender and (b) the amount of Cash Consideration that you receive.

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of First Wyoming’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your First Wyoming common stock solely in exchange for WSFS common stock and then WSFS immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of WSFS following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of WSFS that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of WSFS that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a stockholder will be deemed to own the stock the stockholder actually owns and the stock the stockholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a stockholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the stockholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your First Wyoming common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective date of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of First Wyoming common stock for a combination of WSFS common stock and cash in the merger is complex and is determined on a stockholder-by-stockholder basis. Accordingly, you urged to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the WSFS common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of First Wyoming common stock that you surrender in the merger, decreased by the amount of any Cash Consideration (other than cash received instead of fractional shares of WSFS common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of WSFS common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of First Wyoming common stock that you surrender in the merger. If you acquired different blocks of First Wyoming common stock at different times or at different prices, the WSFS common stock you receive will be allocated pro rata to each block of First Wyoming common stock, and the basis and holding period of each block of WSFS common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of First Wyoming common stock exchanged for such block of WSFS common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of WSFS common stock, you will be treated as having received such fractional share of WSFS common stock pursuant to the merger and then as having received cash in exchange for such fractional share of WSFS common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of WSFS common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of First Wyoming common stock surrendered therefor) exceeds one year.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each First Wyoming stockholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of WSFS common stock and cash received by the First Wyoming stockholder in the merger, and (ii) the First Wyoming stockholder’s adjusted tax basis in the shares of First Wyoming common stock exchanged therefor. The likely tax treatment of the merger will not be known until the closing date of the merger, as the aggregate value of the WSFS common stock to be received by First Wyoming stockholder will fluctuate with the market price of the WSFS common stock.

Information Reporting and Backup Withholding

If you are a non-corporate holder of First Wyoming common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives WSFS common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the First Wyoming common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any First Wyoming stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of First Wyoming or (z) owned First Wyoming securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of First Wyoming common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF WSFS

As a result of the merger, First Wyoming stockholders who receive shares of WSFS common stock in the merger will become stockholders of WSFS. Your rights as stockholders of WSFS will be governed by Delaware law and the certificate of incorporation and the bylaws, as amended, of WSFS.

The following briefly summarizes the material terms of WSFS’ common stock and preferred stock. We urge you to read the applicable provisions of the Delaware General Corporate Law, which is referred to as the DGCL, WSFS’ certificate of incorporation and bylaws and federal law governing bank holding companies carefully and in their entirety. Copies of WSFS’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 86.

WSFS’ authorized capital stock consists of:

•	20,000,000 shares of common stock, par value $0.01 per share.

As of March 6, 2014, there were 8,911,334 shares of WSFS common stock issued and outstanding and no shares of WSFS preferred stock were issued and outstanding.

In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to WSFS’ certificate of incorporation and bylaws and to applicable Delaware law, including the DGCL.

Common Stock

General. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There is cumulative voting with respect to the election of directors. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors of WSFS out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up, holders of common stock of WSFS will be entitled to share in WSFS assets remaining after the payment or provision for payment of our debts of WSFS and other liabilities, and the satisfaction of the liquidation preferences of the any series of WSFS preferred stock then outstanding. Holders of WSFS common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to WSFS common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that WSFS may designate in the future.

Transfer Agent

The transfer agent and registrar for WSFS common stock is American Stock Transfer and Trust.

Preferred Stock

WSFS’ certificate of incorporation permits the board of directors of WSFS to authorize the issuance of up to 7,500,000 shares of preferred stock, par value $0.01 per share, in one or more series, without stockholder action. The board of directors of WSFS can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of WSFS common stock or by the rules of the NASDAQ Stock Market or any other exchange or market on which our securities may then be listed or quoted), the board of directors of WSFS may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and may assist management in impeding any unfriendly takeover or attempted change in control. See “—Anti-Takeover Effects—Authorized Shares.”

Prior to the issuance of a new series of preferred stock, WSFS will amend its certificate of incorporation by filing a certificate of designations that will designate the number of shares of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of WSFS common stock and, therefore, reduce the value of WSFS common stock. The ability of the board of directors of WSFS to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be set forth in the certificate of designations relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of the liquidation, dissolution or winding-up of WSFS;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of WSFS stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by WSFS or any WSFS subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of WSFS or of any WSFS subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Anti-takeover Effects

The provisions of WSFS’ certificate of incorporation and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. WSFS’ certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock and 7,500,000 shares of preferred stock. These shares of common stock and preferred stock provide the board of directors of WSFS with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors of WSFS consistent with its fiduciary duty to deter future attempts to gain control of WSFS. The board of directors of WSFS also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors of WSFS has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of WSFS, and thereby assist members of management to retain their positions.

Special Meetings of Stockholders. WSFS’ bylaws provide that special meetings of stockholders may be called by the board of directors of WSFS by vote of a majority of the directors. Stockholders are not entitled to call special meetings of stockholders.

Action by Stockholders Without A Meeting. The bylaws of WSFS provide that no action may be taken by stockholders without a meeting.

Consideration of Non-Monetary Factors. The certificate of incorporation of WSFS provides that when considering any offer to purchase or otherwise acquire all or a substantial part of WSFS, the board of directors of WSFS may consider all relevant factors including, among other factors, the social and economic effects of the acceptance of such offer on the WSFS’ customers, employees, communities and other constituencies.

Delaware Interested Stockholder Statute. Section 203 of the DGCL limits WSFS’ ability to enter into business combination transactions with any interested stockholder for three years following the interested stockholder’s stock acquisition date, unless (i) the board of directors of WSFS approves the business combination or the stock acquisition prior to the interested stockholder’s stock acquisition date; (ii) upon completion of the transaction, the interested stockholder would own at least 85% of the outstanding shares of the corporation; or (iii) the business combination is approved by the board of directors of WSFS and subsequently approved by the stockholders by a vote of at least 66 2⁄3 percent of the outstanding shares which are not owned by the interested stockholder.

An interested stockholder includes:

•	a beneficial owner, directly or indirectly, of 15% or more of WSFS’ outstanding voting stock; or

•	an affiliate or associate of WSFS who, at any time within the three years prior to the date in question was a beneficial owner, directly or indirectly, of 15% or more of WSFS’ outstanding voting stock.

Amendment of Certificate of Incorporation and Bylaws. The certificate of incorporation generally may be amended upon approval by the board of directors of WSFS and the holders of a majority of the outstanding shares of WSFS common stock. The bylaws may be amended either by the board of directors of WSFS, by a vote of a majority of the whole board of directors of WSFS, or by our stockholders, by the vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. The bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary date of the preceding year’s annual meeting and set forth the information notice from the stockholder making the proposal.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, holders of First Wyoming common stock will receive shares of WSFS common stock for their shares of First Wyoming common stock. First Wyoming is organized under the laws of the State of Nevada, and WSFS is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of First Wyoming stockholders under the NRS and First Wyoming’s articles of incorporation and bylaws, and (2) the current rights of WSFS stockholders under the DGCL and WSFS’ certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the NRS and the DGCL and First Wyoming’s and WSFS’ governing documents, which we urge First Wyoming stockholders to read. Copies of WSFS’ governing documents have been filed with the SEC and copies of First Wyoming’s governing document can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 86.

	First Wyoming	WSFS
Capitalization:	Under First Wyoming’s articles of incorporation, First Wyoming is authorized to issue 1,080,000 million shares of capital stock, consisting of 1,080,000 million shares of First Wyoming common stock and no shares of preferred stock. As of March 6, 2014, there were 1,067,347 issued and outstanding shares of common stock and no shares of preferred stock.	Under WSFS’ certificate of incorporation, WSFS is authorized to issue 27.5 million shares of stock consisting of 7.5 million shares of preferred stock and 20 million shares of common stock. As of March 6, 2014, there were issued and outstanding 8,911,334 shares of common stock and no shares of preferred stock outstanding.

Corporate Governance:	The rights of First Wyoming stockholders are governed by Nevada law and the articles of incorporation and bylaws of First Wyoming.	The rights of WSFS stockholders are governed by Delaware law, and the certificate of incorporation and bylaws of WSFS.

Board of Directors:

The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws to govern the number and term of directors.

First Wyoming’s bylaws provide that the minimum size of the board of directors is 5 and the maximum size is 25 stockholders. The number of directors to be elected shall be determined at the annual meeting of stockholders by a majority of the votes cast by the stockholders in person or by proxy, or by a similar vote at any special meeting call for the purpose, upon due notice having been given according to law. There are currently six directors on First Wyoming’s board of directors.

The DGCL requires that a corporation have at least one director and permits the certificate of incorporation or bylaws to govern the number and term of directors.

WSFS’ certificate of incorporation states that the number of directors is fixed, from time to time, by a majority vote of the board of directors. The directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one (1) year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two (2) years thereafter. At each annual

	First Wyoming	WSFS

meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. There are currently 10 directors on WSFS’ board of directors.

Election of Directors:

Under NRS, unless provided otherwise by the articles of incorporation or bylaws, directors of every corporation must be elected at the annual meeting of stockholders by a plurality of the votes cast at the election.

First Wyoming’s bylaws permit stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Each director of First Wyoming is elected for a one-year term or until his or her successor shall have been elected and qualified.

The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock. The NRS does not distinguish between removal of directors with or without cause.

First Wyoming’s bylaws do not contain any specific provision relating to removal of directors.

Under Delaware law, where a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors, unless otherwise provided in the certificate of incorporation or bylaws.

WSFS’ certificate of incorporation permits stockholders to cumulate their votes for directors. Each stockholder is entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Each director of WSFS is elected for a three-year term or until his successor shall have been elected and qualified. This means that one-third of the board is elected at each annual meeting of the stockholders.

Delaware law provides that the stockholders may remove one or more directors of a classified board only for cause by a majority of the shares then entitled to vote.

WSFS’ certificate of incorporation provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of WSFS entitled to vote generally in the election of directors voting together as a single class.

	First Wyoming	WSFS
Board Vacancies:

Under the NRS, any vacancies existing on the board of directors may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the articles of incorporation.

First Wyoming’s bylaws state that any vacancies occurring in the board of directors shall be filled, in accordance with the laws of the State of Nevada, by appointment by the remaining directors, and any director so appointed shall hold office until the next election.

Under Delaware law, any vacancies existing on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or a by a sole remaining director.

WSFS’ certificate of incorporation states that any vacancies occurring in the board of directors shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

Vote Required for Certain Stockholder Actions and Quorum Requirement:

Under the NRS, unless otherwise provided in the articles of incorporation or the bylaws, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action.

First Wyoming’s bylaws provide that a majority of votes cast, represented in person or by proxy, except in the election of directors, will be the act of the stockholders, except in cases where by law a larger vote is required.

NRS further provides that except as otherwise provided by the articles of incorporation, a resolution of the stockholders granting voting rights to the control shares acquired by an acquiring person must be approved by the holders of a majority of the voting power of the corporation; and if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected.

First Wyoming articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

NRS provides that a majority of the voting power, which includes the voting power

DGCL provides that, except for the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

WSFS’ bylaws provide that in all matters except for the election of directors submitted to stockholders at any meeting shall be decided by the vote of a majority of the shares present in person or represented by proxy and entitled to vote with respect thereto. WSFS’ certificate of incorporation and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

WSFS’ bylaws provide the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of WSFS shall constitute a quorum. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum.

	First Wyoming	WSFS

that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business.

Amendment of Articles of Incorporation/ Certificate of incorporation:

Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation. First Wyoming articles do not provide for such greater proportion of voting power for any amendments thereto.

The NRS provides that if any such amendment would alter or change any preference or other right given to any class or series of outstanding shares, in addition to the affirmative vote required, the vote of the holders of a majority of the voting power of each class or series, is required unless the articles of incorporation specifically deny the right to vote on such an amendment.

Under the DGCL, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class of capital stock entitled to vote thereon as a class.

DGCL further provides the holders of the outstanding shares of a class of capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Amendment of Bylaws:

The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. Unless prohibited by any bylaw adopted by a corporation’s stockholders, a corporation’s board of directors may adopt, amend, or repeal any bylaw adopted by the stockholders. In addition, the NRS provides that the articles of incorporation may grant the authority to adopt, amend or repeal the bylaws exclusively to the directors.

First Wyoming’s bylaws state that the bylaws can be altered, amended or repealed by majority vote of the board of directors at any meeting of the board of directors, provided ten (10) day notice of the proposed amendment has been given to each member of the board of directors.

Delaware law provides that a bylaw amendment adopted by stockholders which specified the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

WSFS’ bylaws may be amended, added, rescinded, or repealed (1) at any meeting of the board of directors, provided notice of the proposed change was given in the notice of the meeting and notice was given not less than two days prior to the meeting; or (2) by the stockholders by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock, voting together as a single class.

	First Wyoming	WSFS
Special Meetings of Stockholders:

Nevada law provides that a special meeting of stockholders may be called by: (1) the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws; or (2) the holders of at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

First Wyoming’s bylaws provide that special meetings of stockholders may be called by the board of directors, or any three (3) or more stockholders owning, in the agreement, not less than twenty-five percent (25%) of the stock of the corporation. Unless otherwise provided by Nevada law, or by the articles of incorporation, notice of the time, place, and purpose of every special meeting shall be given at least ten (10) days prior to the date of such meeting.

Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

WSFS’ bylaws provide that subject to the rights of Preferred Stockholders, special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which WSFS would have if there were no vacancies on the board of directors. Special meeting may be held at such time and at such place within or without the state of Delaware as may be stated in the notice of the meeting. Notice of the meeting shall be delivered personally or mailed at least ten days and not more than sixty days prior to the meeting.

Nomination of Directors:	Neither First Wyoming’s articles of incorporation or bylaws contain specific provisions relating to the nominations for election to the board of directors by stockholders or board of directors.

WSFS’ bylaws state that nominations for election to the board of directors may be made by (1) at the direction of the Nominating Committee of the board of directors or (2) by any stockholder entitled to vote at such annual meeting.

Nominations, other than those made by the Nominating Committee, must be made in writing and delivered or mailed to the principal executive offices of WSFS not less than 90 days no more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of stockholders.

Stockholder nominations must contain the following information to the extent known to the notifying stockholder: (a) as to each nominee: (i) name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of WSFS’ voting stock which

	First Wyoming	WSFS

are beneficially owned by such person on date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A and Schedule A under the Securities Exchange Act of 1934; and (b) as to the stockholder giving notice : (i) name and address as they appear on WSFS’ books, of such stockholder and any stockholders known by such stockholder to be supporting such nominee and (ii) the class and number of shares of WSFS’ voting stock which are beneficially owned by such stockholder on the date of such stockholder notice, and to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. No person shall be eligible to serve as a director of WSFS unless nominated in accordance with these procedures.

Stockholder Proposal of Business:	Neither First Wyoming’s articles of incorporation or bylaws contain specific provisions relating to stockholder ability to submit proposals to be considered at an annual meeting.	WSFS’ certificate of incorporation provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of WSFS. To be timely, a stockholder’s notice must be delivered or mailed to the principal executive offices of WSFS not less than 90 days no more than 120 days prior to the anniversary date of the mailing date of WSFS’ proxy statement for the immediately preceding annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) the name and address, as they appear on WSFS’ books, of the stockholder proposing such business

	First Wyoming	WSFS

and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of WSFS which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. No business shall be conducted at annual meeting except in accordance with the aforementioned procedures.

Indemnification; Limitation of Director Liability:

Under the NRS, unless a corporation’s articles of incorporation provide for greater individual liability, a director or an officer of a Nevada corporation is not individually liable to the corporation, its stockholders or its creditors for damages as a result of any act or failure to act unless it is proven that the director or officer committed a breach of fiduciary duty and such breach involved intentional misconduct, fraud, or knowing violation of law. Unlike the DGCL, the NRS does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit the first Wyoming articles do not impose a higher standard for personal liability of directors.

First Wyoming’s bylaws provide that the corporation shall indemnify the members of the board of directors and may indemnify any other officer or employee of the corporation who is a party or is threatened to be made party to any threatened, pending, or completed action or suit whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee, or agent of First Wyoming, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve

First Wyoming	WSFS

proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

WSFS’ certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of WSFS or is or was serving at the request of WSFS as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as an indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by WSFS to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described below, WSFS shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of WSFS. The directors of WSFS Bank, and all officers thereof shall be deemed to be serving at the request of WSFS as such directors and officers. See “Item 20.

	First Wyoming	WSFS

Indemnification of Directors and Officers” in the registration statement on Form S-4 filed with the SEC by WSFS in connection with this proxy statement/prospectus.
Stockholders’ Rights of Dissent and Appraisal:	Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are (1) considered a “covered security” under the NRS; (2) listed, or authorized for listing, on a national securities exchange, or (3) issued by an open end management investment company registered with the SEC; provided that stockholders will have dissenting rights if stockholders are required to accept anything other than cash or shares in a corporation in exchange for their shares. In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS.

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 holders.

Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•   shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•   cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

•   any combination of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF FIRST WYOMING

The following table sets forth, as of March 6, 2014, the number of shares and percentage of the outstanding First Wyoming common stock beneficially owned by: (1) each director of First Wyoming; (2) each executive officer of First Wyoming; and (3) the directors and executive officers of First Wyoming as a group. All holders listed below have sole voting power and investment power over the shares beneficially owned by them. The address of each person listed below is c/o First Wyoming Financial Corporation, 120 West Camden-Wyoming Avenue, Wyoming, DE 19934. Other than as listed below, no stockholder beneficially owns more than 5% of the outstanding shares of First Wyoming common stock. First Wyoming has no class of stock outstanding other than the First Wyoming common stock.

Director	Number of Shares owned	Right to Acquire	Total Beneficial Ownership	Percentage of Beneficial Ownership**
Harold Bennett, Jr.	19,702		19,702	1.85%
Daniel Cannon	75		75	*
R. Pennell Emerson	12,245		12,245	1.15%
Craig Failing	793		793	*
Joshua Twilley, Chairman	6,968		117,967	11.05%

Executive Officer	Number of Shares owned	Right to Acquire	Total Beneficial Ownership	Percentage of Beneficial Ownership**
Joseph Chippie, President and Chief Executive Officer	7,345		7,345	*
Robert Faries, Vice President and Chief Financial Officer	156		156	*
John Steele, Executive Vice President and Chief Credit Officer	140		140	*

Directors and Executive Officers as a group (9 persons)	47,424		158,423	14.84%

*	Less than 1%
**	Percentages of common stock based upon 1,067,347 shares of First Wyoming common stock issued and outstanding at March 6, 2014.

LEGAL MATTERS

The validity of the WSFS common stock to be issued in connection with the merger will be passed upon for WSFS by Covington & Burling LLP, Washington, D.C. Certain tax matters will also be passed upon by Covington & Burling LLP, Washington, D.C. Certain matters will be passed upon for First Wyoming by Gerrish McCreary Smith, P.C., Memphis, TN.

EXPERTS

The consolidated statements of condition of WSFS Financial Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated in this proxy statement/prospectus by reference to WSFS’ Annual Report on Form 10-K for the year ended December 31, 2013 in reliance upon the reports of KPMG LLP, independent registered accounting firm, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the First Wyoming special meeting or at any adjournment or postponement of the First Wyoming special meeting.

FIRST WYOMING 2014 ANNUAL MEETING

First Wyoming will hold a 2014 annual meeting of stockholders only if the merger is not completed. If determined to be necessary, First Wyoming’s board of directors will provide each First Wyoming stockholder information relevant to First Wyoming’s 2014 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

WSFS has filed with the SEC a registration statement under the Securities Act that registers the distribution to First Wyoming stockholders of the shares of WSFS common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of WSFS in addition to being a proxy statement for First Wyoming stockholders. The registration statement, including the attached exhibits, contains additional relevant information about WSFS and WSFS common stock.

WSFS files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The reports and other information filed by WSFS with the SEC are also available to the public at the SEC’s website at http://www.sec.gov and at WSFS’ website at http://www.WSFS.com. We have included the web addresses of the SEC and WSFS as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

The SEC allows WSFS to incorporate by reference information in this proxy statement/prospectus. This means that WSFS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that WSFS previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC in a Current Report on Form 8-K). They contain important information about WSFS and its financial condition.

WSFS SEC Filings (SEC File No. 0-16668; CIK No. 0000828944)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2013

Proxy Statement on Schedule 14A	Filed on March 24, 2014

The description of WSFS common stock contained in WSFS’ registration statement on Form 8-A filed under Section 12 of the Exchange Act on January 7, 1989, including all amendments or reports filed for the purpose of updating such description

In addition, WSFS also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the First Wyoming special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC), as well as proxy statements.

WSFS has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to WSFS and First Wyoming has supplied all information relating to First Wyoming.

Documents incorporated by reference are available from WSFS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from WSFS at the following address:

WSFS Financial Corporation

Stephen Fowle

WSFS Bank Center

500 Delaware Avenue, Wilmington, DE, 19801

302-792-6000

You will not be charged for any of these documents that you request. If you request any incorporated documents from WSFS, WSFS will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of First Wyoming common stock, please contact Judy Cook, Vice President of Human Resources, The First National Bank of Wyoming at (302) 697-2666.

First Wyoming stockholders requesting documents must do so by April 25, 2014 to receive them before the First Wyoming special meeting.

This document is a prospectus of WSFS and a proxy statement of First Wyoming for the First Wyoming special meeting. Neither WSFS nor First Wyoming has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX I

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

WSFS FINANCIAL CORPORATION

AND

FIRST WYOMING FINANCIAL CORPORATION

Dated as of November 24, 2013

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 24, 2013, by and among WSFS Financial Corporation (“Buyer”), a Delaware corporation, and First Wyoming Financial Corporation (“Target”), a Nevada corporation.

Preamble

The respective Boards of Directors of Target and Buyer have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective stockholders. Each of the directors and certain executive officers of Target and the Target Bank have delivered to Buyer a voting and non-compete agreement dated as of the date hereof. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Target with and into Buyer with Buyer surviving as the surviving corporation. At the effective time of such Merger, the outstanding shares of the capital stock of Target shall be converted, at the election of each holder of capital stock of Target (and subject to certain limitations) into the right to receive cash, shares of common stock of Buyer or a mix of cash and shares of common stock of Buyer, in each case, subject to the terms and conditions set forth herein. The transactions described in this Agreement are subject to the approvals of the stockholders of Target and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Buyer in accordance with the provisions of Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with the provisions of Section 92A.190 of the Nevada Revised Statutes Annotated (“NRSA” ) with the effects provided therein (the “Merger”). Buyer shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Target in accordance with the DGCL. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Buyer.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing. The Closing shall be held at the offices of DLA Piper LLP (US), located at 500 Eighth Street, NW, Washington, DC 20004, unless another location is mutually agreed upon by the Parties.

1.3	Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the fifth Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing).

1.4	Charter.

The certificate of incorporation of Buyer in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5	Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6	Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7	Bank Merger.

Immediately following the Merger, First National Bank of Wyoming, a national banking association and a wholly owned Subsidiary of Target (the “Target Bank”), will merge (the “Bank Merger”) with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned Subsidiary of Buyer (the “Buyer Bank”). The Buyer Bank shall be the surviving entity (the “Surviving Entity”) in the Bank Merger and shall continue its corporate existence under the name “Wilmington Savings Fund Society, FSB,” and, following the Bank Merger, the separate corporate existence of the Target Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit A hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Target shall cause the Target Bank to approve the Subsidiary Plan of Merger, Target, as the sole stockholder of the Target Bank, shall approve the Subsidiary Plan of Merger and Target shall cause the Subsidiary Plan of Merger to be duly executed by the Target Bank and delivered to Buyer and (ii) Buyer shall cause the Buyer Bank to approve the Subsidiary Plan of Merger, Buyer, as the sole stockholder of the Buyer Bank, shall approve the Subsidiary Plan of Merger and Buyer shall cause the Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Target. Prior to the Effective Time, Target shall cause the Target Bank, and Buyer shall cause the Buyer Bank, to execute such articles or certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. Buyer and the Buyer Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the organizational documents of the Buyer Bank, an advisory board of the Buyer Bank is formed for southern Delaware (the “Advisory Board”). Buyer and the Buyer Bank shall further appoint as chairperson of the Advisory Board an individual who is currently a director of Target and who is mutually selected by Target and Buyer at least five Business Days prior to the date on which the Proxy Statement is first mailed to the holders of Target Common Stock. The Advisory Board shall have such roles, responsibilities and obligations that are similar to the roles, responsibilities and obligations of current advisory boards of the Buyer Bank. The chairperson of the Advisory Board shall be offered a consulting agreement with Buyer or the Buyer Bank on terms and conditions mutually acceptable to Buyer or the Buyer Bank, on the one hand, and the individual selected to be the chairperson on the other hand. If, prior to the Effective Time, any such individual for any reason ceases to serve as a director of Target, then a successor to such individual who is currently a director of Target shall be mutually selected by Target and Buyer and shall be duly appointed as chairperson of the Advisory Board.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1	Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target or the stockholders of either of the foregoing, the shares of Buyer and Target shall be converted as follows:

(a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to Section 2.2, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares held by any of Target, Target Subsidiary, Buyer, or Buyer Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously discharged and (ii) any Dissenting Shares) issued and outstanding shall be converted, at the election of the holder thereof in accordance with the procedures set forth in Article 3, into the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest:

(i) for each share of Target Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Cash Election”), the right to receive in cash from Buyer an amount (the “Cash Consideration”) equal to the Per Share Cash Amount (such shares collectively, the “Cash Election Shares”);

(ii) for each share of Target Common Stock with respect to which an election to receive Buyer Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares” ) or which is otherwise to receive shares of Buyer Common Stock in accordance with the terms of this Agreement, the right to receive from Buyer 0.8484 (the “Exchange Ratio” ) shares of Buyer Common Stock (the “Stock Consideration” ); and

(iii) for each share of Target Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares” ), the right to receive from Buyer the Stock Consideration.

(c) All shares of Target Common Stock, when so converted pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate” ) or book-entry share registered in the transfer books of Target (a “Book-Entry Share” ) that immediately prior to the Effective Time represented shares of Target Common Stock shall cease to have any rights with respect to such Target Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive, pursuant to Sections 2.5 and 3.2, cash in lieu of fractional shares of Buyer Common Stock into which such shares of Target Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.2(d).

(d) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, Target should split, combine or otherwise reclassify the shares of Target Common Stock, or make a dividend or other distribution in shares of

Target Common Stock (including any dividend or other distribution of securities convertible into Target Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Buyer hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change.

2.2	Proration.

(a) Notwithstanding any other provision contained in this Agreement, the aggregate amount of Cash Consideration that holders of Target Common Stock shall be entitled to receive pursuant to this Article 2 (the “Cash Value”), shall be $32,020,410.

(b) Within ten Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Target Common Stock of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:

(i) all Cash Election Shares, including Cash Election Shares that are part of any Split Election Shares, shall be converted into the right to receive cash;

(ii) Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(f) hereof a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii) if all of the Non-Electing Shares are converted to Cash Election Shares under Section 2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(f) hereof a sufficient number of Stock Election Shares, but excluding any Stock Election Shares that are part of any Split Election Shares, into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv) the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive Buyer Common Stock.

(d) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:

(i) all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive Buyer Common Stock;

(ii) the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(f) hereof a sufficient number of Cash Election Shares, but excluding any Cash Election Shares that are part of any Split Election Shares, into Stock Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive Buyer Common Stock; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(e) Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Non-Electing Shares and all Stock Election Shares will be converted into the right to receive Buyer Common Stock.

(f) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii) hereof to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares that are not part of any Split Election Shares (based upon the number of Stock Election Shares held that are not part of any Split Election Shares) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash Election Shares that are not part of any Split Election Shares (based upon the number of Cash Election Shares held that are not part of any Split Election Shares) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such holder.

(g) Tax Amendments. If, in the judgment of legal counsel to Buyer, the application of the provisions of Section 2.2(c) or (d) may reasonably create material and adverse tax consequences to Buyer, Target, or Target’s Stockholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the stockholders of Target.

2.3	Anti-Dilution Provisions.

In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

2.4	Shares Held by Target or Buyer.

Each share of Target Common Stock that is issued and held by any Target Entity or Buyer Entity (other than shares of Target Common Stock held in a fiduciary capacity or as a result of debts previously contracted) immediately prior to the Effective Time (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

2.5	Fractional Shares.

No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Target Book-Entry Shares, no dividend or distribution of Buyer shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock that such holder of shares of Target Common Stock would otherwise have been entitled multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE 3

EXCHANGE OF SHARES

3.1	Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each holder of record of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (a “Holder”) shall have the right, subject to the limitations set forth in this Article 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of Target Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Target Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Buyer shall prepare a form reasonably acceptable to Target (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent), which shall be mailed by Target to record holders of Target Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Target shall mail or cause to be mailed or delivered, as applicable, the Form of Election to record holders of Common Stock as of the record date for the Target Stockholder Meeting not less than 20 Business Days prior to the anticipated Election Deadline (the “Mailing Date”). Buyer shall make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Target Common Stock during the period following the record date for the Target Stockholder Meeting and prior to the Election Deadline.

(d) Prior to the Mailing Date, Buyer shall appoint an exchange agent reasonably acceptable to Target (the “Exchange Agent”), for the purpose of receiving Elections and exchanging shares of Target Common Stock represented by Certificates or Book-Entry Shares for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Target Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Target or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of Target Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Buyer, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Target and Buyer, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is 30 days following the Closing Date. Target and Buyer shall issue a press release announcing the anticipated date of the Election Deadline not more than 15 Business Days before, and at least five Business Days prior to, the Election Deadline.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Target Common Stock, any subsequent transfer of such shares of Target Common Stock shall automatically revoke such Election. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Target Common Stock (neither Buyer nor Target nor the Exchange Agent being under any duty to notify any stockholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Target Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(f) Subject to the terms of the Exchange Agent Agreement, Buyer, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates (“Buyer Certificates” ) representing the number of shares of Buyer Common Stock into which shares of Target Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Target Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.

3.2	Exchange Procedures.

(a) Deposit of Merger Consideration. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Target Common Stock, at the Effective Time, for exchange in accordance with this Article 3, (i) evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(b) equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.5) (collectively, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Buyer or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Buyer and the Surviving Corporation and shall be paid to Buyer or the Surviving Corporation, as Buyer directs. No investment of the Exchange Fund shall relieve Buyer, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 3 and following any losses from any such investment, Buyer shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Buyer’s obligations hereunder for the benefit of the holders of shares of Target Common Stock at the Effective Time, which additional funds, if any, will be deemed to be part of the Exchange Fund.

(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a Form of Election and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration, in such form as the Target and Buyer may reasonably agree. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a Form of Election, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent it is Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(c) Share Transfer Books. At the Effective Time, the share transfer books of Target shall be closed, and thereafter there shall be no further registration of transfers of shares of Target Common Stock. From and after the Effective Time, Persons who held shares of Target Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby.

(d) Dividends with Respect to Buyer Common Stock. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Share in accordance with this Agreement, and all such dividends and other distributions shall be paid by Buyer to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the shares of Buyer Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such shares of Buyer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Target Common Stock on the first anniversary of the Effective Time shall be delivered to Buyer, and any former holders of shares of Target Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Buyer Common Stock) to which they are entitled under this Article 3 shall thereafter look only to Buyer and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability. None of Buyer, Target, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Target Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Withholding Rights. Each and any of Buyer, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

3.3	Dissenting Stockholders.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any holder who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Sections 92A.300 to 92A.500 of the NRSA (“Sections 92A.300 to 92A.500” ) (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in Article 2 (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 92A.300 to 92A.500. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 92A.300 to 92A.500. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 92A.300 to 92A.500, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 to 92A.500, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Sections 92A.300 to 92A.500 shall cease and such Dissenting Shares shall be deemed to be Non-Electing Shares that have been converted at the Effective Time into, and shall have become, the right to receive the Stock Consideration as provided in Section 2.1(c)(iii) of this Agreement, subject, if applicable, to the proration provided for in Section 2.2.

(b) Target shall give Buyer prompt written notice (but in any event within 48 hours) to Buyer of any demands for appraisal of any shares of Target Common Stock and any withdrawals of such demands, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Target shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as Previously Disclosed, Target hereby represents and warrants to Buyer as follows:

4.1	Organization, Standing, and Power.

(a) Status of Target. Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect. Target is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Target and the bylaws of Target, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.

(b) Status of Bank. The Target Bank is a direct, wholly owned Subsidiary of Target, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted. The Target Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the Charter Documents of the Target Bank, as currently in effect, have been delivered or made available to Buyer.

4.2	Authority of Target; No Breach By Agreement.

(a) Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Target’s stockholders in accordance with this Agreement and the NRSA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Target (including a determination by the board of directors of Target that this Agreement is advisable and in the best interests of Target’s stockholders), subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Target Common Stock as contemplated by Section 7.1. Subject to such requisite stockholder approval, and assuming the due authorization, execution and delivery by Buyer, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s certificate of incorporation or bylaws or the certificate or articles of incorporation, bylaws or other governing instruments of the Target Bank or any resolution adopted by the board of directors or the stockholders of any Target Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the DGCL, the Laws of the United States of America with respect to the Target Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and by the Target Bank of the Bank Merger and the other transactions contemplated in this Agreement.

(d) Target Debt. Target has no debt that is secured by Target Bank Common Stock.

4.3	Capitalization of Target.

(a) Ownership. The authorized capital stock of Target consists of (i) 1,080,00 shares of Target Common Stock. As of the close of business on November 21, 2013 and as of the Effective Time, (i) 1,067,347 shares of Target Common Stock (excluding treasury shares) were and will be issued and outstanding, (ii) 12,653 shares of Target Common Stock were held by Target in its treasury, and (iii) no shares of Target preferred stock were and will be issued and outstanding or held by Target in its treasury.

(b) All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Target has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of Target.

(c) Outstanding Stock Rights. There are no (i) existing stock option and other stock-based compensation plans of any kind or any nature with respect to securities of Target or the Target Bank, (ii) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of Target, (iii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of Target, (iv) Contracts under which Target or the Target Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Target, (v) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Target or the Target Bank is a party or of which Target is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Target, or (vi) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholder of Target may vote.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote are issued or outstanding. There are no Contracts pursuant to which Target or any Target Subsidiaries is or could be required to register shares of Target’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Target or any Target Subsidiaries. No Target Subsidiary owns any capital stock of Target.

(e) Target Subsidiaries. Target does not have any Subsidiaries nor own any equity interests in any other Person other than the Target Bank.

4.4	Capitalization of the Target Bank.

(a) Ownership. The authorized capital stock of the Target Bank consists of 360,000 shares of common stock, par value $12.50 per share (the “Target Bank Common Stock” ), and 1,080,000 shares of Target Bank Common Stock are outstanding as of the date of this Agreement. No other shares of capital stock of the Target Bank are issued or outstanding as of the date of this Agreement. All of the outstanding shares of Target Bank Common Stock are directly and beneficially owned and held by Target. All of the issued and outstanding shares of capital stock of the Target Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the Laws of the United States of America. None of the outstanding shares of capital stock of the Target Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the Target Bank.

(b) All of the issued and outstanding shares of capital stock of the Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the National Bank Act. None of the outstanding shares of capital stock of the Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the Bank.

(c) Outstanding Stock Rights. Except for preemptive rights, there are no (i) outstanding subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of the Target Bank, (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of the Target Bank, (iii) Contracts under which Target or the Target Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of the Target Bank, (iv) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Target or Target Bank is a party or of which Target is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of the Target Bank, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholder of the Target Bank may vote.

(d) Bank Subsidiaries. The Target Bank does not have any Subsidiaries nor own any equity interests in any other Person.

4.5	Target Subsidiaries.

Target has no Subsidiaries other than the Target Bank. Target owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Target Bank. No capital stock (or other equity interest) of the Target Bank is or may become required to be issued (other than to another Target Entity) by reason of any Equity Rights, and there are no Contracts by which the Target Bank is bound to issue (other than to another Target Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Target Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of the Target Bank (other than to another Target Entity). There are no Contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of the Target Bank. All of the shares of capital stock (or other equity interests) of the Target Bank held by a Target Entity are fully paid under the Laws of the United States of America and are owned by the Target Entity free and clear of any Lien. The Target Bank is a depository institution is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Target, threatened. The articles or certificate of incorporation, bylaws, or other governing documents of the Target Bank comply with applicable Law.

4.6	Regulatory Reports.

(a) Target’s Reports. Target has filed on a timely basis, all material forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law, since December 31, 2009.

(b) Target Bank’s Reports. The Target Bank has duly filed with the FDIC, the Office of the Comptroller of the Currency (the “OCC”) and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, statements, required to be filed under any applicable Law, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law since December 31, 2009.

4.7	Financial Matters.

(a) Financial Statements. Target has made available to Buyer the Target Financial Statements. The Target Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Target and the Target Bank, as applicable of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Target and the Target Bank, as applicable, for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated financial statements of Target to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes and (C) will fairly present in all material respects the financial condition of Target as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Target for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Call Reports. The financial statements contained in the Call Reports of the Target Bank for the periods ending December 31, 2012, March 31, 2013, June 30, 2013, and September 30, 2013 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of the Target Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of the Target Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of the Target Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of the Target Bank for the respective periods set forth therein, subject to year-end adjustments.

(c) Systems and Processes. The Target Bank has in place sufficient systems and processes that are customary for a community bank of the size of the Target Bank and that are designed to (i) provide reasonable assurances regarding the reliability of the Target Bank’s financial statements and (ii) in a timely manner accumulate and communicate to the Target Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Target Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Neither the Target Bank nor, to Target’s Knowledge, any employee, auditor, accountant or representative of the Target Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Target Bank’s financial statements. To Target’s Knowledge, there has been no instance of fraud by the Target Bank, whether or not material, that occurred during any period covered by the Call Reports.

(d) Auditor Independence. During the periods covered by the Call Reports, the external auditor was independent of the Target Bank and its management. As of the date hereof, the external auditor for Target and the Target Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Target or the Target Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.8	Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Target and the Target Bank.

4.9	Absence of Undisclosed Liabilities.

No Target Entity has incurred any Liability, except for Liabilities (i) incurred in the Ordinary Course since December 31, 2012, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) that are accrued or reserved against in the consolidated balance sheet of Target as of September 30, 2013 included the Interim Financial Statements for the period ending September 30, 2013 or in Target Bank’s Call Report for the period ended September 30, 2013, or (iv) that are not reasonably likely to have a Material Adverse Effect on Target.

4.10	Absence of Certain Changes or Events.

(a) Since December 31, 2012, there has not been a Material Adverse Effect on Target.

(b) Since December 31, 2012, Target and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices and none of Target nor any of its Subsidiaries have taken any action that would be prohibited by Sections 6.2(b), (d), (e), (f), (h), (i), (j), (k), (l), (o), (r), and (u) if taken after the date hereof.

4.11	Tax Matters.

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the Target Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of any of the Target Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Target Entity or the Assets of any Target Entity. None of the Target Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Target Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal quarter end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(e) None of the Target Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Target Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(f) Since December 31, 2008, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) None of the Target Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Section 382 of the Internal Revenue Code other than any such limitation under the provisions of Section 382 of the Internal Revenue Code as may arise as a result of the consummation of the transactions contemplated by this Agreement. None of the Target Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.12	Assets.

Each Target Entity has good and marketable title to those Assets reflected in the latest Target Financial Statements as being owned by such Target Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Each Target Entity is the lessee of all leasehold estates reflected in the latest Target Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Target, the lessor. There are no pending or, to the Knowledge of Target, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by each Target Entity. Target and its Subsidiaries own or lease all properties as are necessary to their operations now conducted, and all of the Target Entities’ right to the use of and title to the name “First Wyoming” and “First National Bank of Wyoming” will be transferred to Buyer in connection with the completion of the transactions contemplated by this Agreement.

4.13	Intellectual Property.

Each Target Entity owns or has a valid license to use all of the Intellectual Property necessary to carry on the business of such Target Entity, including sufficient rights in each copy possessed by each Target Entity. Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Target Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Target Entities does not infringe any Intellectual Property of any other person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Target Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement.

4.14	Environmental Matters.

(a) Each Target Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority or other forum in which any Target Entity or any of its Operating Properties or Participation Facilities (or Target in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.15	Compliance with Laws.

(a) Target is duly registered as a bank holding company under the BHC Act. Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Target Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2008, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not in compliance with any Laws or Orders, or (ii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) Target and each Target Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or court decrees to which they or their properties or assets may be subject, including, but not limited to, the Securities Laws, and applicable Laws of the Federal Reserve, the FDIC, any applicable state, federal or self-regulatory organization, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act of 1974, and the Equal Credit Opportunity Act, and applicable regulations thereunder). Neither Target nor any Target Entity has received any written communication from any governmental entity asserting that any Target Entity is not in compliance in any material respect with any Law.

4.16	Community Reinvestment Act Compliance.

The Target Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Target has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Target Bank having its current rating lowered.

4.17	Foreign Corrupt Practices.

No Target Entity, or, to the Knowledge of Target, any director, officer, agent, employee or other Person acting on behalf of a Target Entity has, in the course of its actions for, or on behalf of, any Target Entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; (v) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of any jurisdiction, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Target Entity with respect to the Money Laundering Laws is pending or, to the best knowledge of Target, threatened; or (vi) engaged in any business activity related to the petroleum industry, military applications, the governments of Iran or Syria, and transfers of goods, technologies or services (including financial services) that may assist the governments of Iran or Syria or facilitate money laundering or other activities proscribed by Law.

4.18	Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or threatened and there have been no such actions or disputes since December 31, 2008. To the Knowledge of Target, since December 31, 2008, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity. The employment of each employee and the engagement of each independent contractor of each Target Entity are terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity.

(b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed, and each individual who renders services to any Target Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Target Benefit Plans).

4.19	Employee Benefit Plans.

(a) Target has made available to Buyer prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which any Target Entity or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan”. Section 4.19(a) of Target’s Disclosure Memorandum has a complete and accurate list of all Target Benefit Plans.

(b) Target has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (the “IRS”), the United States Department of Labor (the “DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Target Benefit Plan for the current plan year and the preceding plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Target Benefit Plan is and has been maintained in material compliance with the terms of such Target Benefit Plan, and in material compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Target Benefit Plan. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Target Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan.

(d) There are no threatened or pending claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits in the Ordinary Course and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.

(e) No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(f) Neither the Target Entities nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g) No Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans. There are no restrictions on the rights of each Target Entity to amend or terminate any Target Benefit Plan that is a retiree health or benefit plan and such termination will not result in any Liability thereunder. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could give rise to such Tax.

(h) All contributions required to be made to any Target Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Target Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Target Entities.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Target Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any Target Entity to amend, merge, terminate or receive a reversion of assets from any Target Benefit Plan or related trust.

Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Target Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.19(i) of the Target’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code. No Target Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Internal Revenue Code, or otherwise.

(j) The Target Entities have complied, in all material respects, and will be in material compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Regulatory Authority (collectively “EESA”). Each employee of a Target Entity who is subject to the limitations imposed under EESA has executed a waiver of claims against the Target Entities with respect to limiting or reducing rights to compensation, including severance payments and benefits, for so long as the EESA limitations are required to be imposed.

4.20	Material Contracts.

Except as otherwise reflected in the Target Financial Statements, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (b) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $50,000, (c) any Contract which prohibits or restricts any Target Entity (and/or, following consummation of the transactions contemplated by this Agreement, Buyer) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract between or among Target Entities, (e) any Contract relating to the purchase or sale of any goods or services by a Target Entity (other than Contracts entered into in the Ordinary Course and involving payments under any individual Contract not in excess of $125,000 or involving Loans, borrowings or guarantees originated or purchased by any Target Entity in the Ordinary Course), (f) any Contract which obligates any Target Entity to conduct business with any third party on an exclusive or preferential basis, (g) any Contract which requires referrals of business or requires any Target Entity to make available investment opportunities to any person on a priority or exclusive basis, (h) any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Target Entity, (i) any Contract which limits the payment of dividends by any Target Entity, (j) any Contract pursuant to which any Target Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (k) any Contract pursuant to which any Target Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (l) any Contract which relates to Intellectual Property of Target (including permitting the use of the names “The First National Bank of Wyoming”, “First Wyoming” or any variant thereof), (m) any Contract between any Target Entity, on the one hand, and (1) any officer or director of any Target Entity, or (2) to the Knowledge of Target, any (x) record or beneficial owner of five percent or more of the voting securities of Target, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Target, on the other hand, except those of a type available to employees of Target generally, or (n) any other Contract or amendment thereto that is material to any Target

Entity or their respective business or Assets (together with all Contracts referred to in Sections 4.13 and 4.19(a), (the “Target Contracts”). With respect to each Target Contract: (i) the Contract is in full force and effect and enforceable in accordance with its terms; (ii) no Target Entity is in material Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any material respect or has repudiated or waived any material provision thereunder. All of the Target Contracts have been Previously Disclosed. All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

4.21	Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Target Entity or for the account of a customer of any Target Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Target Entity party thereto and, to the Knowledge of Target, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms. Target or its Subsidiaries and, to the Knowledge of Target, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Target, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.22	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened against any Target Entity, or against any current or former director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Target Entity. Section 4.22 of Target’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Target Entity is a party and which names a Target Entity as a defendant or cross-defendant. Section 4.22 of Target’s Disclosure Memorandum sets forth a list of all Orders to which any Target Entity is subject.

4.23	Statements True and Correct.

(a) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Target and its Subsidiaries and other portions within the reasonable control of Target and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Proxy Statement, and any other documents to be filed by a Target Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.

4.24	State Takeover Statutes and Takeover Provisions.

Target has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”). No Target Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

4.25	Opinion of Financial Advisor.

Target has received the opinion of Gerrish McCreary Smith Consultants, LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of Target Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26	Tax and Regulatory Matters.

No Target Entity or, to the Knowledge of Target, any Affiliate thereof has taken or agreed to take any action, and Target does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27	Loan Matters.

(a) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Target Entity and are complete and correct in all material respects.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Target’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the Contracts pursuant to which any Target Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Section 4.27(d) of Target’s Disclosure Memorandum sets forth a list of all Loans as of the date hereof by Target to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Target Entity, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

4.28	Deposits.

All of the deposits held by the Target Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of the Target Bank, and (b) all applicable Laws, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the deposits held by the Target Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Target, threatened.

4.29	Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the Target Financial Statements was as of such date adequate based upon the Target Bank’s past business practices to provide for possible or specific or general losses, net of recoveries relating to loans previously charged off, on Loans outstanding as of the applicable dates of the Target Financial Statements.

4.30	Insurance.

Target Entities are insured with reputable insurers against such risks and in such amounts as the management of Target reasonably has determined to be prudent and consistent with industry practice. Section 4.30 of Target’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Target Entities, true, correct and complete copies of which policies have been provided to Buyer prior to the date hereof. The Target Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Target Entities, Target or the Target Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To Target’s Knowledge, no Target Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Target’s Knowledge, is the termination of any such policies threatened.

4.31	OFAC.

None of Target, any Target Entity or, to the knowledge of Target, any director, officer, agent, employee, affiliate or other person acting on behalf of any Target Entity is (A) a Person currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively,

“Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions; and Target will not directly or indirectly use the proceeds of the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries, joint venture partners or other Person, for the purpose of financing the activities of any Person currently subject to any Sanctions

4.32	Brokers and Finders.

Neither Target nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Target, Target agrees to indemnify and hold Buyer harmless of and from any Liability in respect of any such claim.

4.33	Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Target Entity, on the one hand, and (a) any officer or director of any Target Entity, or (b) to Target’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of Target, (ii) Affiliate or family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of Target, on the other hand, except those of a type available to employees of Target generally.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer hereby represents and warrants to Target as follows:

5.1	The Standard.

No representation or warranty of Buyer contained in Article 5 shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on Buyer.

5.2	Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3	Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Assuming the due authorization, execution and delivery by Target, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s certificate of incorporation or bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of NASDAQ, the DGCL, the Laws of the United States of America with respect to the Buyer Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and by the Buyer Bank of the Bank Merger the other transactions contemplated in this Agreement.

5.4	Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 20,000,000 shares of Buyer Common Stock, of which 8,851,186 shares are issued and outstanding as of November 22, 2013, and (ii) 7,500,000 shares of preferred stock of Buyer, of which zero shares are issued and outstanding as of November 22, 2013. Upon any issuance of any shares of Buyer Common Stock in accordance with the terms of the Buyer Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Buyer.

(c) Except as set forth in Section 5.4(a), as of November 22, 2013, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer. No Buyer Subsidiary owns any capital stock of Target.

5.5	SEC Filings; Financial Statements.

(a) Buyer has timely filed and made available to Target all SEC Documents required to be filed by Buyer since December 31, 2009 (the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Buyer Subsidiaries that are registered as a broker, dealer, or investment adviser, no Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2009, Buyer and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the Buyer SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(d) Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.6	Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Buyer as of September 30, 2013, included in the Buyer Financial Statements delivered or filed prior to the date of this Agreement, or (iv) as is not reasonably likely to have a Material Adverse Effect on Buyer.

5.7	Absence of Certain Changes or Events.

Since September 30, 2013 there has not been a Material Adverse Effect on Buyer.

5.8	Tax Matters.

(a) The Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. The Buyer Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Buyer Entities. No claim has ever been made in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b) None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Buyer Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.9	Compliance with Laws.

Buyer is duly registered as a bank holding company under the BHC Act. Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of the Buyer Entities:

(a) is in Default under its certificate of incorporation or bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2009, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not in compliance with any Laws or Orders, or (ii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

5.10	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity.

5.11	Reports.

Since December 31, 2009, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

5.12	Statements True and Correct.

(a) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Buyer and its Subsidiaries and other portions within the reasonable control of Buyer and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.

5.13	Tax and Regulatory Matters.

No Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof has taken or agreed to take any action, and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.14	Brokers and Finders.

Except for Sandler O’Neill & Partners, L.P., Buyer represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Buyer, Buyer agrees to indemnify and hold Target harmless of and from any Liability in respect of any such claim.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1	Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and ordinary course, consistent with past practice, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (c) take no action which would reasonably be expected to adversely affect or delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement.

6.2	Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Target’s Disclosure Memorandum, Target covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the certificate of incorporation, bylaws or other governing instruments of any Target Entity;

(b) incur or guarantee any additional debt obligation or other obligation for borrowed money (other than indebtedness of Target to the Target Bank or of the Target Bank to Target or indebtedness incurred in the Ordinary Course);

(c) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Target Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Target’s capital stock or other equity interests;

(d) issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock of any Target Entity (unless any such shares of stock are sold or otherwise transferred to Target or the Target Bank) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement;

(f) (i) purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than the Target Bank (except for purchases of investment securities made by Target Bank for its investment portfolio made in Ordinary Course), or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Target Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except (A) an increase in base salary for employees that does not exceed in the aggregate 3% of the total base compensation paid to all employees of Target Bank during the fiscal year ending December 31, 2013, (B) bonuses for employees that do not exceed in the aggregate $300,000 or (C) as required by Law; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the Target Benefit Plan in effect on the date hereof and in the case of (x) subject to receipt of an effective release of claims from the employee, and in the case of (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (iii) enter into or amend any severance agreements with employees or officers of any Target Entity; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Target Entity in the Ordinary Course; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights;

(h) enter into, amend or renew any employment Contract between any Target Entity and any Person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or, with respect to a Target ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt any new Employee Benefit Plan of any Target Entity or terminate or withdraw from, or amend, any Target Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required or the terms of such plans; or (iii) fund or in any other way secure the payment of compensation or benefits under any Target Benefit Plan;

(j) make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Target Entity for money damages in excess of $50,000 or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract that calls for aggregate annual payments of $50,000 or more, except in the Ordinary Course, (B) Target Contract, (C) Contract referenced in Section 4.32 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.33 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the Ordinary Course; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n) make, or commit to make, any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, or (ii) its hedging practices and policies;

(p) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any Target Subsidiaries or waive any material fees with respect thereto;

(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Target Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(v) Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law;

(w) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(x) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(y) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Target), except (i) new Loans not in excess of $1,000,000, (ii) Loans or commitments for Loans that have previously been approved by Target prior to the date of this Agreement not in excess of $1,000,000, (iii) with respect to amendments or modifications that have previously been approved by Target prior to the date hereof, amend or modify in any material respect any existing Loan rated “special mention” or worse by Buyer, as identified in Buyer’s Disclosure Memorandum, with total credit exposure not in excess of $2,000,000, or (iv) with respect to any such actions that have previously been approved by Target prior to the date hereof, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Target, in each case not in excess of $1,000,000; or

(z) agree to take, make any commitment to take, or adopt any resolutions of Target’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3	Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.3 of Buyer’s Disclosure Memorandum, Buyer covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Target, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation, bylaws or other governing instruments of Buyer or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Target or the holders of Target Common Stock adversely relative to other holders of Buyer Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or delay consummation of the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of Buyer’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4	Regulatory Compliance Matters.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, Target shall, and shall cause each of its Subsidiaries to:

(a) Operate Target Bank in a manner such that Target Bank and its Affiliates are in substantial compliance with the terms of Target Bank’s written agreement, dated March 17, 2011 (the “Written Agreement”), with the OCC;

(b) Continue to address and resolve any Matters Requiring Attention (as set forth in and defined in Target Bank’s most recent report on examination by the OCC (such examination, the “Safety and Soundness Examination”));

(c) Continue to cause Target Bank to operate in accordance with the findings and recommendations of the Safety and Soundness Examination; and

(d) Permit Buyer to perform a compliance review (the “Review”) of the Target Entities with respect to certain customers of the Target Bank identified by Buyer in writing to Target prior to the date of this Agreement to assess, among other things, the Target Entities’ compliance with Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and all Money Laundering Laws, and all processes and procedures related to compliance with such Laws. Target shall cooperate with all reasonable requests and provide Buyer and its representatives with all necessary assistance and information in connection with such Review, including, without limitation, upon reasonable notice, full access during normal business records to all Books and Records of the Target Entities.

6.5	Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1	Registration Statement; Proxy Statement; Stockholder Approval.

(a) Buyer agrees to prepare and file with the SEC the Registration Statement (including the prospectus of Buyer and proxy solicitation materials of Target constituting a part thereof (the “Proxy Statement”) and all related documents) as promptly as reasonably practicable and in any event within 30 days from the date of this

Agreement, subject to full cooperation of Target and its advisors and accountants. Buyer and Target agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Buyer and Target agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Target shall thereafter mail or deliver the Proxy Statement to its stockholders. Buyer also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action. Each of Buyer and Target agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Target or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. Target shall have the right to review and consult with Buyer with respect to any information included in, the Registration Statement prior to its being filed with the SEC. Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Target shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Stockholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval and adoption of this Agreement (the “Target Stockholder Approval”) and such other related matters as it deems appropriate. Target agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Target of any Acquisition Proposal. Target shall (i) through its board of directors, recommend to its stockholders the approval and adoption of this Agreement (the “Target Recommendation”), (ii) include such Target Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Target Stockholder Approval. Neither the board of directors of Target nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Target Recommendation or take any action, or make any public statement, filing or release inconsistent with the Target Recommendation. If requested by Buyer, Target shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Buyer in connection with obtaining the Target Stockholder Approval.

7.2	Acquisition Proposals.

(a) No Target Entity shall, and it shall cause its Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (d) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Target shall constitute a breach of this Section 7.2 by Target.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if Target or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Stockholders’ Meeting that did not result from or arise in connection with a breach of Section 7.2(a), Target and its Representatives may, prior to (but not after) the Stockholders’ Meeting, take the following actions if the board of directors of Target (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Target’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement is in each provision with respect to Buyer: (A) furnish information to, and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such bona fide written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Target shall advise Buyer in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and Target shall as promptly as practicable provide to Buyer (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Target agrees that it shall simultaneously provide to Buyer any nonpublic information concerning Target or any Target Subsidiaries that may be provided (pursuant to Section 7.2(a)) to any other Person or “Group” in connection with any bona fide written Acquisition Proposal which has not previously been provided to Buyer. In addition, Target shall provide Buyer as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Buyer informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Stockholders’ Meeting, if Target has received a Superior Proposal (after giving effect to the terms of any revised offer by Buyer pursuant to this Section 7.2(d)), the board of directors of Target may terminate this Agreement (and concurrently with such termination cause Target to enter into an acquisition agreement with respect to any Superior Proposal), if the board of directors of Target has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Target may not take the actions set forth in this Section 7.2(d) unless:

(i) Target has complied in all material respects with this Section 7.2;

(ii) Target has provided prior written notice to Buyer at least three Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Buyer that the board of directors of Target has received a Superior Proposal and shall include a copy of such Superior Proposal;

(iii) during the Notice Period, Target has and has caused its financial advisors and outside legal counsel to, negotiate with Buyer in good faith (to the extent Buyer desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the board of directors of Target) a Superior Proposal; and

(iv) the board of directors of Target has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Buyer, if any, that such Superior Proposal remains a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Target shall deliver a new written notice to Buyer and shall comply with the requirements of this Section 7.2(d) with respect to such new written notice. In addition to the foregoing, Target shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger unless this Agreement shall be terminated in accordance with its terms.

(e) Target and Target Subsidiaries shall, and Target shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Buyer and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3	Exchange Listing.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of Buyer Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4	Consents of Regulatory Authorities.

(a) Buyer and Target and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall Buyer be required to accept any new restriction or condition on the Buyer Entities which is materially and unreasonably burdensome on Buyer’s business or on the business of Target or the Target Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to Buyer to such a degree that Buyer would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). Each of Buyer and Target shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law, (i) promptly advise the other of the receipt of any substantive communication from a Regulatory Authority with respect to the transactions contemplated hereby, (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5	Investigation and Confidentiality.

(a) Target shall promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving Target or the Target Bank.

(b) Prior to the Effective Time, Target shall permit Buyer to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Buyer reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. No investigation by Buyer shall affect the ability of Buyer to rely on the representations, warranties, covenants and agreements of Target.

(c) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

7.6	Press Releases.

Target and Buyer agree that no press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7	Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Buyer and Target shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

(c) If the aggregate amount of the Stock Consideration is less than 40% of the aggregate Merger Consideration (taking into account the amount of cash to be paid pursuant to Section 2.5), then the parties agree that they shall reallocate the Stock Consideration and the Cash Consideration so that the Stock Consideration shall be at least 40% of the aggregate Merger Consideration.

7.8	Employee Benefits.

(a) Following the Effective Time, except as contemplated by this Agreement, Buyer shall provide generally to officers and employees (as a group) who are actively employed by a Target Entity on the Closing Date (“Covered Employees”) while employed by Buyer following the Closing Date, employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by Buyer Entities to their similarly situated officers and employees, including severance benefits in accordance with the applicable severance policy of Buyer (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Buyer Entity. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Employee Benefit Plans, the continued participation of the Covered Employees in the Target Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer’s Employee Benefit Plans may commence at different times with respect to each of Buyer’s Employee Benefit Plans). For purposes of participation, vesting and benefit accrual under Buyer’s Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans, to the same extent that such service was recognized and credited by the Target Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Buyer Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) The Target Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, each Target Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (each a “401(k) Plan”). Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the 401(k) Plans have been terminated.

(c) Upon request by Buyer, prior to the Closing Date, the Target Entities shall terminate all Target Benefit Plans that provide retiree medical coverage (“Retiree Medical Coverage”) so that on and after the Closing Date none of the Target Entities, the Buyer, or any of their Affiliates shall have any Liability for or relating to Retiree Medical Coverage. If requested by Buyer, prior to the Closing Date, the Target Entities shall obtain a written agreement from each individual eligible for Retiree Medical Coverage agreeing to the termination of the Retiree Medical Coverage and releasing the Target Entities, the Buyer, and their Affiliates from any and all Liability and claims relating thereto. The consideration for such agreements from all eligible individuals shall be an amount determined by Buyer that shall not exceed the dollar amount accrued by the Target Entities for Retiree Medical Coverage liabilities as of the date of termination of the Retiree Medical Coverage. Target shall provide Buyer with a copy of the resolutions, plan amendments, notices, agreements, and other documents prepared to effectuate the actions contemplated by this Section 7.8(c), as applicable, and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d) Upon request by Buyer prior to the Closing Date, the Target Entities shall cooperate in good faith with Buyer prior to the Closing Date to amend, freeze, terminate or modify any other Target Benefit Plan to the extent and in the manner determined by Buyer effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give Target a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Without limiting the generality of Section 10.4, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to: (i) establish, amend, or modify any Target Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Target or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any Buyer Subsidiaries (including, after the Closing Date, the Target Entities) to amend, modify or terminate any Target Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Buyer or any Buyer Subsidiaries (including, following the Closing Date, the Target Entities), or constitute or create an employment agreement with any employee.

7.9	Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors or officers of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Target’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Buyer is required to effectuate any indemnification, Buyer shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b) Buyer shall use its reasonable best efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 200% of the annual premium payments currently paid on Target’s current policy in effect as of the date of this Agreement (which amount is set forth in Section 7.9(b) of Target’s Disclosure Memorandum) (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the maintenance of the policy described in this Section 7.9(b), Buyer, or Target in consultation with Buyer, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b), in which case, Buyer will have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Buyer (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10	Operating Functions.

Target and the Target Bank shall cooperate with Buyer and the Buyer Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Buyer Bank (including the former operations of the Target Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Target shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Target Bank with the Buyer Bank. Without limiting the foregoing, Target shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Target and Buyer shall meet from time to time as Target or Buyer may reasonably request to review the financial and operational affairs of Target and the Target Bank, and Target shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Buyer nor the Buyer Bank shall under any circumstance be permitted to exercise control of Target, the Target Bank or any other Target Subsidiaries prior to the Effective Time, (b) neither Target nor the Target Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) neither Target nor the Target Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.11	Stockholder Litigation.

Target shall give Buyer every opportunity to participate in the defense or settlement of any stockholder litigation against Target and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Stockholder Approval. The stockholders of Target shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the OCC, and (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Buyer and Target (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition on Buyer.

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

(f) Tax Matters. Each Party shall have received a written opinion of DLA Piper LLP (US), in form reasonably satisfactory to such Parties (the “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Target and Buyer reasonably satisfactory in form and substance to such counsel.

8.2	Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3 and 4.4 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.6, 4.23, 4.25, 4.29 and 4.31 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article 4 shall, in the aggregate, be true and correct in all material respects; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Target shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Target and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d) Key Employees. Each of Joseph Chippie, John Coleman and Robert Faries shall be employees of Target or the Target Bank, as applicable, during the period from the date of this Agreement until the Effective Time and shall be employed by Target or the Target Bank as of the Effective Time, in substantially the same capacity and with substantially the same responsibilities as such employee holds as of the date of this Agreement, other than the cessation of employment of any such employee as a result of the death or disability of such employee.

(e) FIRPTA Certificate. Target shall have delivered to Buyer a certificate stating that Target Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Code of Federal Regulations, in form and substance satisfactory to Buyer.

8.3	Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Sections 5.4(a) and (c) shall be true and correct (except for inaccuracies which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). The representations and warranties of Buyer set forth in Sections 5.4(b) and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded). Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Buyer shall have delivered to Target (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.

(d) Advisory Board. Buyer shall have formed an Advisory Board for southern Delaware and shall have appointed a chair of such advisory board mutually agreed upon by Target and Buyer.

ARTICLE 9

TERMINATION

9.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, (iii) the stockholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon;

(c) By either Party in the event that the Merger shall not have been consummated by November 24, 2014 if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By Buyer in the event that the board of directors of Target has (i) failed to recommend the Merger and the approval of this Agreement to the stockholders of Target or changed the Target Recommendation in any manner adverse to Buyer, (ii) breached the terms of Section 7.2 in any respect adverse to Buyer, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold the Stockholders’ Meeting in accordance with Section 7.1;

(e) By Target pursuant to Section 7.2(d), provided that concurrently with such termination, Target pays the Termination Fee to Buyer in accordance with Section 10.3(b);

(f) By Target in the event that any of the conditions precedent to the obligations of Target to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Target’s breach of Section 7.1 or 7.2, Target’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by Target of any of its material representations or warranties contained in this Agreement); or

(g) By Buyer in the event that any of the conditions precedent to the obligations of Buyer to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Buyer’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by Buyer of any of its material representations or warranties contained in this Agreement).

(h) Decline in Buyer Common Stock Price. By Target, if the Target Board so determines by a vote of the majority of the members of the entire Target Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.85; and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Target elects to exercise its termination right pursuant to this Section 9.1(h), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Target Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.85 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects within such five-day period, it shall give prompt written notice to Target of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 9.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Buyer Common Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Buyer Common Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Buyer Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

(i) By Buyer if the results of the Review are not satisfactory to Buyer in its sole and absolute discretion; provided that the right of Buyer to terminate this Agreement pursuant to this Section 9.1(i) shall terminate on the 61st day after the date of this Agreement

9.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and Articles 1, 2, 3 and 10.

ARTICLE 10

MISCELLANEOUS

10.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Target or publicly announced to Target’s stockholders and whether binding or non-binding) by any Person (other than a Buyer Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target by any Person or “Group” (other than a Buyer Entity) of 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a Buyer Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target or any of its Subsidiaries pursuant to which the stockholders of Target immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the Assets of Target and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Target.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means a non-certificated share of Target Common Stock represented by book-entry.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the Bank or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer Capital Stock” means, collectively, Buyer Common Stock, any preferred stock of Buyer and any other class or series of capital stock of Buyer.

“Buyer Common Stock” means the $0.01 par value common stock of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Entity” means any of Buyer and all Buyer Subsidiaries.

“Buyer Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of September 30, 2013, and as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended September 30, 2013, and for each of the three fiscal years ended December 31, 2012, 2011, and 2010, as filed by Buyer in SEC Documents, and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Buyer Options” means each option or other Equity Right to purchase shares of Buyer Common Stock pursuant to stock options or stock appreciation rights.

“Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer designated as follows: the WSFS Financial Corporation, 1994 Short Term Management Incentive Plan Summary Plan, as amended; the Amended and Restated Wilmington Savings Fund Society, Federal Savings Bank 1997 Stock Option Plan; the WSFS Financial Corporation 2005 Incentive Plan, as amended, and the WSFS Financial Corporation 2013 Incentive Plan.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer after the date hereof and held as a Subsidiary by Buyer at the Effective Time.

“Call Reports” mean the Target Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Closing Date” means the date on which the Closing occurs.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Target Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” or “Federal Reserve System” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Target is party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to the Target, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Ordinary Course” means the conduct of the business of Target and the Target Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Target and the Target Bank’s practices and procedures prior to and as of such date.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Target or Buyer, and “Parties” means Target and Buyer.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Per Share Cash Amount” means $60.00.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed prior to the date hereof.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the stockholders of Target pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Board of Governors of the Federal Reserve System, the OCC, the FDIC, the IRS, the DOL, the Pension Benefit Guarantee Corporation, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Buyer or any of its Subsidiaries with the SEC on or after January 1, 2009.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Split Election Shares” means shares of Target Common Stock pursuant to which any holder of such shares has made a proper Election on the Form of Election delivered to, and received by, the Exchange Agent on or prior to the Election Deadline, to receive the Stock Consideration for half of the shares of Target Common Stock held by such holder and to receive the Cash Consideration for the remaining half of the shares of Target Common Stock held by such holder with any such holder holding an odd number of shares of Target Common Stock making an Election to receive either the Stock Consideration or the Cash Consideration for the remaining odd share of Target Common Stock.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Target determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Target’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “100%”.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Target Common Stock” means the $0.01 par value common stock of Target.

“Target Entities” means, collectively, Target and all Target Subsidiaries.

“Target Entity” means any of Target and all Target Subsidiaries.

“Target Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Target as of September 30, 2013, and as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended September 30, 2013, and for each of the fiscal years ended December 31, 2012, 2011, and 2010, and (ii) the consolidated statements of condition of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Target Subsidiary” means the Subsidiaries of Target, which shall include the Target Bank and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target after the date hereof and held as a Subsidiary by Target at the Effective Time.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2	Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

Advisory Board	6
Agreement	4
ALLL	27
Average Closing Price	49
Bank Merger	5
Book-Entry Share	7
Burdensome Condition	40
Buyer	4
Buyer Bank	5
Buyer Certificates	10
Buyer Ratio	48
Buyer SEC Reports	29
Canceled Shares	9
Cash Consideration	6
Cash Election	6
Cash Election Shares	6
Cash Value	7
Certificate	7
Closing	4
Covered Employees	42
Derivative Transaction	25
Determination Date	49
DGCL	4
Dissenting Shares	12
Dissenting Stockholders	12
DOL	22
EESA	23
Effective Time	5
Election	9
Election Deadline	10
Exchange Agent	10
Exchange Agent Agreement	10
Exchange Fund	11
Exchange Ratio	6
FDIA	16
FDIC	16
Final Index Price	49
Form of Election	9
Holder	9
Indemnified Party	43
Index Group	49
Index Price	49
Index Ratio	48
IRS	22
Mailing Date	9
Maximum Amount	44
Merger	4

Merger Consideration	6
Money Laundering Laws	21
Non-Electing Shares	6
Notice Period	39
NRSA	4
OCC	16
OFAC	27
Permitted Liens	19
Proxy Statement	37
Reallocated Cash Shares	7
Reallocated Stock Shares	8
Regulatory Communication	40
Requisite Regulatory Approvals	45
Retiree Medical Coverage	42
Review	37
Safety and Soundness Examination	36
Sanctions	27
Sections 92A.300 to 92A.500	12
Starting Date	49
Starting Price	49
Stock Consideration	6
Stock Election	6
Stock Election Shares	6
Stockholders’ Meeting	38
Subsidiary Plan of Merger	5
Surviving Entity	5
Takeover Laws	25
Target	4
Target Bank	5
Target Bank Common Stock	15
Target Benefit Plans	22
Target Contracts	24
Target ERISA Plan	22
Target Recommendation	38
Target Stockholder Approval	38
Tax Opinion	45
Termination Fee	60
Written Agreement	36

(a) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger.

10.3	Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Notwithstanding the foregoing, if:

(i) Either Target or Buyer terminates this Agreement pursuant to Section 9.1(b)(i), 9.1(b)(iii) or 9.1(c), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced or informed (either orally or in writing) any Target Entity of an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated;

(ii) Buyer shall terminate this Agreement pursuant to Section 9.1(d); or

(iii) Target shall terminate this Agreement pursuant to Section 9.1(e),

then Target shall pay to Buyer an amount equal to $2,880,000 (the “Termination Fee”). The payment of the Termination Fee by Target pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Buyer in the event of termination of this Agreement pursuant to Sections 9.1(b)(i), 9.1(b)(iii), 9.1(c), or 9.1(e). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (iii) of this Section 10.3(b), the Termination Fee shall be paid in same day funds at or prior to the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Target fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

10.4	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

10.5	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after Target Stockholder Approval of this Agreement has been obtained; provided, that after obtaining Target Stockholder Approval, there shall be made no amendment that requires further approval by such Target stockholders.

10.6	Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Buyer:		WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, DE 19801
Facsimile Number: (302) 571-6842

Attention: Stephen Fowle

Copy to Counsel:		DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004
Facsimile Number: (202) 799-5000

	Attention:	Frank M. Conner III
Michael P. Reed

Target:		First Wyoming Financial Corporation
120 West Camden-Wyoming Avenue
Wyoming, DE 19934

Attention: Joseph Chippie, President and CEO

Copy to Counsel:		Gerrish McCreary Smith, PC
700 Colonial Road, Suite 200
Memphis, TN 38117
Facsimile Number: (901) 684-2339

	Attention:	Jeffrey C. Gerrish
Greyson E. Tuck

10.9	Governing Law.

Regardless of any conflict of Law or choice of Law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to the conflict of Laws principles thereof or of any other jurisdiction. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.10	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

10.11	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15	Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall apply only to the indicated Section of this Agreement, except to the extent that the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By:	/s/ Stephen A. Fowle

	Name:	Stephen A. Fowle

	Title:	Chief Financial Officer

FIRST WYOMING FINANCIAL CORPORATION

By:	/s/ Joseph E. Chippie

	Name:	Joseph E. Chippie

	Title:	President and Chief Executive Officer

Exhibit A Subsidiary Plan of Merger

Agreement and Plan of Merger

between

The First National Bank of Wyoming, N.A.

and

Wilmington Savings Fund Society, FSB

under the charter of

Wilmington Savings Fund Society, FSB

under the title of

Wilmington Savings Fund Society, FSB

This Agreement and Plan of Merger (the “Agreement”) made between The First National Bank of Wyoming, N.A.(“FNBW”), a national banking association organized under the laws of the United States, being located at Wyoming, county of Kent, in the state of Delaware, with total capital of $[—] million, paid in capital of $[—] million for [—] shares of common stock, each with a par value $[—] per share, surplus of $[—] million, and undivided profits or capital reserves of $[—] million, as of [DATE], 201[4], and Wilmington Savings Fund Society, FSB (“WSFS” and together with FNBW, the “Merging Banks”), a federal savings bank organized under the laws of the United States, being located at Wilmington, county of New Castle, in the state of Delaware, with total capital of $[—] million, paid in capital of $[—] million for [1,080,000] shares of common stock, each with a par value of $12.50 per share, surplus of $[—] million, and undivided profits and capital reserves of $[—] million, as of [DATE], 201[4], each acting pursuant to a resolution of its board of directors, adopted by unanimous consent of its directors, witnessed as follows:

Section 1.

FNBW shall be merged with and into WSFS under the charter of the latter (the “Merger”).

Section 2.

The name of the receiving association (hereinafter referred to as the “Association”) shall be Wilmington Savings Fund Society, FSB.

Section 3.

The business of the Association shall be that of a federal savings bank. This business shall be conducted by the Association at its main office to be located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, DE 19801 and at its legally established branches.

Section 4.

The amount of capital stock of the Association shall be $[—], divided into [—] shares of common stock, each of $[—] par value, and at the time the Merger shall become effective, the Association shall have a surplus of $[—], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between [DATE], 201[4], and the effective time of the Merger.

Section 5.

All assets as they exist at the effective time of the Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the Merging Banks existing as of the effective time of the Merger.

Section 6.

FNBW shall contribute to the Association acceptable assets having a book value, over and above its liability to its creditors and having an estimated fair value over and above its liability to its creditors.

At the effective time of the Merger, WSFS shall have on hand acceptable assets having book value above its liabilities to its creditors, and having a fair value, over and above its liability to its creditors above its liabilities to its creditors.

Section 7.

Of the capital stock of the Association, the presently outstanding [—] shares of common stock each of $[—] par value, and the holders of it shall retain their present rights, and the shares of FNBW shall be cancelled for no consideration.

Section 8.

Neither FNBW nor WSFS shall declare nor pay any dividend to its shareholders between the date of this Agreement and the time at which the Merger shall become effective, nor dispose of any of its assets in any other manner, except in the normal course of business and for adequate value.

Section 9.

The present board of directors of WSFS shall continue to serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

Section 10.

Effective as of the time this Merger shall become effective as specified in the Merger approval to be issued by the Comptroller of the Currency, the Articles of Association of the resulting bank shall read in their entirety as attached hereto at Appendix A, which shall be the Articles of Association of WSFS as in existence immediately prior to the effective time of the Merger.

The bylaws of WSFS in effect immediately prior to the effective time of the Merger shall be the bylaws of the Association following the Merger and shall read in their entirety as attached hereto at Appendix B until otherwise amended or repealed, .

Section 11.

This Agreement may be terminated by the mutual written consent of WSFS and FNBW.

Section 12.

This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the Merging Banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the Merger shall become effective at the time specified in a Merger approval to be issued by the Comptroller of the Currency of the United States.

Section 13.

Representations and Warranties. Each of WSFS and FNBW hereby represents and warrants to the other that (a) it has full power and authority to enter into this Agreement; (b) this Agreement does not conflict with or violate or cause it to be in default under any other agreement, document or instrument to which it is a party or by which it or its assets is bound or affected; and (c) this Agreement is a valid, binding and enforceable obligation against it, except as such enforceability may be limited by creditors rights laws and general principles of equity.

Conditions Precedent. WSFS and FNBW agree that the Merger shall not occur under this Merger Agreement until after (a) the closing of the sale contemplated by the Agreement and Plan of Reorganization by and between WSFS Financial Corporation and First Wyoming Financial Corporation, dated as of November 24, 2013 (the “Parent Transaction”); and (b) the receipt of all necessary regulatory approvals for the transactions contemplated for consummation of the Parent Transaction and the Merger.

Section 14.

Further Assurances. WSFS and FNBW agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Amendment and Waivers. Any term of this Agreement may be amended, modified or terminated only with the written consent of WSFS and FNBW or waived only with the written approval of the party granting the waiver.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States of America, and in the absence of applicable Federal laws then by the laws of the State of Delaware.

Construction. Each of the Merging Banks acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

[Signatures on Following Page]

WITNESS, the signatures of WSFS and FNBW this      day of             , 201[4], each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

Attest:	THE FIRST NATIONAL BANK OF WYOMING, N.A.

By:
President

Cashier

Attest:	WILMINGTON SAVINGS FUND SOCIETY, FSB

By:
President

Cashier

Appendix A

Articles of Association

Appendix B

Bylaws

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Reorganization, dated as of November 24, 2013 (the “Merger Agreement”), is entered into as of February 18, 2014, by and among WSFS Financial Corporation, a Delaware corporation (“WSFS”), and First Wyoming Financial Corporation, a Nevada corporation (“First Wyoming”). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 10.5 of the Merger Agreement to update certain matters set forth in Sections 1.2, 1.7, 8.1(f) and 10.8, in each case as set forth below.

NOW, THEREFORE, in consideration of the above and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Amendment hereby agree as follows:

1. Amendment to Section 1.2 of the Merger Agreement. The second sentence of Section 1.2 is hereby amended and restated in its entirety to read as follows:

The Closing shall be held at the offices of Covington & Burling LLP, located at 1201 Pennsylvania Ave, NW, Washington, DC 20004, unless another location is mutually agreed upon by the Parties.

2. Amendment to Section 1.7 of the Merger Agreement. The first three sentences of Section 1.7 are hereby amended and restated in their entirety to read as follows:

Simultaneously with the Effective Time of the Merger, The First National Bank of Wyoming, a national banking association and a wholly owned Subsidiary of Target (the “Target Bank”), will merge (the “Bank Merger”) with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned Subsidiary of Buyer (the “Buyer Bank”). The Buyer Bank shall be the surviving entity (the “Surviving Entity”) in the Bank Merger and shall continue its corporate existence under the name “Wilmington Savings Fund Society, FSB,” and, following the Bank Merger, the separate corporate existence of the Target Bank shall cease. The Parties agree that the Bank Merger shall become effective at the Effective Time.

3. Amendment to Section 8.1(f) of the Merger Agreement. Section 8.1(f) is hereby amended and restated in its entirety to read as follows:

(f) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “ Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Target and Buyer reasonably satisfactory in form and substance to such counsel.

4. Amendment to Section 10.8 of the Merger Agreement. The third paragraph of Section 10.8 following is hereby amended and restated in its entirety to read as follows:

Copy	to Counsel: Covington & Burling LLP

1201 Pennsylvania Ave, NW

Washington, DC 20004

Facsimile Number: (202) 662-6291

Attention: Frank M. Conner III

Michael P. Reed

5. Miscellaneous.

(a) From and after the date hereof, all references in the Merger Agreement to “this Agreement” and similar phrases shall be deemed to mean the Merger Agreement as amended by this Amendment. All of the terms and provisions of the Merger Agreement, as amended hereby, shall continue in full force and effect in accordance with their respective terms.

(b) This Amendment shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to conflict of Laws principles thereof or of any other jurisdiction. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any state or federal court sitting in the State of Delaware.

(c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed signature pages to this Amendment may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By	/s/ Stephen A. Fowle
Name:	Stephen A. Fowle
Title:	Chief Financial Officer

FIRST WYOMING FINANCIAL CORPORATION

By	/s/ Joseph E. Chippie
Name:	Joseph E. Chippie
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement Amendment]

ANNEX II

NEVADA REVISED STATUTE SECTIONS 92A.300 THROUGH 92A.500

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

DEMAND FOR PAYMENT BY A DISSENTING STOCKHOLDER

The undersigned is the owner of the following number of shares of common stock of First Wyoming Financial Corporation, a Nevada corporation, and hereby demands payment for the same:

Common Stock:                      shares

The undersigned represents and warrants that the foregoing shares are all of the shares of common stock of First Wyoming Financial Corporation beneficially owned by the undersigned, except that if the undersigned is a nominee holder this Form for Demanding Payment by a Dissenting Stockholder is accompanied by a certification by each beneficial stockholder that both the beneficial owner and the record holders of all shares of common stock owned beneficially by the beneficial owner have asserted, or will timely assert, dissenter’s rights as to all the shares beneficially owned by the beneficial owner.

By initialing in the box to the right of this statement, the undersigned, or the person on whose behalf the undersigned is asserting dissenters’ rights, hereby certifies that the undersigned acquired ownership of the foregoing shares before November 25, 2013, the date of the first announcement of the terms of the proposed action to the public (Any failure to so initial will be interpreted as a failure to provide this certification).

☐

Dissenters’ rights payments with respect to the shares identified above should be sent to the following address:

Signature:

Name of Record Holder:

Name of Beneficial Holder:

Date:

NOTE: THIS DEMAND MUST BE RECEIVED BY FIRST WYOMING FINANCIAL CORPORATION AT 120 WEST CAMDEN-WYOMING AVENUE, WYOMING, DE 19934, ON OR BEFORE 10:30 A.M., LOCAL TIME, ON APRIL 30, 2014. FAILURE TO DELIVER THE DEMAND BY THE DATE INDICATED WILL WAIVE ALL RIGHTS THAT THE STOCKHOLDER HAS TO DISSENT. THIS DEMAND MUST BE ACCOMPANIED BY THE CERTIFICATES, IF ANY, WITH RESPECT TO WHICH DISSENT AND PAYMENT DEMAND IS BEING MADE.

ANNEX III

GERRISH MCCREARY SMITH, PC

Consultants

Greyson E. Tuck Email: gtuck@gerrish.com

700 Colonial Road, Suite 200

Memphis, Tennessee 38117

P. O. Box 242120

Memphis, Tennessee 38124-2120

Telephone: (901) 767-0900

Facsimile: (901) 684-2339

November 22, 2013	CONFIDENTIAL

Board of Directors

First Wyoming Financial Corporation

120 West Camden Wyoming Avenue

Wyoming, DE 19934-1118

Dear Members of the Board:

Gerrish McCreary Smith Consultants, LLC, Memphis, Tennessee is a financial advisory firm that offers financial advisory services to community banks nationwide. As part of its financial advisory business, Gerrish McCreary Smith Consultants, LLC is engaged in the evaluation of the fairness of proposed bank acquisition transactions from a financial point of view. Gerrish McCreary Smith Consultants, LLC’s involvement in the field of bank and thrift acquisitions has allowed us to become knowledgeable with regard to valuation theory and Internal Revenue Service rulings and guidelines involving valuation methodology, and judicial decisions regarding bank and thrift stock valuation matters.

As an expert in this field, you have asked for an opinion as to the fairness of the proposed acquisition of First Wyoming Financial Corporation, Wyoming, Delaware (“FWFC”) by WSFS Financial Corporation, Wilmington, Delaware (“WSFS”) to the shareholders of FWFC from a financial point of view. We understand this Fairness Opinion is to be used to assist the FWFC Board of Directors in determining whether the proposed transaction with WSFS is fair to the FWFC shareholders from a financial point of view and is required pursuant to Section 4.25 of the proposed Agreement and Plan of Reorganization by and between FWFC and WSFS.

In order to complete our assignment, you have provided us with Statements of Condition and Income for September 30, 2013. Additionally, information was provided pertaining to the past operating history of FWFC, previous trades of the FWFC common stock, and other information deemed relevant to our opinion.

In arriving at our opinion as to whether the transaction is fair to the FWFC stockholders from a financial point of view, we have reviewed the information we determined to be relevant to such opinion and examined the financial records of both FWFC and WSFS, including, but not limited to, each organization’s earnings, history, financial condition, operating environment, trading pattern and future prospects. We have also completed interviews with

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax advice contained in this communication (including any attachments) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of (1) avoiding tax-related penalties under the U.S. Internal Revenue Code or (2) promoting, marketing or recommending to another party any transaction or tax-related matters addressed herein.

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Board of Directors	November 22, 2013

the executive management of both organizations. We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us or made publicly available by each organization. We have also assumed and relied, without independent verification, upon the information provided to us by the representatives of each party. We are not experts in the evaluation of Allowances for Loan Losses and have not independently verified such Allowances, and have relied on and assumed that the Allowance for Loan Losses set forth in the balance sheet for each organization as of September 30, 2013 is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.

Gerrish McCreary Smith Consultants, LLC has no present or prospective interest in the proposed acquisition of FWFC by WSFS other than the fee payable to our firm upon completion of this assignment. Neither Gerrish McCreary Smith Consultants, LLC nor any of its stockholders have any personal interest or bias with respect to the parties involved. Our compensation is not contingent on an action or event resulting from the opinion or fair value report.

As a result of our examination of the information deemed relevant to this opinion, and as qualified herein, it is our opinion as of the date hereof that the acquisition of FWFC by WSFS in accordance with the provisions of the Agreement and Plan of Reorganization is fair to the FWFC shareholders from a financial point of view.

Respectfully yours,

Gerrish McCreary Smith Consultants, LLC

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